Exhibit 10.22

AMENDED AND RESTATED

CREDIT AGREEMENT

among

WILLIAMS SCOTSMAN INTERNATIONAL, INC.,

WILLIAMS SCOTSMAN, INC.,

VARIOUS FINANCIAL INSTITUTIONS,

BANK OF AMERICA, N.A.,
as Administrative Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent,

CITICORP USA, INC., WELLS FARGO BANK, N.A. and LEHMAN COMMERCIAL PAPER INC,
as Co-Documentation Agents,

and

BANC OF AMERICA SECURITIES LLC and DEUTSCHE BANK SECURITIES INC.,
as Co-Lead Arrangers and Joint Book Runners

Dated as of June 28, 2005

TABLE OF CONTENTS

ARTICLE 1	Definitions
1.1	General Definitions; Holding Company Applicability
1.2	Accounting Terms and Determinations
1.3	Interpretive Provisions
1.4	No Strict Construction
1.5	Certain Provisions Regarding Holdings

ARTICLE 2	Amount and Terms of Credit
2.1	The Commitments and Loans
2.2	Determination of Borrowing Base for Revolving Loans; etc.
2.3	Borrowing Mechanics
2.4	Settlements Among the Administrative Agent and the Lenders
2.5	Mandatory and Voluntary Payments: Mandatory and Voluntary Reduction of Commitments
2.6	Payments and Computations
2.7	Maintenance of Account
2.8	Statement of Account
2.9	Taxes
2.10	Sharing of Payments
2.11	Bank Products
2.12	Assignment and Assumption on Effective Date

ARTICLE 3	Letters of Credit
3.1	Issuance of Letters of Credit
3.2	Terms of Letters of Credit
3.3	Revolving Credit Lenders’ Participation
3.4	Notice of Issuance
3.5	Payment of Amounts Drawn Under Letters of Credit
3.6	Payment by Revolving Credit Lenders
3.7	Nature of Issuing Lender’s Duties
3.8	Obligations Absolute

ARTICLE 4	Interest, Fees and Expenses
4.1	Interest on Eurodollar Rate Loans
4.2	Interest on Base Rate Loans
4.3	Notice of Continuation and Notice of Conversion
4.4	Interest After Default
4.5	Reimbursement of Expenses
4.6	Unused Line Fee
4.7	Letter of Credit Fees
4.8	Incremental Revolving Credit Commitments
4.9	Other Fees and Expenses

i

4.10	Authorization to Charge Account
4.11	Indemnification in Certain Events
4.12	Calculations
4.13	Change of Applicable Lending Office

ARTICLE 5	Conditions Precedent
5.1	Conditions to Initial Loans and Letters of Credit
5.2	Conditions to All Credit Events

ARTICLE 6	Representations and Warranties
6.1	Corporate Status
6.2	Corporate Power and Authority
6.3	No Violation
6.4	Litigation
6.5	Use of Proceeds
6.6	Governmental Approvals
6.7	Investment Company Act
6.8	Public Utility Holding Company Act
6.9	True and Complete Disclosure
6.10	Financial Condition; Financial Statements
6.11	Locations of Offices, Records, Inventory and Rental Equipment
6.12	Security Interests
6.13	Tax Returns and Payments
6.14	Compliance with ERISA
6.15	Subsidiaries
6.16	Intellectual Property; etc.
6.17	Compliance with Statutes, etc.
6.18	Properties
6.19	Labor Relations; Collective Bargaining Agreements
6.20	Restrictions on Subsidiaries
6.21	Status of Accounts
6.22	Material Contracts
6.23	Existing Indebtedness and Operating Leases
6.24	Guarantee of Certain Notes; Subordinated Guarantor Senior Indebtedness; Credit Agreement; etc.
6.25	Unit Subsidiary
6.26	Rental Equipment; Business of the Credit Parties
6.27	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.
6.28	Insurance
6.29	Ownership of Rental Equipment
6.30	No Permitted Units Financing or Attributable Debt
6.31	Intercreditor Agreement
6.32	Foreign Assets Control Regulations, Etc.

ARTICLE 7	Affirmative Covenants
7.1	Financial Information
7.2	Real Estate Appraisals
7.3	Corporate Franchises
7.4	Compliance with Statutes, etc.
7.5	ERISA
7.6	Good Repair
7.7	Books and Records
7.8	Collateral Records
7.9	Security Interests
7.10	Insurance; Casualty Loss
7.11	Taxes
7.12	End of Fiscal Years; Fiscal Quarters
7.13	Further Assurances
7.14	Maintenance of Separateness
7.15	Collateral Access Agreements
7.16	New Subsidiaries
7.17	Permitted Acquisitions
7.18	Unit Subsidiary; Provisions Relating to Units; etc.
7.19	Use of Proceeds
7.20	Rental Equipment; Business of the Credit Parties
7.21	Ownership of Rental Equipment
7.22	No Permitted Units Financing or Attributable Debt

ARTICLE 8	Negative Covenants
8.1	Consolidation, Merger, Sale or Purchase of Assets, etc.
8.2	Liens
8.3	Indebtedness
8.4	Capital Expenditures
8.5	Investments
8.6	Dividends, etc.
8.7	Transactions with Affiliates
8.8	Changes in Business
8.9	Senior Secured Leverage Ratio
8.10	Consolidated Interest Coverage Ratio
8.11	Utilization
8.12	Creation of Subsidiaries
8.13	Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Governing Documents, Preferred Stock and Certain Other Agreements; etc.
8.14	Issuance of Stock
8.15	Limitation on Restrictions Affecting Subsidiaries
8.16	No Additional Bank Accounts
8.17	No Excess Cash
8.18	Account Terms
8.19	Permitted Preferred Stock

8.20	Unit Subsidiary
8.21	Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization etc.

ARTICLE 9	Events of Default and Remedies
9.1	Events of Default

ARTICLE 10	The Agents
10.1	Appointment
10.2	Nature of Duties
10.3	Lack of Reliance on the Agents
10.4	Certain Rights of the Agents
10.5	Reliance by the Agents
10.6	Indemnification
10.7	Each Agent in its Individual Capacity
10.8	Holders of Notes
10.9	Resignation by the Agents; Successor Agents; etc.
10.10	Collateral Matters
10.11	Co-Collateral Agents; Separate Collateral Agents
10.12	Actions with Respect to Defaults
10.13	Delivery of Information
10.14	The Syndication Agent and the Co-Documentation Agents

ARTICLE 11	Miscellaneous
11.1	Submission to Jurisdiction; Waivers
11.2	Waiver of Jury Trial
11.3	Governing Law
11.4	Delays: Partial Exercise of Remedies
11.5	Notices
11.6	Benefit of Agreement
11.7	Confidentiality
11.8	Indemnification
11.9	Entire Agreement; Successors and Assigns
11.10	Amendment or Waiver
11.11	Nonliability of Administrative Agent, Collateral Agent and Lenders
11.12	Independent Nature of Lenders’ Rights
11.13	Counterparts
11.14	Effectiveness
11.15	Headings Descriptive
11.16	Maximum Rate
11.17	Right of Setoff
11.18	Other Credit Documents
11.19	Certain Provisions Regarding Perfection of Security Interests
11.20	[Intentionally Omitted]
11.21	Acknowledgements Regarding Security Bond Obligations
11.22	PATRIOT Act Notice

11.23	Amendment and Restatement

ARTICLE 12	Holdings Secured Guaranty
12.1	The Holdings Secured Guaranty
12.2	Bankruptcy
12.3	Nature of Liability
12.4	Independent Obligation
12.5	Authorization
12.6	Reliance
12.7	Subordination
12.8	Waiver
12.9	Limitation on Enforcement

v

SCHEDULE I	Lender Commitments and Term Loan Outstandings
SCHEDULE II	Lenders Addresses
SCHEDULE III	Existing Indebtedness and Operating Leases
SCHEDULE IV	Real Properties
SCHEDULE V	Existing Letters of Credit
SCHEDULE VI	Location of Offices, Records, Inventory and Rental Equipment
SCHEDULE VII	Tax Matters
SCHEDULE VIII	ERISA Matters
SCHEDULE IX	Subsidiaries
SCHEDULE X	Collective Bargaining Agreements
SCHEDULE XI	Legal Names; Type of Organization; Jurisdiction of Organization
SCHEDULE XII	Insurance
SCHEDULE XIII	8.1(o) Conditions
SCHEDULE XIV	Existing Liens
SCHEDULE XV	Surety Liens
SCHEDULE XVI	Existing Investments
SCHEDULE XVII	Bank Accounts
SCHEDULE XVIII	Holdings Article 7 and 8 Covenants
SCHEDULE XIX	Affiliate Transactions
SCHEDULE XX	Subordinated Guarantor Senior Indebtedness
SCHEDULE XXI	First Lien Obligations Exception

EXHIBIT A-1	Form of Term Note
EXHIBIT A-2	Form of Revolving Note
EXHIBIT B-1	Form of Notice of Borrowing
EXHIBIT B-2	Form of Letter of Credit Request
EXHIBIT B-3	Form of Notice of Continuation
EXHIBIT B-4	Form of Notice of Conversion
EXHIBIT C-1	Form of Collection Bank Agreement
EXHIBIT C-2	Form of Canadian Bank Control Agreement
EXHIBIT D	Form of Section 2.9(b)(ii) Certificate
EXHIBIT E-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to Holdings and the Borrower
EXHIBIT E-2	Form of Opinion of Davies Ward Phillips & Vineberg LLP
EXHIBIT F-1	Form of U.S. Security Agreement
EXHIBIT F-2	Form of Canadian Security Agreement
EXHIBIT G	Form of Collateral Access Agreement
EXHIBIT H	Form of Officer’s Certificate
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J-1	Form of U.S. Subsidiaries Guaranty
EXHIBIT J-2	Form of Canadian Subsidiaries Guaranty
EXHIBIT K-1	Form of U.S. Pledge Agreement
EXHIBIT L	Form of Mortgage
EXHIBIT M	Form of Custodian Agreement
EXHIBIT N	Form of U.S. Subsidiary Joinder Agreement
EXHIBIT O	Form of Compliance Certificate

EXHIBIT P	Form of Borrowing Base Certificate
EXHIBIT Q-1	Form of Assignment and Assumption Agreement
EXHIBIT Q-2	Form of Notice of Assignment
EXHIBIT R	Form of Incremental Commitment Agreement
EXHIBIT S	Form of Bank Assignment Agreement
EXHIBIT T	Form of Acknowledgment and Agreement to Intercreditor Agreement

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 28, 2005, among WILLIAMS SCOTSMAN INTERNATIONAL, INC. (formerly known as Scotsman Holdings, Inc.), a Delaware corporation (“Holdings”), WILLIAMS SCOTSMAN, INC., a Maryland corporation (the “Borrower”), the Lenders party hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as Syndication Agent (in such capacity, the “Syndication Agent”), CITICORP USA, INC., WELLS FARGO BANK, N.A. and LEHMAN COMMERCIAL PAPER INC., as Co-Documentation Agents (in such capacities, each a “Co-Documentation Agent” and, collectively, the “Co-Documentation Agents”), and BANC OF AMERICA SECURITIES LLC and DEUTSCHE BANK SECURITIES INC., as Co-Lead Arrangers and Joint Book Runners (in such capacities, each a “Co-Lead Arranger” and, collectively, the “Co-Lead Arrangers”).  Capitalized terms used and not otherwise defined herein have the respective meanings set forth in Section 1.1 hereof.

W I T N E S S E T H :

WHEREAS, the Borrower has requested the Lenders to make available to the Borrower a revolving line of credit for loans and letters of credit in an original maximum amount of $500,000,000 and a term loan in an amount not to exceed $150,000,000, which extensions of credit the Borrower will use to refinance existing indebtedness and for its working capital and general corporate needs;

WHEREAS, the Lenders have agreed to make available to the Borrower the credit facilities provided for herein upon the terms and conditions set forth in this Credit Agreement;

WHEREAS, the Borrower and Holdings are parties to a certain Credit Agreement, dated as of March 26, 2002, among the Borrower, Holdings, the lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and certain other Persons, as amended by a First Amendment, dated as of February 27, 2003, a Second Amendment, dated as of August 11, 2003, a Third Amendment, dated as of December 22, 2003, a Fourth Amendment, dated as of September 24, 2004 and a Fifth Amendment, dated as of April 15, 2005 (as so amended, the “Existing Credit Agreement”);

WHEREAS, in connection with the aforesaid credit facilities requested by the Borrower, BofA and DBTCA have purchased from the other lenders party to the Existing Credit Agreement all of such lenders’ right, title and interest in and to the Existing Credit Agreement and the documents and instruments executed and delivered in connection therewith (with certain exceptions), all pursuant to a certain Assignment and Assumption Agreement (the “Bank Assignment Agreement”), dated as of the date hereof, among BofA, DBTCA, the other lenders party to the Existing Credit Agreement, the administrative agent and collateral agent under the Existing Credit Agreement, the Borrower and Holdings;

WHEREAS, the Borrower, Holdings and the Lenders desire to amend and restate the Existing Credit Agreement in its entirety in the manner hereinafter set forth to provide for the aforesaid credit facilities requested by the Borrower from the Lenders;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Credit Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

ARTICLE 1

Definitions

1.1           General Definitions; Holding Company Applicability.  As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

Accounts shall mean, with respect to any Person, all present and future accounts, contract rights and other rights to payment for goods sold or leased (whether or not delivered) or for services rendered which are not evidenced by an instrument, whether or not they have been earned by performance, and any letter of credit, guarantee, security interest or other security issued or granted to secure payment by an account debtor including, without limitation, all rentals, lease payments and other monies earned and to be earned, due and to become due under any Lease.

ACH Transactions shall mean any cash management, disbursement, or related services, including overdrafts and the automated clearinghouse transfer of funds, by BofA for the account of any Credit Party.

Adjusted Net Book Value Percentage shall mean 70%, provided that the Adjusted Net Book Value Percentage shall be subject to adjustment as provided below on each date of the Borrower’s delivery of an appraisal of the Qualified Credit Parties’ Rental Equipment pursuant to this Credit Agreement (for the purposes of this definition, each such date, a Delivery Date).  In the event that on any such Delivery Date, the product of (x) 85% multiplied by (y) the Orderly Liquidation Value on such date (for the purposes of this definition, such product, the Orderly Liquidation Product) is less than the product of (i) 70% multiplied by (ii) the Net Book Value of all of the Qualified Credit Parties’ Eligible Rental Equipment on such date, then the Adjusted Net Book Value Percentage shall be reduced to a percentage such that if such reduced percentage were multiplied by the Net Book Value of all of the Qualified Credit Parties’ Eligible Rental Equipment on such date the resultant product would equal the Orderly Liquidation Product on such date, with the Adjusted Net Book Value Percentage to remain at such reduced percentage until the next succeeding Delivery Date at which time it shall return to 70% or be adjusted to a percentage below 70% in accordance with the provisions above.  In no event shall the Adjusted Net Book Value Percentage exceed 70% at any time.  If at the time the Borrower has repaid more than $75,000,000 in the aggregate of Senior Secured Notes as permitted herein or at the time of any subsequent permitted repayment of Senior Secured Notes the Consolidated Leverage Ratio for the four consecutive fiscal quarter period (taken as one accounting period) of the Borrower most recently ended prior to the date of such repayment for which Financial Statements were required to be delivered pursuant to Section 7.1(a) or (b), on a pro forma basis giving effect to such repayment (as if such repayment had occurred on the last day of such four consecutive fiscal quarter period), is greater than 5.25:1.00, then effective on the date of such repayment, each reference to “70%” or “85%” set forth above shall instead be a reference to “65%” and “80%” respectively (subject to reinstatement to the previous percentages in the event that the Consolidated Leverage Ratio is less than 5.25:1.00 for any four consecutive fiscal quarter period (taken as one accounting period) of the Borrower ending after the fiscal quarter of the Borrower in which such repayment is made).

Administrative Agent shall mean BofA solely in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor thereof as Administrative Agent, appointed as such pursuant to Section 10.9.

Affected Loans shall have the meaning given to such term in Section 2.5(g).

Affiliate shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or any Person who is a director or officer of such Person or any Subsidiary of such Person.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to (i) vote twenty percent or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (ii) direct or cause the direction of management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.  Neither any Lender nor any Person controlling any Lender or under common control with such Lender nor any of their respective Subsidiaries shall be treated as an Affiliate of the Credit Parties or their respective Subsidiaries.  Notwithstanding the foregoing, for purposes of determining the Borrowing Base, no portfolio companies of any of the Equity Investors or of their Affiliates (excluding Holdings and its Subsidiaries) shall be deemed an Affiliate of the Borrower or any Subsidiary of the Borrower.

Agent shall mean and include each of the Administrative Agent, the Collateral Agent, the Syndication Agent and, for the purposes of Section 11.8 and Articles 10 and 12, each Co-Lead Arranger, and Agents shall mean all of such Persons, collectively.

Agent Advance shall have the meaning provided in Section 2.3(c).

Agent Advance Period shall have the meaning given to such term in Section 2.3(c).

Aggregate Supermajority Lenders shall mean those Non-Defaulting Lenders which would constitute Required Lenders under, and as defined in, this Credit Agreement if the percentage “50%” contained therein were changed to “66-2/3%”.

Alternate Currency shall mean, with respect to any Letter of Credit, any currency other than Dollars as may be acceptable to the Administrative Agent and the Issuing Lender with respect thereto in their sole discretion.

Applicable Equity Recapture Percentage shall mean, at any time, (x) in the case of the Holdings IPO, 0%, (y) in the case of any other Public Equity Offering by Holdings, 50%, provided that if at any time the Consolidated Leverage Ratio (as established on the last day of the respective fiscal quarter or year pursuant to the officer’s certificate last delivered (or required to be delivered) pursuant to Section 7.1(a) or (b) but after giving effect to repayments of Loans (but in the case of repayments of Revolving Loans only to the extent the Total Revolving Credit Commitment was contemporaneously reduced by a corresponding amount) made after the last day of such fiscal quarter or year and prior to the respective application of Net Equity Proceeds pursuant to the provisions of Section 2.5(k)) is equal to or less than 3.00:1.00, then the Applicable Equity Recapture Percentage for purposes of this clause (y) shall instead be 25%, provided further, that (i) if the Applicable Equity Recapture Percentage would otherwise be 50% but after giving effect to the respective application of Net Equity Proceeds pursuant to Section 2.5(k) in a percentage less than 50%, the Consolidated Leverage Ratio would be equal to or less than 3.00:1.00, the Applicable Equity Recapture Percentage for the purposes of this clause (y) shall instead be 25% or such higher percentage (not to exceed 50%) as may be necessary to reduce the Consolidated Leverage Ratio to 3.00:1.00 after giving effect to such application and (ii) notwithstanding anything to the contrary contained above, at any time that a Default or an Event of Default is then in existence, the Applicable Equity Recapture Percentage for the purposes of this clause (y) shall be 50%, and (z) in the case of any Equity Issuance by the Borrower or any other Domestic Subsidiary or Canadian Subsidiary of Holdings, 100%.

Applicable Lending Office shall mean, with respect to each Lender, such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan and such Lender’s Domestic Lending Office in the case of a Base Rate Loan.

Applicable Margin shall mean (i) initially a percentage per annum equal to (x) in the case of Loans maintained as Base Rate Loans, 1.00%, and (y) in the case of Loans maintained as Eurodollar Rate Loans, 2.50%, and (ii) from and after October 1, 2005, the percentage per annum set forth below opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) of Average Excess Availability for the fiscal quarter of the Borrower most recently ended; provided that the Applicable Margin shall not change until five (5) Business Days after the end of such fiscal quarter.

Level	Average Excess Availability	Eurodollar Rate Loans	Base Rate Loans
Level 1	Greater than $250,000,000	2.25%	0.75%

Level 2	Equal to or less than $250,000,000 but greater than $100,000,000	2.50%	1.00%

Level 3	Equal to or less than $100,000,000	2.75%	1.25%

In the event that (i) the Consolidated Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower (taken as one accounting period) is less than 5.25:1.00 (such Consolidated Leverage Ratio to be determined based on the delivery of a certificate signed by a Responsible Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days of the last day of any fiscal quarter (or 90 days of the last day of any fiscal year) of the Borrower, which certificate shall set forth the calculation of the Consolidated Leverage Ratio as at the last day of the four consecutive fiscal quarter period of the Borrower then ended), then each of the Applicable Margins set forth in the table above will be reduced by 0.25% and (ii) the Consolidated Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower (taken as one accounting period) is less than 4.50:1.00, determined as set forth in clause (i) above, then each of the Applicable Margins set forth in the table above will be reduced by 0.50% (without giving effect to any reduction based upon clause (i) above), in each case the reduction shall be for the period commencing on the date five (5) Business Days after the date of delivery of the certificate of a Responsible Officer of the Borrower and ending on the date five (5) Business Days after the date on which the next certificate of a Responsible Officer of the Borrower is delivered to the Administrative Agent, provided that if no certificate has been delivered to the Administrative Agent within 45 days after the last day of the most recently ended fiscal quarter (or 90 days after the last day of any fiscal year) of the Borrower, the Applicable Margins set forth in the table above (without giving effect to any reduction based upon this paragraph) shall be applicable until five (5) Business Days after the date the Borrower delivers a new certificate to the Administrative Agent indicating a Consolidated Leverage Ratio that is less than 5.25:1.00 or 4.50:1.00.

Notwithstanding anything to the contrary contained above in this definition, Level 3 Applicable Margins (without giving effect to any reduction based upon the Consolidated Leverage Ratio) shall apply at all times during which there shall exist any Event of Default (it being understood that after all Events of Default have been cured, the applicable Applicable Margin shall be determined as otherwise provided above in this definition).

Applicable Unused Line Fee Percentage shall mean the percentage per annum set forth below opposite the respective Level (i.e., Level 1 or Level 2, as the case may be) of Average Revolver Usage for the calendar month most recently ended (or, for the first payment of the Unused Line Fee under Section 4.6, for the period commencing on the Initial Borrowing Date and ending on the last day of the calendar month in which the Initial Borrowing Date occurred); provided that the Applicable Unused Line Fee Percentage shall not change until five (5) Business Days after the end of such calendar month (or shorter period).

Level	Average Revolver Usage	Unused Line Fee
Level 1	Less than 50%	0.375%

Level 2	Equal to or greater than 50%	0.250%

Notwithstanding anything to the contrary contained above in this definition, Level 1 pricing shall apply at all times during which there shall exist any Default or Event of Default (it being understood that after all Defaults and Events of Default have been cured, the applicable pricing level shall be determined as otherwise provided above in this definition).

Assignment and Assumption Agreement shall have the meaning given to such term in Section 11.6(b)(A).

Asset Sale shall mean the sale, transfer or other disposition by Holdings, the Borrower or any Subsidiary of Holdings or the Borrower to any Person other than the Borrower or any Subsidiary Guarantor of any asset of Holdings, the Borrower or such Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business of inventory (including Rental Equipment) and/or obsolete or excess equipment); provided that, except as otherwise provided in the immediately succeeding proviso, all sale-leaseback transactions shall be deemed to constitute Asset Sales, provided, further, any such sales, transfers or other dispositions (whether in one or a series of such transactions) generating Net Sale Proceeds of less than $250,000 shall not constitute an Asset Sale for the purposes of this Credit Agreement.

Attorney Costs shall mean and include all reasonable fees, expenses, and disbursements of any law firm or other counsel engaged by the Administrative Agent, the Collateral Agent or the Syndication Agent.

Auditors shall mean a nationally-recognized firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Administrative Agent.  For purposes of this Credit Agreement, the Borrower’s current firm of independent public accountants, Ernst & Young LLP, shall be deemed to be satisfactory to the Administrative Agent.

Average Excess Availability shall mean, for any period, an amount equal to (i) the sum of Excess Availability for each day during such period, divided by (ii) the number of days in such period.

Average Lease Term shall mean, as of any date, an amount equal to (x) the total number of months that all Rental Equipment has been on rent as of such date (including for this purpose the month in which the date recalculation occurs) divided by (y) the number of all existing Units on rent as of such date.

Average Rental Rate shall mean, at any time, the average monthly rental payment per unit of leased Rental Equipment.

Average Revolver Usage shall mean, for any period, an amount equal to (i) the quotient of (x) the sum of the Revolving Outstandings for each day during such period, divided by (y) the number of days in such period, divided by (ii) the quotient of (x) the sum of the Total Revolving Credit Commitments for each day during such period, divided by (y) the number of days in such period, all as determined by the Administrative Agent.

Bank Assignment Agreement shall have the meaning given to such term in the recitals to this Credit Agreement.

Bank Products shall mean each and any of the following types of services or facilities extended to any of the Credit Parties by BofA or any Affiliate of BofA or any other Lender (or any of its Affiliates) reasonably acceptable to the Administrative Agent (it being agreed by the Administrative Agent that each of the Lenders party to this Credit Agreement (and their respective Affiliates) on the Effective Date is reasonably acceptable to the Administrative Agent):  (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH Transactions, and interstate depository network services), (c) Hedge Agreements; and (d) foreign exchange; provided that Bank Products consisting of cash management services, including controlled disbursement services, and ACH Transactions may only be provided to a Credit Party by BofA or any Affiliate of BofA.

Bankruptcy Code shall have the meaning given to such term in Section 9.1(e).

Base Rate shall mean, for any day, the greater of (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by BofA based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate) or (b) the Federal Funds Rate in effect for such day, plus 0.50% per annum, provided, that, in the Administrative Agent’s sole discretion, such amount is subject to change at any time without notice to the Borrower (it being understood and agreed that no change shall be made under this proviso except as a result of a change in the above “prime rate” or Federal Funds Rate).  With respect to any determination of any interest rate which is based on the Base Rate, any change in the prime rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change, and any change in the Federal Funds Rate shall take effect as of the date of such change.

Base Rate Loan shall mean a Loan bearing interest as provided in Section 4.2.

Board of Directors shall mean the Board of Directors of Holdings.

BofA shall mean Bank of America, N.A. (and shall include any successor thereto).

Borrower shall have the meaning given to such term in the preamble to this Credit Agreement.

Borrowing shall mean an incurrence of Revolving Loans or Term Loans of the same Type from all the Lenders on the same day (or resulting from Conversion or Continuance on the same date), having, in the case of Eurodollar Rate Loans, the same Interest Period.

Borrowing Base shall have the meaning given to such term in Section 2.2(a).

Borrowing Base Certificate shall have the meaning given to such term in Section 7.1(e).

Borrowing Base Deficiency shall mean, at any time, the amount, if any, by which the Revolving Outstandings at such time exceeds the Borrowing Base at such time.

BTCC shall mean BT Commercial Corporation (and shall include any successor thereto).

Business Day shall mean (a) any day that is not a Saturday, Sunday or a day on which banks in New York, New York or Charlotte, North Carolina are required or permitted to be closed and (b) with respect to all notices, determinations, fundings, and payments in connection with the Eurodollar Rate or Eurodollar Rate Loans, any day that is a Business Day pursuant to clause (a) preceding and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

Canadian Bank Control Agreement shall have the meaning provided in Section 2.6(e).

Canadian Security Agreement shall mean and include the security agreement executed by WSC pursuant to Section 5.1(d)(ii) and each other security agreement from time to time executed by any Canadian Subsidiary pursuant to Section 7.16 or in connection with any designation by the Borrower of an additional province of Canada as a Qualified Canadian Jurisdiction, in each case in the form of Exhibit F-2 or such other form or forms as Canadian counsel for the Collateral Agent may suggest with respect to the Canadian Subsidiary to become party, or the assets subject, thereto or as may otherwise be reasonably acceptable to the Collateral Agent, and as same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Canadian Subsidiaries Guaranty shall mean and include the guaranty executed by WSC pursuant to Section 5.1(s)(ii) and each other guaranty from time to time executed by any other Canadian Subsidiary pursuant to Section 7.16, in each case in the form of Exhibit J-2 or such other form as Canadian counsel for the Collateral Agent may suggest with respect to the Canadian Subsidiary party thereto or as may otherwise be reasonably acceptable to the Collateral Agent, and as same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Canadian Subsidiary shall mean, as to any Person, any Subsidiary of such Person that is organized under the laws of Canada or any province thereof.  Unless otherwise qualified, all references to a “Canadian Subsidiary” or to “Canadian Subsidiaries” in this Credit Agreement shall refer to a Canadian Subsidiary or Canadian Subsidiaries of Holdings.

Canadian Subsidiary Guarantor shall mean (i) WSC and (ii) each Canadian Subsidiary of Holdings that executes and delivers a counterpart of the Canadian Subsidiaries Guaranty after the Effective Date pursuant to the requirements of Section 7.16.

CapEx Rollover Amount shall have the meaning given to such term in Section 8.4(b).

Capital Expenditures shall mean, as applied to any Person for any period, the aggregate of all expenditures of (whether paid in cash or accrued as liabilities (including Capitalized Lease Obligations)) such Person and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in property and equipment or, with respect to Rental Equipment, lease equipment reflected in the consolidated balance sheet of such Person; provided that Capital Expenditures shall not include the purchase price paid in connection with Permitted Acquisitions consummated in accordance with Section 7.17.

Capital Lease, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person or any of its Subsidiaries as lessee which, in conformity with GAAP, is accounted for as a capital lease on the consolidated balance sheet of that Person.

Capitalized Lease Obligations shall mean the obligations under Capital Leases of the Borrower and its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

Cash Equivalents shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from S&P or Moody’s; (iii) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (v) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above; and (vi) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) through (v) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

Casualty Loss shall have the meaning given to such term in Section 7.10.

CERCLA shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

Certificate of Title shall mean certificates of title, certificates of ownership or other registration certificates issued or required to be issued under the certificate of title or other similar laws of any State for any of the Rental Equipment.

Certificated Units shall mean each Unit that is the subject of a Certificate of Title issued under the motor vehicle or other applicable statute of any State of the United States of America.

Change of Control shall mean, at any time and for any reason whatsoever, (a) Holdings shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the Borrower’s capital stock or (b) the Borrower shall cease to own directly 100% on a fully diluted basis of the economic and voting interests in the Unit Subsidiary’s equity or (c) the Equity Investors and/or their respective Affiliates and Permitted Transferees shall cease to own on a fully diluted basis in the aggregate (x) prior to the consummation of the Holdings IPO, at least 51% of the economic and voting interest in Holdings’ capital stock and (y) after consummation of the Holdings IPO, at least 25% of the economic and voting interest in Holdings’ capital stock or (d) after the consummation of the Holdings IPO, the Equity Investors and/or their respective Affiliates and Permitted Transferees shall own on a fully diluted basis in the aggregate less than 35% of the economic and voting interest in Holdings’ capital stock and any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than the Equity Investors and their respective Affiliates and Permitted Transferees) shall own on a fully diluted basis in the aggregate a percentage of the economic and voting interest in Holdings’ capital stock greater than the percentage of the economic and voting interest in Holdings’ capital stock owned in the aggregate at such time by the Equity Investors and/or their respective Affiliates and Permitted Transferees on a fully diluted basis or (e) Continuing Directors cease to constitute a majority of the members of the Board of Directors of Holdings or (f) a “change of control” or similar event shall occur as provided in any Permitted Preferred Stock (or the certificates of designation therefor), the Senior Secured Notes Documents, the Senior Unsecured Notes Documents or any agreement, document or instrument governing Indebtedness permitted under Section 8.3(n).

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Credit Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

Co-Documentation Agent shall have the meaning given to such term in the preamble to this Credit Agreement.

Co-Lead Arranger shall have the meaning given to such term in the preamble to this Credit Agreement.

Collateral shall mean all of the Collateral as defined in the Collateral Documents.

Collateral Access Agreements shall have the meaning given to such term in Section 5.1(e).

Collateral Agent shall mean, collectively, BofA acting as collateral agent pursuant to the Collateral Documents, any Affiliate of BofA acting as a sub-collateral agent or a separate collateral agent pursuant to any of the Collateral Documents and DBTCA or any Affiliate thereof (including BTCC) acting as a sub-collateral agent or a separate collateral agent pursuant to any of the Collateral Documents, including with respect to all or any portion of the Certificated Units and, in connection therewith, being the Person whose security interest in such Certificated Units may be noted (in lieu of BofA) from time to time on certificates of title issued with respect to such Certificated Units.

Collateral Documents shall mean each Mortgage, each Security Agreement, the U.S. Pledge Agreement, the Concentration Account Agreement, the Collection Bank Agreements, the Custodian Agreement and all other contracts, instruments and other documents now or hereafter executed and delivered in connection with this Credit Agreement or the Existing Credit Agreement, pursuant to which liens and security interests are granted to the Collateral Agent in the Collateral for the benefit of the Lenders and any other Secured Creditors.

Collection Account shall mean the account established at a Collection Bank pursuant to the Collection Bank Agreement, into which funds shall be transferred pursuant to Section 2.6.

Collection Bank shall have the meaning given to such term in Section 2.6(b)(i).

Collection Bank Agreement shall have the meaning given to such term in Section 2.6(b)(i).

Collective Bargaining Agreements shall have the meaning given to such term in Section 5.1(m).

Commitment of a Lender shall mean its Revolving Credit Commitment (if any) and its Incremental Revolving Credit Commitment (if any), as in effect from time to time pursuant to the terms of this Credit Agreement.

Concentration Account shall have the meaning given to such term in Section 2.6(c).

Concentration Account Agreement shall have the meaning given to such term in Section 2.6(c).

Consolidated Debt shall mean, at any time, all Indebtedness of the Borrower and its Subsidiaries (i) for borrowed money or (ii) with respect to Capitalized Lease Obligations, in each case determined on a consolidated basis.

Consolidated EBITDA shall mean, in any fiscal period, Consolidated Net Income (other than extraordinary items of the Borrower and its Subsidiaries for such period but including any Inventory or Rental Equipment adjustments) for such period, (i) plus the amount of all Consolidated Interest Expense, federal, state and local income or franchise tax expense (in each case to the extent such tax expense is included in the Borrower’s Financial Statements as income tax expense), depreciation and amortization, including amortization or write off of any goodwill or other intangibles, for such period, (ii) less gains and plus losses attributable to any fixed asset sales (other than Inventory and Rental Equipment) for such period, (iii) plus the amortization or write-off of deferred or capitalized debt issuance costs for such period, (iv) plus or minus (as the case may be) any other non-cash items (other than any write-off, write-down or reserve established by the Borrower against Accounts, Inventory and/or Rental Equipment) and (v) plus financing fees, tender premiums, call premiums and other non-recurring expenses in connection with (w) this Credit Agreement to the extent payable on the Effective Date or with respect to obtaining Incremental Revolving Credit Commitments, (x) the Holdings IPO, (y) the issuance of Indebtedness permitted pursuant to Section 8.3(n), and (z) the tender for or repurchase of the Senior Secured Notes and the Senior Unsecured Notes, all determined in accordance with GAAP, without duplication and only to the extent added or deducted (as the case may be) in calculating Consolidated Net Income for the respective period.

Consolidated Interest Coverage Ratio shall mean, for any fiscal period, the ratio of (x) Consolidated EBITDA to (y) Consolidated Interest Expense, in each case for such fiscal period.

Consolidated Interest Expense shall mean, for any fiscal period, the aggregate consolidated interest accrued and/or paid by the Borrower and its Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with GAAP during such fiscal period, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation, the interest component of any Capitalized Lease Obligations, net cash costs under any Hedge Agreements, all capitalized interest and interest paid by the Borrower or its Subsidiaries on debt guaranteed by the Borrower or its Subsidiaries; provided that Consolidated Interest Expense shall not include (i) amortization or write-off of deferred or capitalized debt issuance costs or (ii) any financing fees, tender premiums, call premiums and other non-recurring expenses in connection with (w) this Credit Agreement to the extent payable on the Effective Date or with respect to obtaining Incremental Revolving Credit Commitments, (x) the Holdings IPO, (y) the issuance of Indebtedness permitted pursuant to Section 8.3(n) and (z) the tender for or repurchase of the Senior Secured Notes and the Senior Unsecured Notes.

Consolidated Leverage Ratio shall mean, for any fiscal period, the ratio of Consolidated Debt on the last day of such fiscal period to Consolidated EBITDA for such fiscal period; provided that for the purposes of calculating the Consolidated Leverage Ratio only, Consolidated EBITDA for any such period shall be increased (or decreased) on a pro forma basis by Consolidated EBITDA attributable to each Significant Acquisition (or each Significant Divestiture), in each case consummated during such period in accordance with the terms hereof, so long as (in the case of any such increase) the amount of any such increase is the actual Consolidated EBITDA earned by the Person (or directly attributable to the business, product line or assets) acquired pursuant to the respective Significant Acquisition and such actual Consolidated EBITDA is set forth in reasonable detail and with reasonable supporting documentation in a written certificate that is executed by a Responsible Officer of the Borrower and is delivered, and is satisfactory, to the Administrative Agent.

Consolidated Net Income shall mean, for any fiscal period, the consolidated net income of the Borrower and its Subsidiaries for such fiscal period as determined in accordance with GAAP.

Contingent Obligations shall mean as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligations shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) guarantees made by a Person (other than the

Unit Subsidiary) of the obligations of the Borrower or a Wholly-Owned Subsidiary of such Person which do not constitute Indebtedness of the Borrower or such Wholly-Owned Subsidiary and are incurred in the ordinary course of business of the Borrower or such Wholly-Owned Subsidiary.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Continue, Continuation and Continuance each shall refer to a continuation of Loans pursuant to Section 4.3, provided that none of such terms shall be deemed to constitute the making of a Loan for purposes of this Credit Agreement.

Continuing Directors shall mean the directors of Holdings on the Effective Date and each other director if such director’s election or nomination for the election to the Board of Directors is recommended by a majority of the then Continuing Directors.

Convert, Conversion and Converted each shall refer to a conversion of Loans of one Type into Loans of another Type pursuant to Section 4.3, provided that each such term shall not constitute the making of a Loan for purposes of this Credit Agreement.

Credit Agreement shall mean this Credit Agreement, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

Credit Agreement Parties shall mean Holdings and the Borrower.

Credit Documents shall mean, collectively, this Credit Agreement, the Notes, the Fee Letter, each of the Collateral Documents, each Guaranty, each U.S. Subsidiary Joinder Agreement, each Incremental Commitment Agreement and all other documents and agreements now or hereafter executed and delivered by a Credit Party in connection herewith or therewith, as the same may be modified, amended, extended, restated or supplemented from time to time.

Credit Event shall mean the making of a Loan or the issuance of a Letter of Credit.

Credit Party shall mean each of Holdings, the Borrower and the Subsidiary Guarantors, individually, and Credit Parties shall mean two or more of such Persons, collectively.

Custodian Agreement shall have the meaning given to such term in Section 5.1(v).

Cypress Group shall mean the Cypress Group L.L.C., Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. or any new partnership created to co-invest with Cypress Group L.L.C., Cypress Merchant Banking Partners L.P. or Cypress Offshore Partners L.P.; provided that Persons which had a majority of the equity interests in or otherwise controlled Cypress Group L.L.C., Cypress Merchant Banking Partners L.P. and/or Cypress

Offshore Partners L.P. on the Effective Date or any of their Permitted Transferees either (x) hold a majority of the equity interests of such new partnership or (y) control such new partnership.

DBTCA shall mean Deutsche Bank Trust Company Americas (and shall include any successor thereto).

Default shall mean an event, condition or circumstance which with the giving of notice, the passage of time or both would be (if not cured, waived or otherwise remedied during such time) an Event of Default.

Defaulting Lender shall have the meaning given to such term in Section 2.4(c).

Disbursement Account shall have the meaning given to such term in Section 2.3(b).

Dividend shall have the meaning given to such term in Section 8.6.

Dollar Equivalent of an amount denominated in an Alternate Currency shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date, provided that the Dollar Equivalent of any unpaid drawing under a Letter of Credit expressed in an Alternate Currency shall be determined at the time the drawing under the related Letter of Credit was paid or disbursed by the Issuing Lender, provided further, that for purposes of (x) determining compliance with Sections 2.2(a), 2.5(d) and 3.1(a) and (y) calculating Fees pursuant to Section 4.7, the Dollar Equivalent of any amounts denominated in an Alternate Currency shall be revalued on a monthly basis using the spot exchange rates therefor as shown in The Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent) on the last Business Day of each calendar month, provided, however, that at any time during a calendar month, if the Revolving Outstandings (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the spot exchange rate therefor as shown in The Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Revolving Credit Commitment, then at the discretion of the Administrative Agent or at the request of the Required Lenders, the Dollar Equivalent shall be reset based upon the spot exchange rates on such date as shown in The Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent), which rates shall remain in effect until the first Business Day of the then immediately succeeding calendar month or such earlier date, if any, as the rate is reset pursuant to this proviso.  Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under any Letters of Credit in an Alternate Currency in its sole discretion.

Dollar(s) and the sign $ shall each mean freely transferable lawful money of the United States.

Domestic Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I, as such annex may be amended from time to time.

Domestic Subsidiary shall mean, as to any Person, any Subsidiary of such Person that is incorporated, organized or formed under the laws of the U.S., any State thereof, the United States Virgin Islands or Puerto Rico.  Unless otherwise qualified, all references to a “Domestic Subsidiary” or to “Domestic Subsidiaries” in this Credit Agreement shall refer to a Domestic Subsidiary or Domestic Subsidiaries of Holdings.

Effective Date shall have the meaning provided in Section 11.14.

Eligible Accounts Receivable shall mean, as at any date, the aggregate of all Accounts of the Qualified Credit Parties then due and payable in U.S. Dollars or Canadian Dollars and not deemed by the Administrative Agent in its Permitted Discretion (after at least two Business Days’ prior notice to Borrower by Administrative Agent) to be ineligible for inclusion in the calculation of the Borrowing Base.  In determining the amount to be so included, (x) the face amount of such Accounts shall be reduced, without duplication, by the amount of all returns, discounts, deferred revenue, progress billings, claims, contras, credits, charges, chargebacks, rebates or other allowances, amounts unearned and unapplied cash (in each case whether such reductions are attributable to one or more Accounts) and (but without duplication of any of the foregoing) by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Credit Agreement and (y) the amount of Accounts included shall in no event exceed the book value thereof as determined in a manner consistent with the Borrower’s Financial Statements.  Unless otherwise approved in writing by the Administrative Agent, no Account shall be deemed to be an Eligible Account Receivable if:

(a)           it arises out of a sale or Lease for which no invoice has been provided to the account debtor; or

(b)           it arises out of a sale or Lease made to an Affiliate; or

(c)           the Account is unpaid on the date which is (i) 90 days after the date on which the original invoice provides that such payment is due or (ii) 120 days after the date of the original invoice; or

(d)           the Account (other than Accounts having an aggregate fair market value not exceeding $5,000,000 at any time) provides for payment more than 91 days after the date of the original invoice; or

(e)           it is from the same account debtor (or any Subsidiary or parent company thereof) and 50% or more, in face amount, of all Accounts from such account debtor (or any Subsidiary or parent company thereof) are ineligible pursuant to (c) above; or

(f)            the Account, when aggregated with all other Accounts of such account debtor (and any Subsidiary or parent company thereof), exceeds 15% in face value of all Accounts of the Borrower and its Subsidiaries whose Accounts are included in the Borrowing Base then outstanding, to the extent of such excess; provided, however, that Accounts supported or secured by insurance acceptable to the Administrative Agent or by an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent, and duly pledged to the Collateral Agent (together with sufficient documentation to permit direct draws by the Collateral Agent) shall be excluded from this clause (f); or

(g)           (i) the account debtor is also a creditor of the Borrower or any of its Subsidiaries (other than account debtors which have provided to the Administrative Agent a “no-offset” letter in form and substance satisfactory to the Administrative Agent), (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to the Borrower or any of its Subsidiaries, which has not been resolved or (iii) the Account otherwise is or may become subject to any right of setoff by the account debtor; or

(h)           the account debtor has commenced a voluntary case under the federal bankruptcy laws or any foreign bankruptcy or insolvency laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws or any foreign bankruptcy or insolvency laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws or any foreign bankruptcy or insolvency laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state or foreign law or shall be liquidated, dissolved or wound up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, unless (i) the payment of Accounts from such account debtor is secured in a manner satisfactory to the Administrative Agent, (ii) with respect to a voluntary or involuntary bankruptcy or similar proceeding, the court presiding over such proceeding has authorized such account debtor to pay such Account to the Borrower or (iii) if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws or any foreign bankruptcy or insolvency laws, as now or hereafter in effect, the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

(i)            the sale or Lease is to an account debtor outside of the United States and Canada, unless the Account is supported by insurance acceptable to the Administrative Agent or the account debtor thereon has supplied the Borrower with an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent and which has been duly pledged to the Collateral Agent (together with sufficient documentation to permit direct draws by the Collateral Agent); or

(j)            with respect to Accounts arising from a sale, the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return (other than pursuant to ordinary course of business warranties); or

(k)           the Administrative Agent determines in its Permitted Discretion that such Account may not be paid by reason of the account debtor’s financial inability to pay; or

(l)            the account debtor is (I) the United States of America or any department, agency or instrumentality thereof or (II) Canada or any department, agency or instrumentality thereof, except (i) in the case of preceding clause (I), (A) to the extent that the amount of such Account, together with the amount of all such other Accounts of the Qualified Credit Parties, does not exceed in the aggregate 15% in face value of all Accounts of the Borrower and its Subsidiaries whose Accounts are included in the Borrowing Base then outstanding or (B) if the Borrower duly assigns its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.) and (ii) in the case of preceding clause (II), if the respective Canadian Subsidiary duly assigns its rights in respect of any Crown Debts (as that term is defined in the Financial Administration Act (Canada)) to which Part VII of the Financial Administration Act (Canada) applies in accordance with applicable provisions of such Act; or

(m)          the act of the Rental Equipment being leased and put in service giving rise to such Account has not occurred or the services giving rise to such Account otherwise have not been performed by the applicable Qualified Credit Party and accepted by the account debtor or, with respect to an Account arising from a sale, the Account does not represent a final sale; or

(n)           the Account does not comply in all material respects with all applicable legal requirements;

(o)           the Collateral Agent does not have a valid and perfected first priority security interest in or Lien on such Account or the Account does not otherwise conform in all material respects to the representations and warranties contained in this Credit Agreement or any of the other Credit Documents; or

(p)           the Account arises out of the sale or lease of Rental Equipment that is the subject of a Surety Bond or is otherwise covered by a Surety Bond or securing any obligations under a Surety Bond.

Eligible Rental Equipment shall mean all Rental Equipment of the Qualified Credit Parties held for sale or lease or leased by the respective Qualified Credit Party as lessor in the ordinary course of business and not deemed by the Administrative Agent acting in its Permitted Discretion (after at least two Business Days’ prior notice to Borrower by

Administrative Agent) to be ineligible for inclusion in the calculation of the Borrowing Base.  In any event, Eligible Rental Equipment shall account for reserves for Rental Equipment that is unrentable.  In determining the amount to be so included, such Rental Equipment shall be valued on a net book value basis consistent with the Borrower’s consolidated month-end balance sheet, less any reserves otherwise required by the Administrative Agent pursuant to Section 2.2(b), and less any Rental Equipment that the Administrative Agent determines to be ineligible pursuant to Section 2.2(b).  Unless otherwise approved in writing by the Administrative Agent, no Rental Equipment shall be deemed Eligible Rental Equipment if:

(a)           the Rental Equipment is not owned solely by a Qualified Credit Party or with respect to which the respective Qualified Credit Party does not have good, valid and marketable title, or is held by a third party for sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; or

(b)           the Rental Equipment (other than Rental Equipment being leased or returned by a customer) is not stored on property that is either (i) owned or leased by a Qualified Credit Party or (ii) owned or leased by a warehouseman that has contracted with a Qualified Credit Party to store Rental Equipment on such warehouseman’s property, provided that, except as otherwise agreed to by the Collateral Agent for purposes of determining Eligible Rental Equipment, with respect to Rental Equipment stored on property leased by a Qualified Credit Party, the Borrower shall have delivered in favor of the Collateral Agent a Collateral Access Agreement executed by the lessor of such property, and, with respect to Rental Equipment stored on property owned or leased by a warehouseman, the Borrower shall have delivered to the Collateral Agent a Collateral Access Agreement executed by such warehouseman; or

(c)           the Rental Equipment is not subject to a perfected first priority Lien in favor of the Collateral Agent except (i) with respect to Rental Equipment constituting Non-Certificated Units, all such Non-Certificated Units with respect to which all applicable UCC and PPSA filings and registrations have been made as required by the Credit Documents and (ii) with respect to Eligible Rental Equipment stored at sites described in clause (b) above, for Liens for normal and customary warehouseman charges and landlords’ Liens, in each instance, that constitute Permitted Liens, provided that the value of any Rental Equipment shall be reduced by the amount of any obligations secured by any such Permitted Liens which are prior to the Lien in favor of the Collateral Agent; or

(d)           the Rental Equipment is not located in the United States or a Qualified Canadian Jurisdiction unless arrangements for the granting and perfection of a security interest in such Rental Equipment have been made in a manner acceptable to the Administrative Agent in its discretion; or

(e)           the Rental Equipment does not conform in all material respects to the representations and warranties contained in the Credit Agreement or any of the other Credit Documents; or

(f)            whether or not located on property owned or leased by the Borrower or any other Qualified Credit Party, it is not segregated or otherwise separately identifiable from goods of others, if any, stored on the same premises as such Rental Equipment; or

(g)           the Rental Equipment (other than storage containers) is owned by a Qualified Credit Party other than the Unit Subsidiary, in each case unless (x) the respective Rental Equipment constitutes Qualified Certificated Units owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower which is a U.S. Subsidiary Guarantor, and in each case with respect to which all actions required to be taken pursuant to Section 7.18 have in fact been taken or (y) the Rental Equipment is located in a Qualified Canadian Jurisdiction and is owned by a Wholly-Owned Canadian Subsidiary of the Borrower which is a Canadian Subsidiary Guarantor; or

(h)           the Rental Equipment is subject to Sales-Type Leases or leased by the Borrower or a Subsidiary thereof as lessor pursuant to a Lease which contains a bargain purchase option; or

(i)            the Rental Equipment has been or reasonably should be classified by the Borrower or its Subsidiaries as unrentable.

Eligible Transferee shall mean and include (i) a commercial bank, (ii) a financial institution, (iii) with respect to any Lender, a fund which invests in bank loans of the types made pursuant to this Credit Agreement as to which such Lender (or an Affiliate of such Lender) acts as an investment advisor or (iv) any other “accredited investor” (as defined in SEC Regulation D).

Employment Agreements shall have the meaning given to such term in Section 5.1(m).

Environmental Claims shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person’s business or as required in connection with a financing transaction and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

Environmental Law shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300F et seq.; the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any applicable state and local or foreign counterparts or equivalents.

Equity Investors shall mean Cypress Group, K-S Investor Group and Odyssey Investor Group.

Equity Issuance shall mean, with respect to any Person, any issuance of equity (common, preferred or otherwise) by such Person, the receipt of any capital contribution by such Person, or any issuance of options, warrants or rights to purchase equity of such Person; provided that the receipt of a capital contribution by any Subsidiary of Holdings from Holdings or another Subsidiary thereof (and the related issuance of equity by the respective Subsidiary receiving such capital contribution) shall not constitute an Equity Issuance for purposes of this Credit Agreement.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

Eurodollar Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I, as such annex may be amended from time to time (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

Eurodollar Rate shall mean, for any Interest Period, with respect to Eurodollar Rate Loans, the rate of interest per annum determined pursuant to the following formula:

Eurodollar Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

Eurodollar Reserve Percentage means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/8th of 1.00%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Offshore Base Rate means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.  If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Rate Loan comprising part of such Borrowing would be offered by BofA’s London Branch to major banks in the offshore Dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

Eurodollar Rate Loan shall mean a Loan bearing interest as provided in Section 4.1.

Event of Default shall have the meaning given to such term in Section 9.1.

Excess Availability shall mean, at any time, the amount (if any) by which (i) the least of (x) the Net Total Revolving Credit Commitments at such time, (y) the Borrowing Base at such time and (z) the maximum amount of Revolving Outstandings that are permitted to be outstanding at such time pursuant to the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture exceeds (ii) the Revolving Outstandings at such time.

Existing Credit Agreement shall have the meaning given to such term in the recitals of this Credit Agreement.

Existing Indebtedness shall mean Indebtedness of Holdings, the Borrower and their respective Subsidiaries outstanding prior to, and to remain outstanding on and after, the Effective Date, and set forth on Schedule III, without giving effect to extensions or renewals thereto, except as expressly provided therein.

Existing Indebtedness Agreements shall have the meaning given to such term in Section 5.1(m).

Existing Letters of Credit shall have the meaning given to such term in Section 3.1.

Existing Liens shall have the meaning given to such term in Section 8.2(d).

Existing Non-Canadian Foreign Subsidiary shall mean each of Williams Scotsman Mexico, S. de R.L. de C.V., Williams Scotsman Europe, S.L. and WS Servicios de Mexico S. de R.L. de C.V.

Expenses shall mean all present and future expenses paid or incurred by or on behalf of the Administrative Agent or any of its Affiliates or the Collateral Agent or any of its Affiliates in connection with this Credit Agreement, any other Credit Document or otherwise in its or their capacity as the Administrative Agent under this Credit Agreement or as the Collateral Agent under any of the Collateral Documents or as Issuing Lender or as Co-Lead Arranger (including without limitation, all costs related to the syndication efforts with respect to this Credit Agreement), whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, all Attorney Costs, all costs and expenses incurred by the Administrative Agent (and the Collateral Agent) in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any charges imposed on the Administrative Agent due to insufficient funds of deposited checks and the standard fee of the Administrative Agent (and the Collateral Agent) relating thereto, costs of inspections and verifications of the Collateral and other due diligence, including travel, lodging, and meals for field examinations and inspections of the Collateral and the Credit Parties’ operations by the Administrative Agent or the Collateral Agent, plus such Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge for each Agent is currently $850 per day (or portion thereof) for each Person retained or employed by such Agent with respect to each field examination or audit) performed or prepared at any time, reasonable fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Administrative Agent (and the Collateral Agent), out of pocket syndication fees and expenses, fees and taxes relative to the filing of financing statements, costs of preparing and recording any other Collateral Documents, all expenses, costs and fees set forth in Article 4 of this Credit Agreement, all other fees and expenses required to be paid pursuant to the Fee Letter, all costs to preserve and protect Collateral and to enforce rights and remedies under the Credit Documents (including realizing on Collateral and collecting Obligations) and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

Facing Fee shall have the meaning given to such term in Section 4.7(a).

Federal Funds Rate shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/8th of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to BofA on such day on such transactions as determined by BofA.

Federal Reserve Board shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

Fee Letter shall mean that certain letter dated May 16, 2005 among BofA, DBTCA, the Co-Lead Arrangers and the Borrower, providing for the payment of certain fees in connection with this Credit Agreement.

Fees shall mean, collectively, the Unused Line Fee, the Letter of Credit Fees, the Issuing Lender Fees and the other fees provided for in the Fee Letter.

Financial Statements shall mean the consolidated balance sheets and consolidated statements of operations, cash flows and changes in shareholder’s equity of each of Holdings and its Subsidiaries and/or the Borrower and its Subsidiaries, as the case may be, for the respective period specified prepared in accordance with GAAP; provided that for purposes of Section 7.1(a), the Financial Statements of Holdings shall include (i) consolidating schedules for Holdings that separately identify the Borrower and its Subsidiaries and (ii) a report from the Auditors that indicates, among other things, the auditing procedures to which such consolidating schedules have been subject.

Foreign Cash Equivalents shall mean (i) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of Canada or any country that is a member of the European Economic Community, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (ii) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable by either S&P or Moody’s and (iii) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets not less than $500,000,000 and (c) has the highest rating obtainable by either S&P or Moody’s.

Foreign Pension Plan shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or any such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

Foreign Subsidiary of any Person shall mean any Subsidiary of such Person which is not a Domestic Subsidiary.  Unless otherwise qualified, all references to a “Foreign Subsidiary” or to “Foreign Subsidiaries” in this Credit Agreement shall refer to a Foreign Subsidiary or Foreign Subsidiaries of Holdings.

Funding Affiliate shall have the meaning given to such term in Section 4.11.

GAAP shall mean, subject to the limitations on the applications thereof set forth in Section 1.2, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversight Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession) that are applicable to the circumstances as of the date of determination.

Governing Documents shall mean, as to any Person, the certificate or articles of incorporation, the certificate of formation, the by-laws, the operating agreement, the limited liability company or partnership agreement or other organizational or governing documents of such Person.

Government Lease shall mean a lease of Rental Equipment by (i) the Borrower or any Domestic Subsidiary of the Borrower to the United States of America or any department, agency or instrumentality thereof or (ii) any Canadian Subsidiary of the Borrower to Canada or any department, agency or instrumentality thereof.

Governmental Authority shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any department, agency, board, commission, tribunal, committee, or instrumentality of any of the foregoing.

Gross-Up Payments shall have the meaning given to such term in Section 2.9(b).

Guaranteed Creditors shall mean and include each Agent, each Issuing Lender, each Lender and each Person (other than any Credit Party) party to a Hedge Agreement to the extent such Person constitutes a Secured Creditor under the Collateral Documents.

Guaranteed Obligations shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (a) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under this Credit Agreement, (b) all reimbursement obligations and unpaid drawings with respect to Letters of Credit issued under this Credit Agreement and (c) all other obligations (including obligations which, but for any automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the Borrower to the Agents, each Issuing Lender and the Lenders under the Credit Agreement and the other Credit Documents (including, without limitation, indemnities, Fees and interest thereon), whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any other Credit Document, and the due performance and compliance with the terms of the Credit Documents by the Borrower and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for any automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the Borrower under any Hedge Agreement entered into by the Borrower with any Lender or Affiliate thereof or a syndicate of financial institutions organized by BofA (even if BofA or any such Lender subsequently ceases to be a Lender under this Credit Agreement for any reason) and any institution that participates, and in each case their subsequent assigns, in such Hedge Agreement.

Guarantors shall mean Holdings and each Subsidiary Guarantor.

Guaranty shall mean the Holdings Secured Guaranty and each Subsidiaries Guaranty.

Hazardous Materials shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained or contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “pollutants”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

Hedge Agreement shall mean any and all transactions, agreements, or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity, or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations, or commodity prices, including Interest Rate Agreements.

Highest Lawful Rate shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement and any other Credit Document, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York (or such other jurisdiction’s) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

Holding Company Requirements shall mean the following:

(1)  Holdings is a holding company that conducts no material business or activities other than:

(i)  the holding of the capital stock of the Borrower,

(ii)  the holding (directly or through Unrestricted Subsidiaries), acquisition, sale or other disposition of equity interests in Unrestricted Subsidiaries and other foreign investments in Persons, in each instance, (x) not constituting a Canadian Subsidiary or a Person organized under the laws of Canada or any province thereof and (y) not, directly or indirectly, having any assets or business in Canada (other than de minimus assets and business),

(iii)  the issuance of equity and unsecured Indebtedness not guaranteed by the Borrower or any of its Subsidiaries,

(iv)  the guaranty of Indebtedness of (x) the Borrower (such guaranty to be unsecured except that the Obligations shall be guaranteed by Holdings on a secured basis as set forth herein and in the other Credit Documents), (y) Foreign Subsidiaries of Holdings not constituting a Canadian Subsidiary (such guaranty to be unsecured or secured only by the capital stock of the Foreign Subsidiary whose Indebtedness is guaranteed or the first tier Foreign Subsidiary of Holdings that owns, directly or indirectly, the Foreign Subsidiary whose Indebtedness is guaranteed) and (z) Persons not constituting Subsidiaries of Holdings in which Holdings acquired an equity interest pursuant to a Permitted Acquisition (such guaranty to be unsecured or secured only by the equity interest of Holdings in such Person),

(v)  loans to (x) Subsidiaries of Holdings and (y) Persons referred to in clause (iv)(z) above,

(vi)  entering into Hedge Agreements so long as entered into for bona fide hedging activities and not for speculative purposes,

(vii)  engaging in activities related to its status as a U.S. public company and

(viii)  engaging in businesses or activities that are reasonably incidental, ancillary or related to the businesses and activities described in clauses (i) through (vii) above);

(2)  Holdings owns no material assets other than:

(i)  the assets described in subclauses (i), (ii) and (v) of clause (1) above and proceeds from the sale or other disposition of assets described in subclause (ii) of clause (1) above,

(ii)  proceeds of any issuance by Holdings of equity or unsecured Indebtedness not guaranteed by the Borrower or any of its Subsidiaries, and

(iii)  any cash and cash equivalents distributed or contributed to Holdings or cash and cash equivalents from any other source (so long as, in each instance, the distribution, contribution or other payment of any such cash and cash equivalents to Holdings is not prohibited by the terms of any Credit Document);

(3)  no agreement to which the Borrower or any of the Borrower’s Subsidiaries is a party imposes (x) any restriction on incurring debt or Liens or paying dividends or any other material negative covenant on Holdings or any Unrestricted Subsidiary or (y) any mandatory repayments, redemptions or similar requirements (or any obligation to offer to effect same) based upon any event, act or condition relating to Holdings (other than a change of control) or any Unrestricted Subsidiary (it being agreed that (i) a requirement that Holdings provide SEC and similar reports, (ii) a requirement that Holdings comply with its guaranty obligations, (iii) a provision that it is an event of default if Holdings’ guaranty ceases to be enforceable or if Holdings denies its liability under its guaranty, or (iv) a prohibition on Holdings consolidating or merging with or into, or conveying, transferring or leasing all or substantially all of its assets to any person unless, after giving effect to such transaction, no default or event of default has occurred, shall not be a violation of this clause (3)); and

(4)  no Subsidiary or other foreign investment of Holdings (other than the Borrower and its Subsidiaries), directly or indirectly, conducts any business in the U.S. or Canada or has any assets in the U.S. or Canada (other than de minimus business and assets).

Holdings shall have the meaning given to such term in the preamble to this Credit Agreement.

Holdings Common Stock shall mean the common stock of Holdings.

Holdings IPO shall mean the initial public offering by Holdings of its common stock pursuant to, and as contemplated by, the Form S-1 filed by Holdings with the SEC on April 29, 2005.

Holdings Secured Guaranty shall mean the Guaranty of Holdings pursuant to Article 12.

Incremental Commitment Agreement shall mean an Incremental Commitment Agreement substantially in the form of Exhibit R (appropriately completed and with such modifications as may be acceptable to the Administrative Agent).

Incremental Revolving Credit Commitment shall mean, for each Incremental Revolving Credit Lender, any commitment by such Incremental Revolving Credit Lender to make Revolving Loans pursuant to Section 2.1(d) as agreed to by such Incremental Revolving Credit Lender in the respective Incremental Commitment Agreement delivered pursuant to Section 2.1(e); it being understood, however, that on each date upon which an Incremental Revolving Credit Commitment of any Incremental Revolving Credit Lender becomes effective, such Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender shall be added to (and thereafter become a part of) the Revolving Credit Commitment of such Incremental Revolving Credit Lender for all purposes of this Credit Agreement as contemplated by Section 2.1(d).

Incremental Revolving Credit Lender shall have the meaning provided in Section 2.1(e).

Incremental Revolving Loan shall have the meaning provided in Section 2.1(d)(vii).

Indebtedness of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a second Person secured by any Lien (in aggregate principal amount up to the amount of such Liens) on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease

Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Hedge Agreements, (viii) all reimbursement or other monetary obligations with respect to surety, performance and bid bonds, and (ix) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

Indemnitee shall have the meaning provided in Section 11.8.

Initial Borrowing Date shall mean the date that any loans under the Existing Credit Agreement are assigned to BofA or DBTCA under the Bank Assignment Agreement.

Intercreditor Agreement shall mean the Intercreditor Agreement, dated as of August 18, 2003, as same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

Interest Period shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the date such Loan is made or on the date on which such Loan is Continued as or Converted into a Eurodollar Rate Loan, and ending on the date one, two, three or six months, or to the extent approved by all the Lenders, nine or twelve months, thereafter as selected by the Borrower in a Notice of Borrowing or Notice of Continuation or Notice of Conversion, provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

Interest Rate Agreement shall mean any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Borrower or any of its Subsidiaries is a party or beneficiary.

Inventory shall mean all of the Borrower’s and its Subsidiaries’ now owned and existing and hereafter arising or acquired inventory, wherever located and whether in the possession of the Borrower or any other Person, including, without limitation, (a) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Borrower’s and its Subsidiaries’ business and (b) all goods, wares and merchandise, finished or unfinished, held for sale or lease or furnished or to be furnished under contracts of service, excluding the Rental Equipment.

Investment shall have the meaning given to such term in Section 8.5.

Issuing Lender shall mean BofA or any Lender approved by the Administrative Agent which has agreed to issue Letters of Credit under this Credit Agreement.

Issuing Lender Fees shall have the meaning given to such term in Section 4.7.

K-S Investor Group shall mean Keystone, Inc., Oak Hill Strategic Partners, L.P. and Scotsman Partners, L.P. and any new partnership or entity created to co-invest with Keystone, Inc., Oak Hill Strategic Partners, L.P., and Scotsman Partners, L.P., provided that Persons which had a majority of the equity interests in or otherwise controlled Keystone, Inc., Oak Hill Strategic Partners, L.P. and/or Scotsman Partners, L.P. on the Effective Date or any of their Permitted Transferees either (x) hold a majority of the equity interests of such new partnership or entity or (y) control such new partnership or entity.

Latest Projections shall mean:  (a) on the Effective Date and thereafter until the Administrative Agent receives new projections pursuant to Section 7.1(d), the Projections; and (b) thereafter, the projections most recently received by the Administrative Agent pursuant to Section 7.1(d).

Leases shall mean, collectively, the written agreements between the Borrower or any Subsidiary and an account debtor (other than Holdings, the Borrower, or their respective Subsidiaries) in the ordinary course of business of the Borrower or such Subsidiary for the lease or rental of Rental Equipment by the Borrower or such Subsidiary to such account debtor in which the account debtor agrees to pay to the Borrower, such Subsidiary or their respective assigns Rentals.

Lender shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” pursuant to Section 11.6.

Letter of Credit Fees shall have the meaning given to such term in 4.7.

Letter of Credit Obligations shall mean, at any time, the sum of (i) the Undrawn Letter of Credit Outstandings at such time, plus (ii) the aggregate amount of all drawings (taking the Dollar Equivalent of any amount drawn in an Alternate Currency) under Letters of Credit which have not been reimbursed by the Borrower (including through the incurrence of Revolving Loans).

Letter of Credit Request shall have the meaning given to such term in Section 3.4.

Letters of Credit shall mean all letters of credit (whether trade or stand-by and whether for the purchase of Inventory, Rental Equipment, equipment or otherwise) issued for the account of the Borrower pursuant to Article 3 of this Credit Agreement and all amendments, renewals, extensions or replacements thereof.

Lien(s) shall mean any lien, charge, pledge, security interest, hypothecation, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

Loan shall mean each Term Loan and each Revolving Loan.

Location of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the UCC.

Majority Lenders of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Credit Agreement if all outstanding obligations of any other Tranches under this Credit Agreement were repaid in full and all Commitments, if any, with respect thereto were terminated.

Management Agreements shall have the meaning given to such term in Section 5.1(m).

Margin Stock shall have the meaning provided in Regulation U.

Master Lease Agreements shall have the meaning provided in Section 5.1(m).

Material Adverse Effect shall mean a material adverse effect on (i) the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or of Holdings and its Subsidiaries (other than the Unrestricted Subsidiaries) taken as a whole or of the Borrower and its Subsidiaries taken as a whole, (ii) the value of Collateral or the amount which the Administrative Agent, the Collateral Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (iii) the rights and remedies of any Agent, the Issuing Lender or the Lenders under any Credit Document or (iv) on the ability of any Credit Party to perform its obligations under the Credit Documents.

Material Contract shall mean any contract or other arrangement (other than the Credit Documents), whether written or oral, to which Holdings, the Borrower or any of their respective Subsidiaries (other than the Unrestricted Subsidiaries) is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

Maturity Date shall mean the fifth anniversary of the Effective Date.

Moody’s shall mean Moody’s Investors Service, Inc.

Mortgage Policies shall mean each of the title insurance policies delivered with respect to one or more of the Mortgages and Mortgaged Property.

Mortgaged Property shall mean each property at any time subject to a Mortgage, with the Mortgaged Properties as of the Initial Borrowing Date designated as such on Part B of Schedule IV.

Mortgages shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security interest granted as security for any of the Obligations (and in any event shall include each Mortgage, as defined in the Existing Credit Agreement, assigned to the Collateral Agent pursuant to the Bank Assignment Agreement) substantially in the form of Exhibit L.

Multiemployer Plan shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current calendar year or the immediately preceding six calendar years contributed to by a Credit Party or any ERISA Affiliate.

Net Book Value shall mean, with respect to Eligible Rental Equipment, the net book value of such Eligible Rental Equipment determined (i) in accordance with GAAP and (ii) consistently with the applicable Credit Party’s accounting practices.

Net Debt Proceeds shall mean, with respect to any incurrence of Indebtedness by any Person, the cash proceeds (net of underwriting discounts and commissions, reasonable legal fees, investment banking and consulting fees and other reasonable costs and expenses associated therewith) received by such Person from the respective incurrence of such Indebtedness.

Net Equity Proceeds shall mean, with respect to each Equity Issuance of or by any Person, the cash proceeds (net of underwriting discounts and commissions, reasonable legal fees, investment banking and consulting fees and other reasonable costs and expenses associated therewith) received by such Person from the respective Equity Issuance.

Net Sale Proceeds shall mean, with respect to any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by Holdings, the Borrower or any of their respective Subsidiaries from such Asset Sale, net of (i) transaction costs (including, without limitation, (w) any federal, state and local income or other taxes paid or estimated to be payable as a result of such Asset Sale, (x) any underwriting, brokerage or other customary selling commissions, (y) reasonable legal fees, and (z) advisory, consulting, accountants’, investment banking and other fees and expenses, including title and recording expenses and reasonable expenses incurred for preparing such assets for sale, associated therewith), (ii) payments of unassumed liabilities relating to the assets sold at the time of, or within 90 days after, the date of such sale, (iii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness to the Lenders pursuant to this Credit Agreement) which is secured by the respective assets which were sold and (iv) in the case of any Asset Sale consummated by a non-Wholly-Owned Subsidiary of the Borrower, the amount of proceeds paid to the minority shareholder or shareholders of such non-Wholly-Owned Subsidiary so long as such amount paid to any such minority shareholder does not exceed such respective minority shareholder’s proportionate share of the aggregate proceeds from such Asset Sale based on its percentage equity interests held in such non-Wholly-Owned Subsidiary.

Net Total Revolving Credit Commitments shall have the meaning given to such term in Section 2.2(a).

Non-Canadian Foreign Subsidiaries shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary or a Canadian Subsidiary.

Non-Certificated Units shall mean all Units which are not Certificated Units.

Non-Defaulting Lender shall mean and include each Lender other than a Defaulting Lender.

Non-Qualified Units shall at any time mean any Unit which is not a Qualified Certificated Unit at such time.

Notes shall mean, collectively, the Revolving Notes and Term Notes, and Note means any Revolving Note or any Term Note.

Notice of Borrowing shall have the meaning given to such term in Section 2.3(a)(i) and shall include any deemed Notice of Borrowing pursuant to Section 3.5.

Notice of Continuation shall have the meaning given to such term in Section 4.3(a).

Notice of Conversion shall have the meaning given to such term in Section 4.3(b).

Obligations shall mean (a) all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Credit Parties, or any of them, to the Administrative Agent, the Syndication Agent, the Collateral Agent, the Co-Lead Arrangers, BofA, each Issuing Lender, each Indemnitee, and the Lenders, or any of them, arising under or pursuant to this Credit Agreement or any of the other Credit Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, loan, guaranty, indemnification, or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, Expenses, fees, Attorney Costs, filing fees, and any other sums chargeable to any Credit Party hereunder or under any of the other Credit Documents, including, without limitation, post-petition interest whether or not such interest is an allowable claim in a bankruptcy, (b) all debts, liabilities, and obligations owing by the Credit Parties, or any of them, now or hereafter arising from or in connection with the Letters of Credit, including, without limitation, the Existing Letters of Credit, (c) all debts, liabilities, and obligations owing by the Credit Parties, or any of them, now or hereafter arising from or in connection with Bank Products and (d) all debts, liabilities, and obligations now or hereafter owing from the Borrower under or in connection with all loans made under the Existing Credit Agreement assigned to BofA and DBTCA under the Bank Assignment Agreement.

Odyssey Investor Group shall mean Odyssey Investment Partners Fund, L.P. and Odyssey Coinvestors, LLC or any new partnership created to co-invest with Odyssey Investment Partners Fund, L.P. and Odyssey Coinvestors, LLC, provided that Persons which had a majority of the equity interests in or otherwise controlled Odyssey Investment Partners Fund, L.P. and/or Odyssey Coinvestors LLC on the Effective Date or any of their Permitted Transferees either (x) hold a majority of the equity interests of such new partnership or entity or (y) control such new partnership or entity.

Operating Lease shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person other than a Capital Lease.

Operating Lease Payment shall mean any payment made by Holdings, the Borrower or any of their respective Subsidiaries under an Operating Lease.

Orderly Liquidation Value shall mean, with respect to the Eligible Rental Equipment owned by the Qualified Credit Parties, the aggregate orderly liquidation value thereof as determined by an appraisal (or update thereof) of the Qualified Credit Parties’ Rental Equipment delivered to the Administrative Agent pursuant to this Credit Agreement.

Other Liabilities at any time shall mean the accounts payable and accrued expenses of Holdings and its Subsidiaries on a consolidated basis at such time set forth in Holdings’ consolidated balance sheet, but excluding accrued interest to the extent otherwise reflected therein.

Outstandings shall mean, at any time, the sum of (i) the principal amount of all Loans outstanding at such time plus (ii) the Letter of Credit Obligations at such time.

Payment Office shall mean the office of the Administrative Agent located at 335 Madison Avenue, New York, New York 10017, or any other office within the continental United States designated by the Administrative Agent to the Borrower from time to time as the office for payment of all amounts required to be paid by the Borrower under this Credit Agreement.

PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56, 115 Stat. 272 (Oct. 26, 2001)).

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

Permitted Acquisition shall mean:

(1)           the acquisition by Holdings directly or through any Unrestricted Subsidiary of (i) the assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings or (ii) capital stock or other equity interest of any Person, provided that (A) all requirements of Section 7.17 applicable to Permitted Acquisitions (as if Section 1.5 were not in effect) are satisfied and (B) any such acquisition by Holdings or any Unrestricted Subsidiary shall be only of assets located outside of the United States and Canada or of equity interests of any Person that (i) is not incorporated, organized or formed under the laws of (x) the U.S., any State thereof, the United States Virgin Islands or Puerto Rico or (y) Canada or any province thereof and (ii) conducts no business, directly or indirectly, in the U.S. or Canada (other than de minimus business); and

(2)           the acquisition by the Borrower directly or through any of the Borrower’s Wholly-Owned Subsidiaries of (i) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower (excluding acquisitions by the Borrower, its Domestic Subsidiaries and/or its Canadian Subsidiaries consisting solely of property and equipment or Rental Equipment (and not of capital stock or other equity interests, or any liabilities, of any other Person) which constitute Capital Expenditures permitted pursuant to the relevant provisions of Section 8.4) or (ii) 100% of the capital stock or other equity interest of any Person, which Person shall, as a result of such acquisition, become a Wholly-Owned Subsidiary of the Borrower (except that less than 100% of the capital stock or other equity interest of any Person may be acquired so long as such Person shall, as a result of such acquisition, become a Non-Canadian Foreign Subsidiary), provided that (A) the consideration paid by the Borrower or such Wholly-Owned Subsidiary of the Borrower, as the case may be, consists solely of cash (including proceeds of Revolving Loans to the extent permitted by Section 7.17) and, to the extent permitted under Section 8.3(m), the issuance of unsecured Indebtedness in an aggregate principal amount not to exceed 10% of the purchase price of such acquisition, (B) such Person shall own no capital stock of any other Person unless such Person owns 100% of the capital stock of such other Person (except that less than 100% of the capital stock of such other Person may be owned by such Person so long as such other Person shall, as a result of such acquisition, become a Non-Canadian Foreign Subsidiary), (C) all requirements of Sections 7.16 and 7.17 applicable to Permitted Acquisitions are satisfied and (D) no such acquisition shall result in a violation of Section 8.8.

Permitted Discretion shall mean the Administrative Agent’s judgment exercised in good faith based upon its consideration of any factor which the Administrative Agent believes in good faith:  (i) will or could reasonably be expected to adversely affect the value of any of the Collateral, the enforceability or priority of the Administrative Agent’s or Collateral Agent’s Liens thereon or the amount which the Agents, the Issuing Lender and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the Borrower or any other Credit Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or any of its Subsidiaries or any of the Collateral; (iv) creates or reasonably could be expected to create a Default or an Event of Default or (v) has resulted in a material amount of Eligible Rental Equipment securing any obligations under or with respect to Surety Bonds.  In exercising such judgment, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Rental Equipment as well as any of the following:  (i) the financial and business climate of the Borrower’s or any Subsidiary’s industry, (ii) changes in collection history and dilution with respect to the Accounts, (iii) changes in any concentration of risk with respect to Accounts and Rental Equipment, (iv) changes in operating and turnover statistics with respect to Rental Equipment and/or Accounts, including actual versus historical and projected, and (v) any other factors that materially change the credit risk of lending to the Borrower on the security of the Accounts and Rental Equipment.  The burden of establishing lack of good faith hereunder shall be on the Borrower.

Permitted Encumbrance shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Collateral Agent in its reasonable discretion.

Permitted Liens shall have the meaning given to such term in Section 8.2.

Permitted Preferred Stock shall mean any preferred stock of Holdings, so long as the terms of any such preferred stock of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiary of the Borrower or Holdings, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the first anniversary of the Maturity Date, (iv) do not require the cash payment of dividends or interest before the first anniversary of the Maturity Date, (v) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law and (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and (vi) are otherwise reasonably satisfactory to the Administrative Agent.

Permitted Transferee shall mean with respect to any Person who is a natural person, (i) such individual’s spouse or children (natural or adopted), any trust for such individual’s benefit or the benefit of such individual’s spouse or children (natural or adopted), or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such Person or such individual’s spouse or children (natural or adopted) or any trust for the benefit of such persons; and (ii) the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such individual’s assets.

Person shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or Governmental Authority, and, as applicable, the successors, heirs and assigns of each.

Plan shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate which is organized under the laws of the United States and is subject to Title I of ERISA, and each such plan for the five-year period immediately following the latest date on which Holdings, the Borrower, any of their respective Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

Pledgee shall have the meaning given to such term in the U.S. Pledge Agreement.

Proceeds shall mean all proceeds of any Collateral.

Projections shall have the meaning provided in Section 5.1(o).

Proportionate Share of a Lender shall mean its Term Loan Proportionate Share or its Revolving Credit Proportionate Share, as the case may be.

PPSA shall mean the Personal Property Security Act of a province or territory of Canada or the Civil Code of Quebec or such other statute applicable in a Canadian jurisdiction which, by mandatory provisions of law, governs any or all of the attachment, perfection, enforcement or priority of security interests in such jurisdiction.

Public Equity Offering with respect to any Person, means any public offering of equity of such Person pursuant to an effective registration statement under the Securities Act.

Qualified Canadian Jurisdiction shall mean the provinces of Ontario, Alberta, British Columbia, Manitoba, Quebec and Saskatchewan, provided that the Borrower may designate additional provinces of Canada as Qualified Canadian Jurisdictions by written notice thereof to the Administrative Agent so long as all recordings, filings and other actions (including, without limitation, the execution and delivery of guarantees and security documentation) necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests in all of the assets and property of each Canadian Subsidiary (including, without limitation, all of its assets of the type described in the Canadian Security Agreement executed by WSC pursuant to Section 5.1(d)(ii)) which owns (or is to own) assets or property located in (or which operates in) such additional jurisdiction have been made and taken, and the Administrative Agent shall have received opinions of counsel in form and substance satisfactory to the Administrative Agent as to the matters described above.

Qualified Certificated Units shall mean each Unit owned by the Borrower or a Qualified Subsidiary Guarantor organized under the laws of the United States of America or a State thereof, whether owned on the Effective Date or acquired thereafter, which at the time in question is a Certificated Unit with respect to which the requirements set forth in Section 5.1(d)(C) have been satisfied (with such satisfaction to be determined on the date of any determination of whether the respective Unit is a Qualified Certificated Unit).

Qualified Credit Parties shall mean the Borrower and each Qualified Subsidiary Guarantor.

Qualified Subsidiary Guarantors shall mean each Wholly-Owned Subsidiary of the Borrower that (i) is organized under the laws of (x) the United States of America or a State thereof or (y) under the laws of Canada or a province thereof which is a Qualified Canadian Jurisdiction and (ii) in each case is a Subsidiary Guarantor.

RCRA shall mean the Resources Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.

Real Property of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

Register shall have the meaning provided in Section 11.6(b)(A).

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

Regulation T shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or portion thereto.

Regulation U shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

Regulation X shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or portion thereto.

Rental Equipment shall mean the mobile structures, modular units and containers generally constructed of steel or using a steel frame and undercarriage with an exterior of wood or aluminum and similar products which are sold or leased by the Borrower or its Subsidiaries to third persons in the ordinary course of business and used to provide office, classroom, storage, commercial or other space, whether in single units or physically attached to other such units (and including in such form, modular structures), which structures are capable of being transported to and assembled on remote sites, and which may be equipped with air conditioning and heating, electrical outlets, floors, partitions, plumbing, carpeting, moldings, wall coverings, lighting and other accessories.

Rentals shall mean all fixed rents or rents which are fixed except for adjustments based upon the Consumer Price Index payable under the Leases in respect of the use of any Rental Equipment by account debtors as lessees of such Rental Equipment to the Borrower or its Subsidiaries as the lessor of such Rental Equipment exclusive of any amounts paid or payable to the Borrower or its Subsidiaries for the sale of Rental Equipment or other Inventory or on account of the service, site preparation, installation or removal of Rental Equipment, security deposits, insurance waivers, warranty service, late charges, delivery fees, moving fees maintenance charges, taxes, insurance or similar charges.

Replaced Lender shall have the meaning provided in Section 11.6(d).

Replacement Lender shall have the meaning provided in Section 11.6(d).

Reportable Event shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events to the extent to which the 30-day notice period is waived under subsection .22, ..23, .25, .27 or .28 of PBGC Regulation Section 4043.

Required Appraisal shall have the meaning provided in Section 7.2.

Required Lenders shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Credit Commitments (or after the termination thereof, outstanding Revolving Loans and Revolving Credit Proportionate Shares of Letter of Credit Obligations) represent more than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, and (ii) the Total Revolving Credit Commitments less the Revolving Credit Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolving Credit Proportionate Shares of all Non-Defaulting Lenders of the total Letter of Credit Obligations at such time).

Requirement of Law shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Responsible Officer shall mean, with respect to any Credit Party, the chief executive officer, the chief financial officer, the vice president of finance, the treasurer, the controller or any other officer having substantially the same authority and responsibility as any of the foregoing.

Revolving Credit Commitment shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Revolving Credit Commitment” or in the most recent Assignment and Assumption Agreement to which such Lender is a party, as same may be (x) increased (or, in the case of a new Lender, established) as a result of such Lender providing Incremental Revolving Credit Commitment(s) after the Effective Date and/or (y) reduced from time to time pursuant to the terms of this Credit Agreement.

Revolving Credit Lender shall mean, at any particular time, each Lender which has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have then been terminated, each Lender which has outstanding Revolving Loans and/or participations in Letters of Credit (or unreimbursed payments with respect thereto).

Revolving Credit Proportionate Share of a Revolving Credit Lender shall mean, at any particular time, a fraction, expressed as a percentage, obtained by dividing its Revolving Credit Commitment by the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders or, if the Revolving Credit Commitments have been terminated, by dividing (i) the sum of (A) the outstanding Revolving Loans made or held by such Revolving Credit Lender, plus (B) the amount of such Revolving Credit Lender’s unfunded participations in outstanding Letters of Credit, plus (C) the amount of all payments made by such Revolving Credit Lender to the Issuing Lender in respect of its participations in Letters of Credit for which the Borrower has not reimbursed such Revolving Credit Lender (other than with respect to outstanding Revolving Loans deemed requested pursuant to Section 3.5), by (ii) the sum of (A) the aggregate amount of all Revolving Loans then outstanding, plus (B) the aggregate amount of all Revolving Credit Lenders’ unfunded participations in outstanding Letters of Credit, plus (C) the aggregate amount of all payments made by all Revolving Credit Lenders to the Issuing Lender in respect of their respective participations in Letters of Credit for which the Borrower has not reimbursed the Revolving Credit Lenders (other than with respect to outstanding Loans deemed requested pursuant to Section 3.5).

Revolving Credit Termination Date shall mean the first date upon which all Revolving Credit Commitments and Letters of Credit have terminated (or with respect to any Letters of Credit only, cash collateralized in a manner satisfactory to the Administrative Agent), all Revolving Outstandings have been paid in full in cash, and all interest, Fees and other amounts relating to the Revolving Credit Commitments, Revolving Loans and Letters of Credit have been repaid in full (or with respect to Letters of Credit only, cash collateralized in a manner satisfactory to the Administrative Agent).

Revolving Loans shall have the meaning given to such term in Section 2.1(c).

Revolving Note shall mean a promissory note of the Borrower payable to the order of a Lender, in the form of Exhibit A-2, evidencing the aggregate Indebtedness of the

Borrower to such Lender resulting from the Revolving Loans made by such Lender or acquired by such Lender pursuant to Section 2.12 or Section 11.6 or otherwise owing to such Lender pursuant to the Bank Assignment Agreement.

Revolving Outstandings shall mean, at any time, the sum of (i) the principal amount of all Revolving Loans at such time plus (ii) the Letter of Credit Obligations.

RL Borrowing Date shall have the meaning given such term in Section 2.4.

S&P shall mean Standard & Poor’s Rating Services.

Sales-Type Leases shall mean a Lease that should be treated as a capital lease in accordance with Financial Accounting Standards Board Statement No. 13, as amended, from time to time or if such statement is not then in effect, such other statement of GAAP as may be applicable.

SEC shall have the meaning given to such term in Section 7.1(i).

Section 2.9(b)(ii) Certificate shall have the meaning provided in Section 2.9(b)(ii).

Secured Creditor Grantors shall have the meaning given to such term in Section 11.21.

Secured Creditors shall have the meaning given to such term in the respective Collateral Documents.

Securities Act shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

Security Agreements shall mean each of the U.S. Security Agreement and each Canadian Security Agreement.

Security Bond Obligations shall have the meaning given to such term in Section 11.21.

Senior Secured Debt shall mean, at any time, Consolidated Debt (other than Consolidated Debt that is unsecured or the payment of which, by its express terms, is subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Administrative Agent) and, in any event, shall include the Loans and all Indebtedness for borrowed money owing under or in connection with the Senior Secured Notes.

Senior Secured Leverage Ratio shall mean, for any fiscal period, the ratio of Senior Secured Debt on the last day of such fiscal period to Consolidated EBITDA for such fiscal period; provided that for the purposes of calculating the Senior Secured Leverage Ratio only, Consolidated EBITDA for any such period shall be increased (or decreased) on a pro forma basis by Consolidated EBITDA attributable to each Significant Acquisition (or each Significant Divestiture), in each case consummated during such period in accordance with the terms hereof, so long as (in the case of any such increase) the amount of any such increase is the actual Consolidated EBITDA earned by the Person (or directly attributable to the business, product line or assets) acquired pursuant to the respective Significant Acquisition and such actual Consolidated EBITDA is set forth in reasonable detail and with reasonable supporting documentation in a written certificate that is executed by a Responsible Officer of the Borrower and is delivered, and is satisfactory, to the Administrative Agent.

Senior Secured Notes shall mean the Borrower’s senior secured notes due 2008, issued pursuant to the Senior Secured Notes Indenture, and all Senior Secured Notes issued upon the exchange offer as contemplated in the Senior Secured Notes Indenture, as in effect on the Effective Date, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Senior Secured Notes Documents shall mean the Senior Secured Notes, the Senior Secured Notes Indenture and all other documents executed and delivered with respect to the Senior Secured Notes or the Senior Secured Notes Indenture, in each case, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Senior Secured Notes Indenture shall mean the indenture, dated as of August 18, 2003, among the Borrower, each Subsidiary of the Borrower and U.S. Bank National Association, as trustee thereunder, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Senior Unsecured Notes shall mean the 9 7/8% Senior Unsecured Notes due 2007 issued by the Borrower, and any substantially identical exchange notes issued pursuant to the Senior Unsecured Notes Indenture.

Senior Unsecured Notes Documents shall mean the Senior Unsecured Notes, the Senior Unsecured Notes Indenture and all other documentation relating thereto.

Senior Unsecured Notes Indenture shall mean the Indenture, dated as of May 15, 1997, between the Borrower, the Subsidiary Guarantors (by means of one or more supplemental indentures) and The Bank of New York as Trustee, as in effect on the Effective Date and as the same may be amended, modified or supplemented in accordance with the terms hereof and thereof.

Settlement Date shall have the meaning given to such term in Section 2.4(b)(i).

Shareholders’ Agreements shall have the meaning given to such term in Section 5.1(m)(iv).

Significant Acquisition shall mean any acquisition by the Borrower or any of its Subsidiaries of another Person (not already a Subsidiary of the Borrower), or the assets constituting all or a significant portion of a business, division or product line of any such Person, the fair market value (determined in good faith by the Borrower) of which exceeds $1,000,000 for any such transaction (or series of related transactions).

Significant Divestiture shall mean any sale or other disposition (other than in the ordinary course of business) of assets by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or a Subsidiary thereof), the fair market value (determined in good faith by the Borrower) of which exceeds $1,000,000 for any such transaction (or series of related transactions).

Subsidiaries Guaranty shall mean each of the U.S. Subsidiaries Guaranty and each Canadian Subsidiaries Guaranty.

Subsidiary shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

Subsidiary Guarantor shall mean each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

Surety shall have the meaning given to such term in Section 8.2(o).

Surety Bond shall have the meaning given to such term in Section 8.2(o).

Syndication Agent shall have the meaning given to such term in the preamble to this Credit Agreement.

Syndication Date shall mean the earlier of (x) the date which is 90 days after the Effective Date and (y) the date (which may occur prior to, on or after the Effective Date) upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication of the Credit Agreement (and the resulting addition of institutions as Lenders pursuant to Section 11.6) has been completed, notice of which shall be promptly given to the Borrower.

Tax Benefit shall have the meaning given to such term in Section 2.9(c).

Tax Sharing Agreements shall have the meaning given to such term in Section 5.1(m).

Taxes shall have the meaning given to such term in Section 2.9.

Term Loan shall have the meaning provided in Section 2.1(a).

Term Loan Lender shall mean, at any particular time, each Lender which has any Term Loan Outstandings owing to it at such time.

Term Loan Outstandings shall mean, with respect to any Term Loan Lender at any particular time, the aggregate outstanding principal balance of the Term Loans owing to such Term Loan Lender.

Term Loan Proportionate Share of a Term Loan Lender shall mean, at any particular time, a fraction, expressed as a percentage, obtained by dividing (i) the Term Loan Outstandings of such Term Loan Lender by (ii) the aggregate Term Loan Outstandings of all Term Loan Lenders.

Term Loans shall have the meaning given to such term in Section 2.1(a).

Term Note shall mean a promissory note of the Borrower payable to the order of a Lender, in the form of Exhibit A-1, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender or acquired by such Lender pursuant to Section 2.12 or Section 11.6 or otherwise owing to such Lender pursuant to the Bank Assignment Agreement.

Test Period shall mean, if a Trigger Event shall occur, each period of four consecutive fiscal quarters of the Borrower (taken as one accounting period) ending on each of (x) the last day of the fiscal quarter of the Borrower most recently ended prior to the occurrence of such Trigger Event for which Financial Statements for the Borrower and its consolidated Subsidiaries have been delivered to the Administrative Agent pursuant to Section 7.1(a) or 7.1(b) and (y) the last day of each fiscal quarter of the Borrower after the fiscal quarter referred to in clause (x) ending prior to or during the Trigger Event Compliance Period for such Trigger Event.

Total Commitments at any time shall mean the aggregate of the Commitments, as then in effect, of all the Lenders.

Total Revolving Credit Commitments shall mean at any time the aggregate of the Revolving Credit Commitments of the Revolving Loan Lenders.

Trade Name License Agreement shall mean that certain Trade Name and Service Mark License Agreement, dated as of September 1, 1998, by and among Space Master International, Inc., Space Master Building Systems, LLC, Space Master Manufacturing, Inc., Space Master Manufacturing of Pennsylvania, Inc., and Raymond A. Wooldridge, as in effect on the Effective Date (as same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof).

Tranche shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.

Trigger Event shall mean for any reason Excess Availability is less than $75,000,000 for three (3) consecutive Business Days or is less than $70,000,000 at any time.

Trigger Event Compliance Period shall mean the period commencing on the occurrence of a Trigger Event and continuing until such time as Excess Availability is greater than $75,000,000 for ten (10) consecutive Business Days.

Type shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Rate Loan.

UCC shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

Undrawn Letter of Credit Outstandings shall mean, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time (taking the Dollar Equivalent at such time of any such undrawn amounts under Letters of Credit denominated in an Alternate Currency).

Unfunded Current Liability of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.

Unit shall have the meaning given to such term in the U.S. Security Agreement.

Unit Certificates shall mean certificates of title, certificates of ownership or other registration certificates issued or required to be issued under the laws of any State for any of the Rental Equipment owned or leased by the Borrower or any Guarantor.

Unit Subsidiary shall mean Willscot Equipment, LLC, a Delaware limited liability company.

Unit Subsidiary Management Agreement shall mean the Unit Subsidiary Management Agreement, dated as of May 22, 1997, and as amended and restated as of the Effective Date (as defined in the Existing Credit Agreement), between the Borrower and the Unit Subsidiary and shall include any other management agreement entered into by the Borrower with the Unit Subsidiary so long as all terms and conditions thereof are reasonably acceptable to the Administrative Agent.

United States and U.S. shall each mean the United States of America.

Unrestricted Subsidiary shall mean each Foreign Subsidiary of Holdings that does not constitute a Subsidiary of the Borrower or a Canadian Subsidiary.

Unused Line Fee shall have the meaning provided in Section 4.6.

U.S. Credit Parties shall mean each of Holdings, the Borrower and each Domestic Subsidiary that is a Subsidiary Guarantor.

U.S. Pledge Agreement shall have the meaning provided in Section 5.1(t).

U.S. Pledge Agreement Collateral shall mean all “Collateral” as defined in the U.S. Pledge Agreement.

U.S. Security Agreement shall have the meaning given to such term in Section 5.1(d)(i).

U.S. Subsidiaries Guaranty shall have the meaning given to such term in Section 5.1(s)(i).

U.S. Subsidiary Guarantor shall mean (i) each Domestic Subsidiary of the Borrower in existence on the Effective Date and (ii) each Domestic Subsidiary of the Borrower which executes and delivers a counterpart of the U.S. Subsidiaries Guaranty after the Effective Date pursuant to the requirements of Section 7.16.

Utilization shall mean for any period the fraction, expressed as a percentage, (x) the numerator of which is the gross book value of units of Rental Equipment of the Qualified Credit Parties leased to customers at the end of such period and (y) the denominator of which is the gross book value of units of Rental Equipment owned, leased (as lessee) or held for sale or lease (as lessor) by the Qualified Credit Parties at the end of such period, provided that any such new Rental Equipment that is classified by any such Qualified Credit Party as “equipment held for sale” in accordance with past practices shall be excluded from the calculation of “utilization” under this definition so long as (i) such Qualified Credit Party has received a firm purchase order or binding commitment from its customer for such Rental Equipment and (ii) such Rental Equipment will be sold upon completion of related delivery and installation to such customer after such Qualified Credit Party’s purchase thereof.

Wholly-Owned Canadian Subsidiary shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is incorporated under the laws of Canada or any province thereof.  Unless otherwise qualified, all references to a “Wholly-Owned Canadian Subsidiary” or to “Wholly-Owned Canadian Subsidiaries” in this Credit Agreement shall refer to a Wholly-Owned Canadian Subsidiary or Wholly-Owned Canadian Subsidiaries of the Borrower.

Wholly-Owned Domestic Subsidiary shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is incorporated under the laws of the U.S., any State thereof, the United States Virgin Islands or Puerto Rico.  Unless otherwise qualified, all references to a “Wholly-Owned Domestic Subsidiary” or to “Wholly-Owned Domestic Subsidiaries” in this Credit Agreement shall refer to a Wholly-Owned Domestic Subsidiary or Wholly-Owned Domestic Subsidiaries of the Borrower.

Wholly-Owned Subsidiary shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Unless otherwise qualified, all references to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” in this Credit Agreement shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Borrower.

WSC shall mean Williams Scotsman of Canada, Inc., a corporation organized under the laws of the province of Ontario.

WSC Ontario Assets shall have the meaning given to such term in Section 11.19(d).

WSC Receivables shall have the meaning given to such term in Section 11.19(d).

1.2           Accounting Terms and Determinations.  Unless otherwise defined or specified herein, all accounting terms used herein shall have the meanings customarily given in accordance with GAAP, and all financial computations to be made under this Credit Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the Financial Statements referred to in Section 6.10(b).  All accounting determinations for purposes of determining compliance with Sections 8.4, 8.9, 8.10 and 8.11 (and calculating the financial covenants set forth in such sections) and calculating the Borrowing Base as set forth in Section 2.2, the definitions directly or indirectly utilized in such sections or otherwise used in determining such compliance or making such calculation and the definitions of “Applicable Margin”, “Eligible Rental Equipment” and “Eligible Accounts Receivable” shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent in all material respects with the Financial Statements referred to in Section 6.10(b).  Without limiting the foregoing, if the Borrower or any of its Subsidiaries changes its depreciation methodology after the Effective Date, such change shall not be given effect for purposes of determining compliance with the Sections referenced in the immediately preceding sentence or for making calculations of the types described in the immediately preceding sentence.  The Financial Statements required to be delivered hereunder from and after the Effective Date and all financial records shall be maintained in accordance with GAAP as in effect as of the date of the Financial Statements referred to in Section 6.10(b) or, if GAAP shall change from the basis used in preparing the Financial Statements referred to in Section 6.10(b), the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as utilized in the Financial Statements referred to in Section 6.10(b).

1.3           Interpretive Provisions  (a).  Terms not otherwise defined herein which are defined in the UCC as in effect on the date hereof in the State of New York shall have the meanings given them in such UCC.  The term “security interest” includes a hypothec.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  The word “or” is not exclusive.

(c)           An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in accordance with Section 11.10 hereof.

(d)           Unless otherwise expressly provided herein, (i) references to agreements (including this Credit Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, and other modifications thereto, but only to the extent such amendments, restatements, and other modifications are not prohibited by the terms of any Credit Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.

(e)           The captions and headings of this Credit Agreement and the other Credit Documents are for convenience of reference only and shall not affect the interpretation of this Credit Agreement and the other Credit Documents.

(f)            This Credit Agreement and the other Credit Documents may use several different limitations, tests, or measurements to regulate the same or similar matters.  All such limitations, tests, and measurements are cumulative and shall each be performed in accordance with their terms.

1.4           No Strict Construction.  This Credit Agreement and the other Credit Documents are the result of negotiations among, and have been reviewed by counsel to, each Agent, each Lender, each Co-Lead Arranger, and the Credit Parties and are the products of all parties.  Accordingly, this Credit Agreement and the other Credit Documents shall not be construed against the Administrative Agent, the Syndication Agent, the Collateral Agent, the Issuing Lender, the Lenders, or the Credit Parties merely because of their respective involvement in their preparation.

1.5           Certain Provisions Regarding Holdings.  (a)  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Credit Documents, Holdings and the Unrestricted Subsidiaries shall not be required to comply with any of the covenants or other agreements set forth in Articles 7 and 8 (such covenants, the “Holdings No-Compliance Covenants”); provided, that (i) if at any time any of the Holding Company Requirements shall fail to be satisfied and such failure shall continue for 20 or more consecutive days after the earlier of (x) the date of the occurrence of such failure and (y) the date on which the Borrower or Holdings receives written notice from an Agent of such failure, then Holdings and the Unrestricted Subsidiaries shall, from and after such 20th day and until all of the Holding Company Requirements are again satisfied, comply with all of the Holdings No-Compliance Covenants and (ii) Holdings (but not the Unrestricted Subsidiaries) shall comply with the covenants contained in Schedule XVIII.

(b)           Holdings represents and warrants to the Agents and the Lenders that on the Effective Date all of the Holding Company Requirements are satisfied.  Holdings shall promptly (and in any event within 3 Business Days after obtaining knowledge thereof) notify the Administrative Agent of each occurrence of any of the Holding Company Requirements no longer being satisfied.  Further, Holdings agrees that it shall deliver to the Administrative Agent, not later than 45 days after the end of each fiscal quarter of Holdings, a certificate of a Responsible Officer of Holdings certifying that the Holding Company Requirements were satisfied at all times during the fiscal quarter of the Borrower just ended or, if the Holding Company Requirements were not so satisfied, certifying the requirements that were not satisfied in reasonable detail and whether all of the Holding Company Requirements have been satisfied on the date of such certificate.

(c)           Nothing contained in this Section 1.5 shall (x) relieve the Borrower or any of its Subsidiaries from any obligation to timely comply with the covenants set forth in Articles 7 and 8 or any other provisions applicable to such Persons in any Credit Document or (y) affect any Default or Event of Default arising from the failure of the Borrower or any of its Subsidiaries to so timely comply with any such obligation.

ARTICLE 2

Amount and Terms of Credit

2.1           The Commitments and Loans.  (a)  Pursuant to the Existing Credit Agreement, certain banks and other financial institutions made term loans to the Borrower, the aggregate outstanding principal balance of which as of the Effective Date is $205,776,241.50.  The Borrower acknowledges and agrees that (i) pursuant to the Bank Assignment Agreement, on the Effective Date, BofA and DBTCA purchased from the other banks and other financial institutions party to the Existing Credit Agreement the outstanding term loans made to the Borrower under the Existing Credit Agreement held by such banks and other financial institutions, (ii) such term loans purchased by BofA and DBTCA pursuant to the Bank Assignment Agreement and the term loans made by BofA and DBTCA to the Borrower under the Existing Credit Agreement and outstanding on the Effective Date, in an aggregate outstanding principal amount of $151,974,511.95, shall, subject to clause (iii) of the last sentence of Section 2.1(c), be deemed to constitute term loans made under this Credit Agreement on the Effective Date (each, a “Term Loan” and, collectively, the “Term Loans”), (iii) the Term Loans shall initially be maintained as a single Borrowing of Base Rate Loans (subject to the option to convert the Term Loans pursuant to Section 4.3) and (iv) a portion of the Term Loans shall be assigned by BofA and DBTCA to certain of the Lenders on the Effective Date pursuant to Section 2.12.  Once repaid, Term Loans may not be reborrowed.  The Borrower hereby agrees to execute and deliver to each Lender that requests same a Term Note in the form of Exhibit A-1 to evidence the Term Loans made by such Lender or otherwise owing to such Lender pursuant to the Bank Assignment Agreement or as provided in Section 11.6 of this Credit Agreement.

(b)           [intentionally omitted].

(c)           Subject to the terms and conditions set forth in this Credit Agreement, on and after the Initial Borrowing Date and to and excluding the Maturity Date, each Revolving Credit Lender severally agrees to make revolving loans and advances to the Borrower hereunder (the “Revolving Loans”).  Subject to the provisions of this Credit Agreement, the Borrower may borrow, repay (without penalty, except for breakage costs under Section 4.5(b)) and re-borrow Revolving Loans, all in accordance with the terms and conditions hereof.  On and immediately after the occurrence of the Effective Date, the Revolving Credit Commitment for each Lender shall be the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Revolving Credit Commitment” (as same may be (x) increased from time to time as a result of the respective Lender furnishing Incremental Revolving Credit Commitment(s) after the Effective Date and/or (y) reduced from time to time pursuant to the terms of this Credit Agreement).  If any Incremental Revolving Credit Commitments are provided after the Effective Date, the Administrative Agent is authorized to make such changes to Schedule I as are appropriate to reflect the revised Revolving Credit Commitments of the various Lenders.  The Borrower hereby agrees to execute and deliver to each Lender that requests same a Revolving Note in the form of Exhibit A-2 to evidence the Revolving Loans made by each such Lender or otherwise owing to such Lender pursuant to the Bank Assignment Agreement or Sections 2.12 or 11.6 of this Credit Agreement.  The Borrower acknowledges and agrees that (i) the portion of the payment made on the Effective Date pursuant to Section 3(a) of the Bank Assignment Agreement by BofA and DBTCA to or for the account of certain of the other banks and other financial institutions party to the Existing Credit Agreement with respect to the purchase of the outstanding revolving loans made to the Borrower under the Existing Credit Agreement held by such banks and other financial institutions shall be deemed to constitute a Revolving Loan requested by and made to the Borrower on the Effective Date in the amount of $101,828,278.82, (ii) the revolving loans made by BofA and DBTCA under the Existing Credit Agreement outstanding on the Effective Date shall be deemed to constitute a Revolving Loan requested by and made to the Borrower on the Effective Date in the amount of the aggregate outstanding principal balance of such revolving loans on the Effective Date, (iii) the excess, if any, of (1) the aggregate of (x) the portion of the payment made on the Effective Date pursuant to Section 3(a) of the Bank Assignment Agreement by BofA and DBTCA to certain of the other banks and other financial institutions party to the Existing Credit Agreement with respect to the purchase of the outstanding term loans made to the Borrower under the Existing Credit Agreement held by such banks and other financial institutions and (y) the term loans made by BofA and DBTCA under the Existing Credit Agreement outstanding on the Effective Date over (2) $150,000,000, shall be deemed to constitute a Revolving Loan requested by and made to the Borrower on the Effective Date in the amount of such excess (and such excess portion shall no longer constitute term loans or Term Loans hereunder), (iv) the Revolving Loans deemed requested and made on the Effective Date pursuant to the foregoing clauses (i) through (iii) shall initially be maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Revolving Loans pursuant to Section 4.3) and (v) a portion of the Revolving Loans deemed requested and made on the Effective Date pursuant to the foregoing clauses (i) through (iii) shall be assigned by BofA and DBTCA to the other Revolving Credit Lenders on the Effective Date pursuant to Section 2.12.

(d)           So long as no Default or Event of Default then exists or would result therefrom, the Borrower, in consultation with the Administrative Agent, shall have the right to request from time to time after the Syndication Date (for this purpose, determined as if clause (x) contained in the definition of Syndication Date were deleted) and prior to the Maturity Date that one or more Lenders (and/or one or more other Persons which will become Lenders as provided below) provide Incremental Revolving Credit Commitments and, subject to the terms and conditions contained in this Credit Agreement, make Incremental Revolving Loans, as the case may be, pursuant thereto; it being understood and agreed, however, that:

(i)            no Lender shall be obligated to provide an Incremental Revolving Credit Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Revolving Credit Commitment and executed and delivered to the Administrative Agent an Incremental Commitment Agreement as provided in clause (e)(i) of this Section 2.1, such Lender shall not be obligated to fund any Incremental Revolving Loans;

(ii)           any Lender (or, in the circumstances contemplated by clause (v) below, any other Person which will qualify as an Eligible Transferee) may so provide an Incremental Revolving Credit Commitment without the consent of any other Lender;

(iii)          the Incremental Revolving Credit Commitments provided pursuant to this clause (d) shall be in a minimum aggregate amount (for all Lenders (including in the circumstances contemplated by clause (v) below, Eligible Transferees who will become Lenders)) of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof,

(iv)          the aggregate amount of all Incremental Revolving Credit Commitments permitted to be provided pursuant to this Section 2.1 shall not exceed $150,000,000;

(v)           if, after the Borrower has requested the then existing Lenders (other than Defaulting Lenders) to provide Incremental Revolving Credit Commitments pursuant to this clause (d), the Borrower has not received Incremental Revolving Credit Commitments in an aggregate amount equal to that amount of Incremental Revolving Credit Commitments which the Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Borrower as provided below), then the Borrower may request Incremental Revolving Credit Commitments from Persons which would qualify as Eligible Transferees hereunder in an aggregate amount equal to such deficiency, provided that (x) any such Incremental Revolving Credit Commitment provided by any such Eligible Transferee shall be in a minimum amount (for such Eligible Transferee) of at least $1,000,000, (y) the fees to be paid to such Eligible Transferee shall be no greater than those paid (or which were offered) to the then existing Lenders providing (or which were requested to provide) the respective requested Incremental Revolving Credit Commitments and (z) the consent of the Administrative Agent shall be required with respect to each Person (not an existing Lender) which provides any Incremental Revolving Credit Commitment, such consent not to be unreasonably withheld;

(vi)          the consent of each Issuing Lender to each Lender providing an Incremental Revolving Credit Commitment (whether an existing or new Lender) shall be required, which consents shall not be unreasonably withheld;

(vii)         each Lender agreeing to provide an Incremental Revolving Credit Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make revolving loans and advances (each, an “Incremental Revolving Loan” and, collectively, the “Incremental Revolving Loans”) to the Borrower as specified in such Incremental Commitment Agreement and such Incremental Revolving Loans shall thereafter be deemed to be Revolving Loans for all purposes of this Credit Agreement and the other Credit Documents;

(viii)        Incremental Revolving Loans to be made pursuant to such Incremental Commitment Agreement shall mature on the Maturity Date and shall bear interest at the same rates (i.e., have the same Applicable Margins) applicable to other Revolving Loans; and

(ix)           all actions by the Borrower pursuant to this clause (d) shall be taken in coordination with the Administrative Agent.

(e)           In connection with the Incremental Revolving Credit Commitments to be provided pursuant to preceding clause (d):

(i)            the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Revolving Credit Commitment (each such Lender or Eligible Transferee, an “Incremental Revolving Credit Lender”) shall execute and deliver to the Administrative Agent (with a copy to the Borrower) an Incremental Commitment Agreement substantially in the form of Exhibit R (appropriately completed), with the effectiveness of such Incremental Revolving Credit Lender’s Incremental Revolving Credit Commitment to occur upon the delivery of such Incremental Commitment Agreement to the Administrative Agent, the obtaining of the consents required by Section 2.1(d) (v) and/or (vi), if and to the extent required pursuant to said clauses, the payment of any fees required in connection therewith (including, without limitation, any fees payable pursuant to clause (ii) below) and the satisfaction of any other conditions precedent that may be set forth in such Incremental Commitment Agreement;

(ii)           Holdings, the Borrower and its Subsidiaries shall have delivered such amendments, modifications and/or supplements to the Collateral Documents as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the additional Obligations to be incurred pursuant to the Incremental Revolving Credit Commitments are secured by, and entitled to the benefits of, the Collateral Documents;

(iii)          the Administrative Agent shall receive an acknowledgment from the Credit Parties that the Incremental Revolving Loans to be incurred pursuant to such Incremental Revolving Credit Commitments are entitled to the benefits of the Guaranties and the Collateral Documents, together with resolutions executed by (x) the Borrower, authorizing the incurrence of such Incremental Revolving Loans pursuant to such Incremental Revolving Credit Commitments and (y) each other Credit Party, stating that the Incremental Revolving Loans to be incurred pursuant to such Incremental Revolving Credit Commitments are entitled to benefits of the Guaranties and the Collateral Documents;

(iv)          the Borrower shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated the date of such Incremental Commitment Agreement, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.1(c) and such other matters as the Administrative Agent may reasonably request, including non-contravention of the Senior Secured Notes Documents and the Senior Unsecured Notes Documents;

(v)           on the date of the making of such Incremental Revolving Loans, same shall be added to (and form part of) each Borrowing of outstanding Revolving Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Revolving Loans, and so that the existing Lenders continue to have the same participation (by amount) in each Borrowing as they had before the making of the new Incremental Revolving Loans; and

(vi)          the Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement, and shall deliver to each Lender a copy of same, and (i) at such time Schedule I shall be deemed modified to reflect the Incremental Revolving Credit Commitments of such Incremental Revolving Lenders and (ii) to the extent requested by such Incremental Revolving Lenders, Revolving Notes will be issued, at the Borrower’s expense, to such Incremental Revolving Lenders, to reflect the Incremental Revolving Loans made by such Incremental Revolving Lenders or such Incremental Revolving Lender, as the case may be.

To the extent the provisions above contained in clause (e) (v) above require that Lenders making Incremental Revolving Loans add same to then outstanding Borrowings of Eurodollar Rate Loans, it is acknowledged that the effect thereof may result in such new Incremental Revolving Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Rate Loans and which will end on the last day of such Interest Period).  In connection therewith, the Borrower may agree, in the respective Incremental Commitment Agreement, to compensate the Lenders making the new Incremental Revolving Loans for funding Eurodollar Rate Loans during an existing Interest Period on such basis as may be agreed by the Borrower and such respective Lender or Lenders.

2.2           Determination of Borrowing Base for Revolving Loans; etc.  (a)  Subject to Section 2.2(c) and Section 2.3(c), Revolving Loans shall not in aggregate principal amount at any time outstanding exceed, when added to the Letter of Credit Obligations at such time, the least of:

(i)            the Total Revolving Credit Commitments as then in effect minus reserves established pursuant to the second sentence of clause (b) below; or

(ii)           the amount then equal to:

(A)          the Adjusted Net Book Value Percentage of all Eligible Rental Equipment. plus

(B)           85% of Eligible Accounts Receivable, minus

(C)           the aggregate principal amount of Term Loans outstanding at such time, minus

(D)          the aggregate principal amount of Senior Secured Notes then outstanding, minus

(E)           reserves established pursuant to the first sentence of clause (b) below; or

(iii)          the maximum amount of Revolving Outstandings that are permitted to be outstanding at such time pursuant to the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture.

The amount calculated in accordance with clause (i) above is hereinafter referred to as the “Net Total Revolving Credit Commitments”.  The amount calculated in accordance with clause (ii) above is hereinafter referred to as the “Borrowing Base”.

(b)           The Administrative Agent shall in the exercise of its Permitted Discretion (x) at any time be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Rental Equipment and (ii) impose additional restrictions (or eliminate the same) to the standards of “Eligible Accounts Receivable” and “Eligible Rental Equipment” and (y) at any time after the Effective Date be entitled to reduce the advance rates under Section 2.2(a)(ii)(A) or (B) or restore such advance rates to any level equal to or below the advance rates stated in Section 2.2(a)(ii)(A) or (B).  In addition, the Administrative Agent shall at any time be entitled to establish and increase or decrease reserves against the Total Revolving Credit Commitments that represent amounts the Administrative Agent in its reasonable judgment believes any of the Administrative Agent or the Collateral Agent may be required to expend or may deem advisable to expend (x) in connection with the preservation, protection, collection or realization of Collateral or (y) in connection with any obligation, agreement or undertaking of any Credit Party set forth in this Credit Agreement or any of the other Credit Documents.  The Administrative Agent shall provide the Borrower with not less than five (5) Business Days written notice prior to adding any new type of reserve against the Total Revolving Credit Commitments; provided, that no such notice shall be required if a new type of reserve is added during the continuance of an Event of Default.  The Administrative Agent may, but shall not be required to, rely on each Borrowing Base Certificate and any other schedules or reports delivered to it in connection herewith in determining the then eligibility of Accounts and Rental Equipment.  Reliance thereon by the Administrative Agent from time to time shall not be deemed to limit the right of the Administrative Agent to revise advance rates or standards of eligibility as provided in this Section 2.2(b).

(c)           The Borrowing Base will be computed monthly and a Borrowing Base Certificate presenting the computation thereof will be delivered promptly to the Administrative Agent as set forth in Section 7.1(e).  Notwithstanding anything to the contrary contained herein, the Administrative Agent shall be satisfied that on the Effective Date and after giving effect to all Credit Events on such date and after giving effect to the effectiveness of the assignments and transfers contemplated by the Bank Assignment Agreement, the Borrower shall be able to incur additional Revolving Outstandings, after giving effect to all Credit Events on the Effective Date, of $100,000,000 in compliance with the applicable restrictions contained in Section 2.2(a).

2.3           Borrowing Mechanics.  (a)  Except as provided in Section 2.3(b) or (c), Borrowings shall be made on notice from the Borrower to the Administrative Agent, given not later than 1:00 P.M. (New York City time) on the date on which the proposed Borrowing consisting of Base Rate Loans is requested to be made and on the third Business Day prior to the date on which any proposed Borrowing consisting of Eurodollar Rate Loans is requested to be made.

(i)            Each Notice of Borrowing shall be given by either telephone, telecopy, telex, facsimile or cable, and, if by telephone, confirmed in writing, substantially in the form of Exhibit B-1 (the “Notice of Borrowing”), appropriately completed to specify the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day) and whether the Revolving Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Rate Loans and, if Eurodollar Rate Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Revolving Credit Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the second immediately preceding sentence to be specified in the Notice of Borrowing.  Each Notice of Borrowing shall be irrevocable by and binding on the Borrower.

(ii)           The Borrower shall notify the Administrative Agent in writing of the names of the officers authorized to request Revolving Loans on behalf of the Borrower, and shall provide the Administrative Agent with a specimen signature of each such officer.  The Administrative Agent shall be entitled to rely conclusively on such officers’ authority to request Revolving Loans on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this Section 2.3(a) and, with respect to an oral request for Revolving Loans, the Administrative Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized to make such request on behalf of the Borrower.  Neither the Administrative Agent nor any of the Lenders shall incur any liability to the Borrower as a result of acting upon any telephonic notice referred to in this Section 2.3(a) which notice the Administrative Agent believes in good faith to have been given by a duly authorized officer or other individual authorized to request Revolving Loans on behalf of the Borrower or for otherwise acting reasonably and in good faith under this Section 2.3(a) and, upon the funding of Revolving Loans by the Lenders in accordance with this Credit Agreement, pursuant to any such telephonic notice, the Borrower shall be deemed to have made a Borrowing of such Revolving Loans hereunder.

(iii)          In a Notice of Borrowing, the Borrower may request one or more Borrowings on a single day.  Each such Borrowing shall be in an aggregate amount for all Lenders of not less than $1,000,000 in the case of Eurodollar Rate Loans.  Unless otherwise requested in the applicable Notice of Borrowing, all Revolving Loans shall be Base Rate Loans.  All Term Loans and Revolving Loans made (or deemed made) on the Effective Date shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Rate Loans, in the manner provided in Section 4.3(b).  The right of the Borrower to choose Eurodollar Rate Loans is subject to the provisions of Section 2.3(a)(v) and 4.3(c).

(iv)          Upon the Administrative Agent’s receipt of one or more Notices of Borrowing with respect to the Revolving Loans to be made on any given date, the Administrative Agent shall give each Lender prompt notice by telephone or facsimile transmission of such Notice of Borrowing.  Subject to the reasonable determination by the Administrative Agent that the applicable conditions for borrowing contained in Article 5 are satisfied, each Revolving Credit Lender shall make available to the Administrative Agent at the Payment Office its Revolving Credit Proportionate Share of the aggregate amount of Revolving Loans to be made on such date, in immediately available funds no later than 3:00 P.M. New York City time on such date.  Notwithstanding the foregoing, Incremental Revolving Loans to be made on any date shall be made in accordance with the relevant provisions of Section 2.1.  Unless the Administrative Agent receives contrary written notice prior to (unless the Initial Borrowing Date is the date of such Borrowing, in which case no later than 11:00 A.M. (New York City time) on the Initial Borrowing Date) the date of any Borrowing, it is entitled to assume that each Revolving Credit Lender will make available the amounts specified above and, in reliance upon such assumption, but without any obligation to do so, the Administrative Agent may advance such amounts on behalf of the Revolving Credit Lenders (with the Revolving Credit Lenders being obligated to the Administrative Agent for any such advances in accordance with the provisions of Section 2.4).

(v)           Notwithstanding the foregoing, prior to the Syndication Date, Loans may only be incurred and maintained as, and/or Converted into, Eurodollar Rate Loans as long as such Loans, together with all other outstanding Eurodollar Rate Loans, are subject to a one-month Interest Period which, in each case, begins and ends on the same day, with the first of such Interest Periods not to begin prior to the third Business Day following the Initial Borrowing Date.

(b)           The Borrower has informed the Administrative Agent that it has a checking account (such checking account, together with any other checking accounts established as contemplated in the last sentence of this clause (b) collectively, the “Disbursement Account”) with BofA for general corporate purposes, including the purpose of paying trade payables and other operating expenses.  The Lenders hereby authorize the Administrative Agent and, so long as the conditions for Borrowing in Article 5 remain satisfied, the Administrative Agent on behalf of the Lenders may but shall not be obligated to make Revolving Loans to cover the amount of checks presented for payment and other disbursements from the Disbursement Account.  Such Borrowings shall be of Base Rate Loans only and will at no time exceed the amount available for the Borrowing of Revolving Loans under Section 2.2 (as determined in good faith by the Administrative Agent).  The Borrower may open additional checking accounts with financial institutions satisfactory to the Administrative Agent so long as each such checking account constitutes a Deposit Account (as defined in the U.S. Security Agreement) and is subject to a Control Agreement as provided in the U.S. Security Agreement.

(c)           In the event the Borrower is unable to comply with (i) the Borrowing Base limitations set forth in Section 2.2(a)(ii) or (ii) the conditions precedent to the making of a Revolving Loan or the issuance of a Letter of Credit set forth in Section 5.2, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Loans (the “Agent Advances”) to the Borrower for a period commencing on the date the Administrative

Agent first receives a Notice of Borrowing requesting an Agent Advance until the earlier of (i) the date the Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto or (ii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”).  The Administrative Agent shall not make any Agent Advance (i) to the extent that at such time the amount of such Agent Advance when added to the aggregate outstanding amount of other Agent Advances would exceed the lesser of (x) the remainder of the Total Revolving Credit Commitments at such time less the Revolving Outstandings at such time and (y) 5% of the Revolving Outstandings at the time of the first request for an Agent Advance during the related Agent Advance Period or (ii) if the Administrative Agent believes that the making of the respective Agent Advance may cause a violation of the relevant provisions of the Senior Unsecured Notes Indenture or the Senior Secured Notes Indenture (it being understood and agreed that the Administrative Agent may, but shall not be required to, require such officer’s certificates and/or opinions of counsel from the Borrower to the effect that no such violation of the Senior Unsecured Notes Indenture or the Senior Secured Notes Indenture shall occur as a result of the making of the respective Agent Advance).  It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion and that the Borrower shall have no right to require that any Agent Advances be made.  Agent Advances will be subject to periodic settlement with the Lenders under Section 2.4.

2.4           Settlements Among the Administrative Agent and the Lenders.  (a)  Except as provided in Section 2.4(b), the Administrative Agent shall give to each Revolving Credit Lender prompt notice of each Notice of Borrowing by telecopy, telex, facsimile or cable.  No later than 3:00 P.M. (New York City time) on the date of each Borrowing representing the incurrence of Revolving Loans (each, a “RL Borrowing Date”), each Lender with a Revolving Credit Commitment will make available, from the account of its Applicable Lending Office, to the Administrative Agent at its Payment Office, in immediately available funds, for the account of the Borrower, its Revolving Credit Proportionate Share of such Borrowing.  To the extent the Lenders have made such amounts available to the Administrative Agent as provided above, the Administrative Agent will make the aggregate of such amounts available to the Borrower by 4:00 P.M., New York time, on the respective RL Borrowing Date in accordance with this Section 2.4 and in like funds received by the Administrative Agent.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of such Borrowing to be made on such date, the Administrative Agent may assume that such Lender will make such amount available to the Administrative Agent at its Payment Office on such date of Borrowing, or, if applicable, the Settlement Date and the Administrative Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the Borrowing to be provided by such Lender.  Except as provided in Section 2.4(b) and subject to Section 2.4(e), promptly after its receipt of payments from or on behalf of the Borrower (other than amounts payable to the Administrative Agent to reimburse the Administrative Agent, the Collateral Agent and the Issuing Lender for fees and expenses payable solely to them), the Administrative Agent will cause such payments to be distributed ratably to the applicable Lenders.

(b)           Unless the Required Lenders have instructed the Administrative Agent to the contrary, the Administrative Agent on behalf of the Lenders may but shall not be obligated to make Base Rate Loans under Section 2.3 without prior notice of the proposed Borrowing to the Lenders, as follows:

(i)            The amount of each Revolving Credit Lender’s Revolving Credit Proportionate Share of outstanding Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. (New York City time) on the last Business Day of the period specified by the Administrative Agent (such date, the “Settlement Date”).  The Administrative Agent shall deliver to each of the Revolving Credit Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans for such period.  The Revolving Credit Lenders shall transfer to the Administrative Agent, or, subject to Section 2.4(e), the Administrative Agent shall transfer to the Revolving Credit Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans made by each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Proportionate Share of the aggregate amount of Revolving Loans outstanding as of such Settlement Date.  If the summary statement is received by the Revolving Credit Lenders prior to 12:00 Noon (New York City time) on any Business Day, each Revolving Credit Lender shall make the transfers described above in immediately available funds no later than 3:00 P.M. (New York City time) on the day such summary statement was received; and if such summary statement is received by the Lenders after 12:00 Noon (New York City time) on such day, each Revolving Credit Lender shall make such transfers no later than 3:00 P.M. (New York City time) on the next succeeding Business Day.  The obligation of each of the Revolving Credit Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Administrative Agent.  Each of the Administrative Agent and the Revolving Credit Lenders agree to mark their respective books and records on the Settlement Date to show at all times the dollar amount of their respective Revolving Credit Proportionate Shares of the outstanding Revolving Loans.

(ii)           To the extent that the settlement described above shall not yet have occurred, upon any repayment of Revolving Loans by the Borrower, the Administrative Agent may apply such amounts repaid directly to the amounts made available by the Administrative Agent pursuant to this Section 2.4(b).

(iii)          Because the Administrative Agent on behalf of the Revolving Credit Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Revolving Credit Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Administrative Agent to each Revolving Credit Lender and the Administrative Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Revolving Credit Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the Borrower in accordance with Section 2.5 or actually settled by the applicable Lender as described in this Section 2.4(b).

(c)           If a Lender (such a Lender, a “Defaulting Lender”) fails to make available to the Administrative Agent its Proportionate Share of any Loans (including Agent Advances) made available by the Administrative Agent on such Lender’s behalf, or fails to make available any other amount owing by it to the Administrative Agent and the Administrative Agent has made such amount available to the Borrower, the Administrative Agent shall be entitled to recover such amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly (but in any event no later than five Business Days after such demand) pay such amount (to the extent not paid by the Defaulting Lender) to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Defaulting Lender or the Borrower, as the case may be, (x) interest on such amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent, at a rate per annum equal to either (i) if paid by such Defaulting Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 4.1 or Section 4.2 hereof, plus (y) in each case, an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement; provided, however, that the Administrative Agent shall not be entitled to demand payment by the Borrower of any amount under clause (y) above unless demand therefor has been made of the Defaulting Lender and not paid within five Business Days of such demand.  Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrower to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrower under clause (y) above on account of such Defaulting Lender’s default.

(d)           The failure of any Lender to fund its Proportionate Share of any Loan (including Agent Advances) required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to fund its Proportionate Share of such Loan on the date of such Borrowing, or relieve the Lender who failed to make such amount available to subsequently repay such amount, or relieve any Lender (including the Lender that failed to make such amount available) of its obligation hereunder to make its ratable portion of any Borrowing available as part of any subsequent Loans, but no Lender shall be responsible for the failure of any other Lender to fund its Proportionate Share of a Loan.

(e)           Notwithstanding anything contained herein to the contrary, so long as any Revolving Credit Lender is a Defaulting Lender or has rejected or repudiated its Revolving Credit Commitment, the Administrative Agent shall not be obligated to transfer to such Lender any payments made by the Borrower to the Administrative Agent for the benefit of such Lender (excluding such payments made in respect of the Term Loans); and such Lender shall not be entitled to the sharing of any payments (excluding such payments made in respect of the Term Loans) pursuant to Section 2.10.  Amounts which would have been payable to such Lender in the absence of the immediately preceding sentence shall instead be paid to the Administrative Agent.  The Administrative Agent may hold and, in its discretion, re-lend to the Borrower the amount of all such payments received by it for such Lender.  For purposes of voting or consenting to matters with respect to the Credit Documents, each Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Credit Commitment (and related Outstandings) and Term Loan Outstandings, as applicable, shall be deemed to be zero.  This Section 2.4(e) shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Credit Agreement shall have been paid in full to the Administrative Agent and/or the Lenders other than the Defaulting Lender or (y) the Required Lenders, the Administrative Agent and the Borrower shall have waived such Defaulting Lender’s default in writing.  No Commitment of any Lender shall be increased or otherwise affected, and performance by the Borrower shall not be excused, by the operation of this Section 2.4(e).

2.5           Mandatory and Voluntary Payments: Mandatory and Voluntary Reduction of Commitments.

(a)           Maturity of Term Loans.  The Borrower shall repay the outstanding principal balance of the Term Loans, together with all accrued and unpaid interest thereon, on the Maturity Date or earlier as herein provided (including, without limitation, pursuant to this Section 2.5).

(b)           Voluntary Prepayment of Term Loans.  Subject to Section 2.5(c) and the last sentence of this Section 2.5(b), the Borrower may, without premium or penalty, prepay Term Loans by giving the Administrative Agent at least (x) one Business Day’s prior written notice in the case of Term Loans constituting Base Rate Loans and (y) at least three Business Days’ notice in the case of Term Loans constituting Eurodollar Loans (which notice the Administrative Agent shall promptly transmit to each Term Loan Lender), provided that, in the case of Term Loans constituting Eurodollar Rate Loans, any payment required to be made pursuant to Section 4.5(b) as a result of such prepayments shall have been, or shall concurrently therewith be, made.  Unless the aggregate Term Loan Outstandings are to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $1,000,000 and in increments of $500,000 in excess of such amount.  Each voluntary prepayment shall permanently reduce the Term Loan Outstandings of each Term Loan Lender ratably in accordance with its Term Loan Proportionate Share.  Any notice of prepayment given to the Administrative Agent under this Section 2.5(b) shall specify the date (which shall be a Business Day) of prepayment, the aggregate principal amount of the prepayment and the Types of Term Loans to be prepaid, and in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made.  When notice of prepayment is delivered as provided herein, the principal amount of the Term Loans specified in the notice shall become due and payable on the prepayment date specified in such notice.  Notwithstanding anything to the contrary contained above, unless the Required Lenders otherwise specifically consent in writing thereto (or the Revolving Credit Termination Date has occurred or will occur concurrently with such prepayment), no voluntary prepayment of Term Loans may be made pursuant to this Section 2.5(b) unless, after giving effect thereto, Excess Availability is at least $50,000,000.

(c)           No Readvance of Term Loans.  Any repayment or prepayment of all or any portion of the principal amount of the Term Loans shall constitute a permanent reduction in the Term Loan Outstandings and may not be readvanced to the Borrower.

(d)           Mandatory Payment of Revolving Loans.  Revolving Loans shall be due and payable without any demand at any time that the aggregate balance of Revolving Loans and all Letter of Credit Obligations outstanding at such time exceeds the lesser of the Borrowing Base then in effect and the Net Total Revolving Credit Commitments then in effect, in the amount of such excess, provided that (i) no such payment shall be required pursuant to the foregoing clause as a result of a Borrowing Base Deficiency during an Agent Advance Period (although to the extent the amount of Revolving Outstandings exceeds the amount permitted to be outstanding pursuant to the Senior Unsecured Notes Indenture or the Senior Secured Notes Indenture or to the extent there exists an excess over the Net Total Revolving Credit Commitments then in effect, each such payment shall be required to be made immediately and whether or not an Agent Advance Period is in existence), (ii) if the then aggregate outstanding principal amount of Revolving Loans is less than such excess (it being understood and agreed that such excess shall be calculated after giving effect to the foregoing clause (i)), Letters of Credit will be required to be cash collateralized (to the satisfaction of the Collateral Agent) in the amount of such difference and (iii) if the sum of the aggregate outstanding principal amount of Revolving Loans and the cash collateralized Letters of Credit is less than such excess, Term Loans will be required to be repaid in the amount of such difference.

(e)           Termination and Reductions of Commitments.

(i)            The Total Commitments (and the Commitment of each Lender) shall terminate on July 15, 2005, unless the Initial Borrowing Date shall have occurred on or before such date.

(ii)           [intentionally omitted].

(iii)          [intentionally omitted].

(iv)          On the earlier of (x) the Maturity Date and (y) unless the Required Lenders otherwise consent in writing, the date on which a Change of Control occurs, the Total Revolving Credit Commitments (and the Revolving Credit Commitment of each Revolving Credit Lender) shall terminate.

(v)           On each date upon which a mandatory repayment of Term Loans pursuant to Section 2.5(i), (j), (k) or (l) is required (and exceeds in amount the aggregate principal amount of Term Loans then outstanding) or would be required if Term Loans were then outstanding, the Total Revolving Credit Commitments shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Sections (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of Term Loans then outstanding.

(f)            Voluntary Prepayment of Revolving Loans.  In addition to the transfers and distributions of funds required pursuant to Section 2.6, the Borrower shall have the right to prepay the Revolving Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay

Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Rate Loans, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders; and (ii) prepayments of Eurodollar Rate Loans made on a day other than the last day of an Interest Period applicable thereto shall be accompanied by any amounts owing pursuant to Section 4.5(b).

(g)           Apportionment and Application of Payments and Reductions to Total Commitments.

(i)            With respect to each repayment of Loans pursuant to this Section 2.5, the Borrower may designate the Types of Loans which are to be repaid and the specific Borrowing(s) pursuant to which made; provided that (i) if Eurodollar Rate Loans are repaid on a day that is other than the last day of an Interest Period applicable thereto, such repayment shall be accompanied by any amounts owing pursuant to Section 4.5(b); (ii) if any partial prepayment of Eurodollar Rate Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Rate Loans made pursuant to such Borrowing to an amount less than $1,000,000, then such Borrowing may not be continued as a Borrowing of Eurodollar Rate Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; and (iii) each repayment of any Loans made pursuant to a Borrowing shall, except as provided in Section 2.4(e) and (in the case of Term Loans) subject to the provisions of Section 2.5(n), be applied pro rata among the Lenders that made such Loans.  If the Borrower is required to repay any Eurodollar Rate Loans as a result of the application of Section 2.5(i), (j), (k) or (l) and such prepayment will result in the Borrower being required to pay breakage costs under Section 4.5(b) (any such Eurodollar Rate Loans, “Affected Loans”), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable.  At the time any Affected Loans are otherwise required to be prepaid the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being immediately repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder for a period not to exceed 60 days pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Rate Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to Eurodollar Rate Loans of the respective Tranche (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Rate Loans (excluding any such Eurodollar Rate Loans which are Term Loans to the extent the respective Term Loan Lenders have waived their rights to receive such payment in accordance with the provisions of Section 2.5(n)) to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that on the 90th day after the deposit thereof, any amount remaining from the respective deposit pursuant to the cash collateral account shall be applied to repay outstanding Loans which would otherwise have been repaid in the absence of this sentence.  In the absence of a designation by the Borrower as described in the first sentence of this clause (g)(i), each repayment of Loans pursuant to Section 2.5 shall be applied first to the payment of Base Rate Loans and second to the payment of Eurodollar Rate Loans in the order of the Interest Periods applicable thereto soonest to end.  If there is more than one Eurodollar Rate Loan maturing on any one date, then, in the absence of contrary instructions from the Borrower, (i) if such Eurodollar Rate Loans bear interest at different rates, payment shall be applied to the Eurodollar Rate Loans bearing the higher rate of interest and (ii) if such Eurodollar Rate Loans bear interest at the same interest rate, payment shall be applied to whichever Eurodollar Rate Loan the Administrative Agent shall select in its sole discretion.

(ii)           Any reduction to the Total Revolving Credit Commitments pursuant to this Section 2.5 shall reduce the Revolving Credit Commitment of each of the Revolving Credit Lenders pro rata (based on each Revolving Credit Lender’s Revolving Credit Proportionate Share).

(iii)          Any prepayment of Term Loans pursuant to this Section 2.5 and Section 7.10 shall permanently reduce the Term Loan Outstandings of each Term Loan Lender ratably in accordance with its Term Loan Proportionate Share.

(h)           Voluntary Reduction of Revolving Credit Commitments.  The Borrower may permanently reduce or terminate the unutilized Total Revolving Credit Commitments at any time and from time to time in whole or in part upon at least three Business Days’ prior written notice to the Administrative Agent; provided, however, that each such reduction must be in an amount not less than $250,000 (and in increments of $50,000 if in excess thereof); and provided further, that (i) if the Borrower seeks to reduce the Total Revolving Credit Commitments to an amount less than $10,000,000, then the Total Revolving Credit Commitments shall be reduced to zero and (ii) once reduced, the amount of any such reductions in the Total Revolving Credit Commitments may not be reinstated.

(i)            Mandatory Commitment Reductions and Prepayments Relating to Issuances of Debt.  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.5, but subject to Section 2.5(o), on the date of the receipt of any cash proceeds by Holdings, the Borrower or any of their respective Subsidiaries from the incurrence of Indebtedness by Holdings, the Borrower or any of their respective direct or indirect Subsidiaries (other than Indebtedness permitted to be incurred under Section 8.3 as in effect on the Effective Date), an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied to repay outstanding Term Loans in accordance with the requirements of Section 2.5(g)(iii).

(j)            Mandatory Prepayments Relating to Asset Sales.  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.5, but subject to Section 2.5(o), on each date after the Effective Date upon which Holdings, the Borrower or any of their respective Subsidiaries receives any cash proceeds from any Asset Sale (including capital stock and securities held by any such Person, but excluding (i) Asset Sales so long as, and to the extent that, the aggregate amount of Net Sale Proceeds from all Asset Sales excluded pursuant to this clause (i) during the respective fiscal year of the Borrower in which the Net Sale

Proceeds are received does not exceed $7,500,000, (ii) sales of Rental Equipment in the ordinary course of business and consistent with past practices, (iii) sales or other dispositions of assets which do not constitute Collateral, and (iv) sales of Real Property under Section 8.1(k), to the extent that the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that it intends to reinvest the Net Sale Proceeds therefrom in Inventory, replacement equipment, Rental Equipment, or property and equipment as the case may be, within 180 days after the respective date of sale or disposition or, in lieu thereof, commit to so invest such Net Sale Proceeds within 180 days after such date of sale and actually expend the funds pursuant to such commitment within 365 days after such date of sale or disposition), an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied to repay outstanding Term Loans in accordance with the requirements of Section 2.5(g)(iii); provided that to the extent any Net Sale Proceeds are not required to be applied pursuant to this Section 2.5(j) as a result of clause (iv) contained in the parenthetical above, then (x) on the 180th day after the date of the respective sale or disposition, the Net Sale Proceeds of the respective sale or disposition shall be applied as otherwise required by this Section 2.5(j) to the extent not actually used or committed to be used as contemplated by said clause (iv) by such 180th day and (y) on the 365th day after the date of the respective sale or disposition, any Net Sale Proceeds of the respective sale or disposition shall be applied as otherwise required by this Section 2.5(j) to the extent same were committed to be used within 180 days after the respective date of sale or other disposition but were not in fact used by such 365th day as contemplated by said clause (iv).

(k)           Mandatory Prepayments Relating to Equity Issuances.  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.5, but subject to Section 2.5(o), on each date after the Effective Date upon which (x) Holdings receives any cash proceeds from any Public Equity Offering or (y) the Borrower or any Subsidiary of Holdings or the Borrower receives any cash proceeds from any Equity Issuance by the Borrower or any Subsidiary of Holdings or the Borrower, an amount equal to the Applicable Equity Recapture Percentage of the Net Equity Proceeds therefrom shall be applied to repay outstanding Term Loans in accordance with the requirements of Section 2.5(g)(iii).

(l)            Mandatory Prepayments Relating to Casualty Losses.  In addition to any other mandatory repayments pursuant to this Section 2.5, but subject to Section 2.5(o), to the extent Holdings, the Borrower or their respective Subsidiaries receives proceeds from a Casualty Loss, such proceeds shall, to the extent provided in Section 7.10, be applied to repay Term Loans in accordance with the requirements of Section 2.5(g)(iii).

(m)          Maturity Date; Change of Control.  Upon the earlier of (i) the Maturity Date and (ii) unless the Required Lenders otherwise consent in writing, the date on which a Change of Control occurs, all then outstanding Loans shall be repaid in full.

(n)           Special Application Provisions Regarding Term Loans.  So long as any Term Loans remain outstanding and so long as (and to the extent that) the Total Revolving Credit Commitments remain in effect, any amounts required to be applied as mandatory repayments to the Term Loans pursuant to Sections 2.5(i), (j), (k) and (l) shall be deposited with the Administrative Agent on the date the respective payment is otherwise required to be made and, unless the Borrower has already furnished the Administrative Agent at least three Business Days’ prior written notice of the respective prepayment and amount thereof, the Administrative

Agent shall not apply such amount to repay outstanding Term Loans until the third Business Day after its receipt of such amounts.  Prior thereto, the Administrative Agent shall give each Term Loan Lender notice of the amount of the respective repayment to be made to its Term Loans pursuant to the provisions of said Section 2.5(i), (j), (k) or (l), as the case may be.  Such amount shall be applied to repay the outstanding Term Loans of the various Term Loan Lenders in accordance with the provisions of this Section 2.5 on the date of receipt of such payment (if at least three Business Days’ notice had previously been given to the Term Loan Lenders of such prepayment by the Borrower) or on the third Business Day after the Administrative Agent’s receipt thereof; provided that, by written notice of any Term Loan Lender delivered to the Administrative Agent at least one Business Day before the date the respective repayment is actually applied to outstanding Term Loans, any Term Loan Lender may decline to receive its share of the amount which would otherwise have been applied to its outstanding Term Loans, in which case such declined amount shall instead be applied to the repayment of Revolving Loans and as a mandatory reduction of the Total Revolving Credit Commitments in the amount of such repayment of Revolving Loans in accordance with the requirements of Section 2.5(g)(ii).

(o)           Certain Payment Provisions Not Applicable to Holdings.  The provisions of Sections 2.5(i), (j), (k) and (l) shall not be applicable to Holdings or any of its Subsidiaries (other than the Borrower and Subsidiaries of the Borrower) at any time (and only during such time) that the Holding Company Requirements (as defined in Section 1.5) are satisfied.

2.6           Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes not later than 1:00 P.M. New York City time on the day when due in Dollars to the Administrative Agent at its Payment Office in immediately available funds.  The Borrower’s obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Administrative Agent pursuant to this Section 2.6.

(b)           (i)  The Borrower and each of its Subsidiaries that is a U.S. Credit Party shall each, along with the Collateral Agent and financial institutions selected by the Borrower and acceptable to the Administrative Agent (the “Collection Banks”), enter into and maintain an agreement substantially in the form of Exhibit C-1 (if the relevant Collection Bank is the Collateral Agent in its individual capacity) or, for any Collection Bank which is not the Collateral Agent in its individual capacity, such other form as may be acceptable to the Collateral Agent (each such agreement, with such changes as may be agreed to by the Collateral Agent and as modified, amended or supplemented from time to time, a “Collection Bank Agreement” and, collectively, the “Collection Bank Agreements”).  The Borrower and each of its Subsidiaries that is a U.S. Credit Party shall instruct all account debtors on the Accounts of the Borrower or such Subsidiary, as the case may be, to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” (as defined in the applicable Collection Bank Agreement) which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Collection Account.  All amounts received by the Borrower and each of its Subsidiaries that is a U.S. Credit Party from any account debtor, in addition to all other cash received from any other source, shall, subject to the requirements of Sections 8.16 and 8.17, upon receipt be deposited into a Collection Account.

(ii)           The Borrower and its relevant Subsidiaries may close Collection Accounts and/or open new Collection Accounts with the prior written consent of the Administrative Agent and subject to prior execution and delivery to the Administrative Agent of Collection Bank Agreements consistent with the provisions of this Section 2.6 and in form and substance satisfactory to the Administrative Agent.

(c)           Upon the terms and subject to the conditions set forth in the Collection Bank Agreements, all available amounts held in the Collection Accounts shall be wired by the close of each Business Day into an account maintained by BofA (the “Concentration Account”) established pursuant to a concentration account agreement entered into between the Borrower and the Collateral Agent in such form as may be acceptable to the Collateral Agent (the “Concentration Account Agreement”).

(d)           All available amounts held in the Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below):  (1) first, to pay outstanding Expenses (including any amounts relating to any Bank Products (other than Hedge Agreements)) actually due and payable to the Administrative Agent and/or the Collateral Agent under any of the Credit Documents (provided that, in the case of Expenses attributable to services provided by third party accountants, consultants, advisors and other professionals retained by the Administrative Agent, the Collateral Agent or any of their respective Affiliates, same are invoiced to the Borrower or to the Administrative Agent, the Collateral Agent or the respective Affiliate, with a copy of said invoice provided to the Borrower), to pay indemnities (including any amounts relating to any Bank Products (other than Hedge Agreements)) actually due and payable to the Administrative Agent and/or the Collateral Agent under any Credit Document and to repay or prepay outstanding Revolving Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Sections 2.3 and 2.4(b); (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay all outstanding Expenses and indemnities actually due and payable to the Issuing Lender under any of the Credit Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to prepay (on a ratable basis) all outstanding principal on the Revolving Loans (whether or not then due and payable and with such application to be made, first, to outstanding Base Rate Loans and, second, to outstanding Eurodollar Rate Loans); and (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations (including payment of any other Obligations relating to Bank Products) due and payable under any of the Credit Documents.

(e)           Each of the Canadian Subsidiaries shall, along with the Collateral Agent and one or more financial institutions selected by such Canadian Subsidiaries and acceptable to the Administrative Agent, enter into and maintain an agreement (or agreements) substantially in the form of Exhibit C-3 or such other form as Canadian counsel for the Collateral Agent may suggest with respect to any Canadian Subsidiary or as may otherwise be acceptable to the Collateral Agent (each such agreement, with such changes as may be agreed to by the Collateral

Agent and as modified, amended or supplemented from time to time, the “Canadian Bank Control Agreement” and, collectively, the “Canadian Bank Control Agreements”).

2.7           Maintenance of Account.  The Administrative Agent shall maintain an account on its books in the name of the Borrower in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower pursuant to the Commitments or otherwise owing by the Borrower under this Credit Agreement or any Notes as a result of the Bank Assignment Agreement or Sections 2.12 or 11.6 of this Credit Agreement or for the Borrower’s account, including the Loans, the Letter of Credit Obligations, and the Fees, Expenses and any other Obligations relating thereto.  The Borrower will be credited, in accordance with Section 2.6 above, with all amounts received by the Lenders from the Borrower or from others for the Borrower’s account, including, as set forth above, all amounts received by the Administrative Agent in payment of Accounts and applied to the Obligations.  In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity.  Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrower’s or any of its Subsidiaries contracts or obligations relating to the Accounts.

2.8           Statement of Account.  After the end of each month the Administrative Agent shall send the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Revolving Credit Lenders, the Issuing Lender and the Borrower during that month.  The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrower.

2.9           Taxes.  (a)  All payments made by the Borrower hereunder, under any Note, or under any other Credit Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 2.9(c), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits (or any branch profits taxes or franchise taxes imposed in lieu of net income taxes) of the Administrative Agent or a Lender pursuant to the laws of the jurisdiction in which the Administrative Agent or such Lender, as the case may be, is organized or the jurisdiction in which the principal office of such Lender or the Administrative Agent or the Applicable Lending Office of such Lender is located or any subdivision or taxing authority thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, deductions, withholdings, charges, assessments or other liabilities being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under any Note, or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note or such other Credit Document.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits (or any branch profits taxes or franchise taxes imposed in lieu of net income taxes) of such Lender pursuant to the laws of the jurisdiction in which the Administrative Agent or such Lender is organized or incorporated or in which the principal office or Applicable Lending Office of such Lender is located or of any political subdivision or taxing authority thereof or therein and for any withholding of income or similar taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to this or the preceding sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, on an after-tax basis (as described in the second preceding sentence), for the amount of any Taxes so levied or imposed and paid or withheld by the Administrative Agent or such Lender.  A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be prima facie evidence of such amount.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 11.6 or an Incremental Revolving Credit Lender pursuant to Section 2.1 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer or becoming an Incremental Revolving Credit Lender, as the case may be), on the date of such assignment or transfer to such Lender or the date such Lender becomes an Incremental Revolving Credit Lender, as the case may be, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 2.9(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will, if then permitted under applicable law, deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 2.9(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 2.9(b).  Notwithstanding anything to the contrary contained in Section 2.9(a), but subject to Section 11.6 and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from, or reduced rate of, such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.9(a) to make any additional payments to a Lender pursuant to the third and fourth sentences of Section 2.9(a) (the “Gross-Up Payments”) (i) if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.9(b) or (ii) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from, or reduced rate of, withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.9 and except as set forth in Section 11.6, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.9(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c)           If the Borrower pays any additional amount under this Section 2.9 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit, provided that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 2.9(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 2.9 without any exclusions or defenses; (iii) nothing in this Section 2.9(c) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no such refund, reduction or credit shall be made at any time when an Event of Default exists and is continuing.

2.10         Sharing of Payments.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account (x) of the Revolving Loans made by it or its participation in Letters of Credit in excess of its Revolving Credit Proportionate Share of payments on account of the Revolving Loans or Letters of Credit obtained by all the Lenders (other than any Lender that has waived its share in writing), or interest thereon, such Lender shall forthwith purchase from the other Revolving Credit Lenders, such participation in the Revolving Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, or (y) the Term Loans made by it in excess of its Term Loan Proportionate Share of payments on account of the Term Loans obtained by all the Lenders (other than any Lender that has waived its share in writing or pursuant to Section 2.5(n)), or interest thereon, such Lender shall forthwith purchase from the other Term Loan Lenders such participation in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender with Obligations of the respective Tranche shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.11         Bank Products.  Any Credit Party (other than Holdings) may obtain Bank Products from BofA or any of BofA’s Affiliates or, subject to the definition of Bank Products, another Lender or any of such Lender’s Affiliates, although no Credit Party is required to do so.  To the extent Bank Products are provided by an Affiliate of BofA or of another Lender, the Borrower agrees, and the relevant Credit Party (if other than the Borrower) shall agree, to indemnify and hold the Administrative Agent, BofA and the other Lenders harmless from any and all costs and obligations now or hereafter incurred by any of the Lenders or Agents which arise from any indemnity given by BofA or another Lender to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit any Credit Party’s rights, with respect to BofA, another Lender or their respective Affiliates, if any, that arise as a result of the execution of documents by and between such Credit Party and BofA, another Lender or their respective Affiliates that relate to Bank Products.  The agreement contained in this Section 2.11 shall survive termination of this Credit Agreement.  The Borrower acknowledges and agrees that the obtaining of Bank Products from BofA, another Lender or any of their respective Affiliates (a) is in the sole and absolute discretion of BofA, such other Lender or the applicable Affiliate, as the case may be, and (b) is subject to all rules and regulations of BofA, such other Lender or such Affiliate.

2.12         Assignment and Assumption on Effective Date.  (a)  Effective upon the effectiveness of the amendment and restatement of the Existing Credit Agreement as contemplated hereby (but prior to the making of any financial accommodations on the Initial Borrowing Date other than those deemed made pursuant to Section 2.1(a) and the last sentence of Section 2.1(c) (the time of such effectiveness under this Section 2.12(a), the “Assignment Effective Time”), each of BofA and DBTCA (each an “Assignor”) hereby sells, transfers and assigns to each of the other Lenders party to this Credit Agreement on the Initial Borrowing Date

(each an “Assignee”), and each Assignee hereby purchases, assumes and undertakes from each Assignor, without recourse and without representation or warranty (except as provided in this Section 2.12), (1) such Assignee’s Revolver Percentage (as defined below) of (A) the revolving credit commitment of such Assignor under the Existing Credit Agreement immediately after giving effect to the transactions contemplated by the Bank Assignment Agreement, each of the Revolving Loans of such Assignor, the obligations of such Assignor relating to Letters of Credit (including, without limitation, any obligation to participate in Letters of Credit) with respect to such revolving credit commitment of such Assignor and all other obligations of such Assignor as a Revolving Credit Lender with respect to such revolving credit commitment of such Assignor, in each instance, under this Credit Agreement as in effect immediately prior to the assignments and assumptions contemplated by this Section 2.12 and (B) all related rights, benefits, obligations, liabilities and indemnities of such Assignor under and in connection with this Credit Agreement as in effect immediately prior to the assignments and assumptions contemplated by this Section 2.12 (for each Assignor, the foregoing with respect to all Assignees collectively, its “Assigned Revolver Interest” and collectively for both Assignors, the “Assigned Revolver Interests”) and (2) such Assignee’s Term Loan Percentage (as defined below) of (A) the Term Loans of such Assignor and all other obligations of such Assignor as a Term Loan Lender, in each instance, under this Credit Agreement as in effect immediately prior to the assignments and assumptions contemplated by this Section 2.12 and (B) all related rights, benefits, obligations, liabilities and indemnities of such Assignor under and in connection with this Credit Agreement as in effect immediately prior to the assignments and assumptions contemplated by this Section 2.12 (for each Assignor, the foregoing with respect to all Assignees collectively, its “Assigned Term Loan Interest” and collectively for both Assignors, the “Assigned Term Loan Interests” and for each Assignor, together with its Assigned Revolver Interest, its “Assigned Interest” and collectively for both Assignors, together with the Assigned Revolver Interests, the “Assigned Interests”); it being the intention of the parties hereto that immediately after giving effect to the assignments and assumptions contemplated by this Section 2.12 (together with the agreement, if any, of any Lender to provide any additional revolving credit commitments hereunder on the Initial Borrowing Date) each Lender shall have the Revolving Credit Commitment and Term Loan Outstandings as set forth on Schedule I hereto.  “Revolver Percentage” of any Assignee with respect to a particular Assignor shall mean such percentage of the revolving credit commitment of such Assignor under the Existing Credit Agreement immediately after giving effect to the transactions contemplated by the Bank Assignment Agreement such that immediately after giving effect to the above assignments and assumptions (together with the agreement, if any, of any Lender to provide any additional revolving credit commitments hereunder on the Initial Borrowing Date) each of the Lenders has the Revolving Credit Commitment set forth on Schedule I hereto.  “Term Loan Percentage” of any Assignee with respect to a particular Assignor shall mean such percentage of the Term Loans held by such Assignor pursuant to Section 2.1(a) immediately prior to the assignments and assumptions contemplated by this Section 2.12 such that immediately after giving effect to the above assignments and assumptions each of the Lenders has the Term Loan Outstandings set forth on Schedule I hereto.  The Administrative Agent shall determine the Revolver Percentage and Term Loan Percentage of each Assignee with respect to a particular Assignor.

(b)           With effect on and after such assignments and assumptions, each Assignee shall be a party to this Credit Agreement and shall succeed to all of the rights and be obligated to perform all of the obligations of a Lender under this Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Revolving Credit Commitment and Term Loan Outstandings in the respective amounts set forth on Schedule I hereto.  Each Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Revolving Credit Commitment of each Assignor in effect immediately prior to the assignments and assumptions contemplated by this Section 2.12 shall, as of the Assignment Effective Time, be reduced such that its Revolving Credit Commitment hereunder (after giving effect to the agreement, if any, of such Assignor to provide any additional revolving credit commitments hereunder on the Initial Borrowing Date) shall be as set forth on Schedule I hereto and each Assignor shall relinquish its rights and be released from its obligations under this Credit Agreement in effect immediately prior to the assignments and assumptions contemplated by this Section 2.12 to the extent such obligations have been assumed by the Assignees under this Section 2.12; provided, however, neither Assignor shall relinquish its rights under any indemnities in its favor under this Credit Agreement or the Existing Credit Agreement to the extent such rights relate to the time prior to the Assignment Effective Time.

(c)           Immediately after giving effect to the assignments and assumptions set forth in this Section 2.12 (together with the agreement, if any, of any Lender to provide any additional revolving credit commitments hereunder on the Initial Borrowing Date), the Revolving Credit Commitment and Term Loan Outstandings of each Lender will be as set forth on Schedule I hereto.  Each Lender hereby acknowledges and agrees that its Revolving Credit Commitment, immediately after giving effect to the assignments and assumptions set forth in this Section 2.12 and the agreement, if any, of such Lender to provide any additional revolving credit commitments hereunder on the Initial Borrowing Date, is as set forth on Schedule I hereto.

(d)           As consideration for the sales, assignments and transfers contemplated in this Section 2.12, each Assignee shall on the Initial Borrowing Date pay to the Administrative Agent for the account of each Assignor (which shall promptly distribute such payment to such Assignor) in immediately available funds an amount equal to the aggregate amount of Loans assigned by such Assignor to such Assignee pursuant to this Section 2.12.  The Administrative Agent shall notify each Assignee of the amount of such payment to be made to the Administrative Agent.

(e)           Any interest, fees and other payments accrued prior to the Initial Borrowing Date with respect to each Assigned Interest shall be for the account of the respective Assignor.  Any interest, fees and other payments accrued on and after the Initial Borrowing Date with respect to each Assigned Interest shall be for the account of the respective Assignee.  Each Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding two sentences and pay to the other party any such amounts which it may receive promptly upon receipt.

(f)            Each Assignee (i) acknowledges that it has received a copy of this Credit Agreement and the Schedules and Exhibits hereto, together with copies of the most recent financial statements of Holdings and its Subsidiaries and of the Borrower and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Credit Agreement and the assignments and assumptions contemplated by this Section 2.12; and (ii) agrees that it will, independently and without reliance upon either Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under this Credit Agreement.

(g)           Each Assignor represents and warrants to each Assignee that (i) it is the legal and beneficial owner of the portion of its Assigned Interest being assigned by it to such Assignee under this Section 2.12 and that such portion of its Assigned Interest is free and clear of any Lien or other adverse claim created by or through it; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Credit Agreement and to fulfill its obligations hereunder (including, without limitation, those in this Section 2.12); (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Credit Agreement, and no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Credit Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(h)           Neither Assignor makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Existing Credit Agreement, this Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Existing Credit Agreement, this Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.  Neither Assignor makes any representation or warranty in connection with, or assumes any responsibility with respect to, the solvency, financial condition or statements of Holdings, the Borrower, any of their respective Subsidiaries or any Affiliates of any of the foregoing, or the performance or observance by any Credit Party or any other Person of any of its respective obligations under the Existing Credit Agreement, this Credit Agreement or any other instrument or document furnished in connection herewith or therewith.

(i)            Each Assignee represents and warrants to each Assignor, Holdings and the Borrower that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Credit Agreement and to fulfill its obligations hereunder (including, without limitation, those in this Section 2.12); (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Credit Agreement; and no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Credit Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Transferee.

(j)            Each of the parties hereto hereby consents to the assignments and assumptions contemplated by this Section 2.12, notwithstanding any failure to comply with (and each of the parties hereto hereby waives) the requirements of Section 11.6(b) of this Credit Agreement in order to make such assignments and assumptions effective.

ARTICLE 3

Letters of Credit

3.1           Issuance of Letters of Credit.  Subject to the terms and conditions of this Credit Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, upon the request of the Borrower pursuant to Section 3.4, the Issuing Lender shall issue Letters of Credit hereunder and for the Borrower’s account, as more specifically described below.   It is acknowledged and agreed by each party to this Credit Agreement that each of the letters of credit which were issued under the Existing Credit Agreement prior to the Initial Borrowing Date and which remain outstanding on the Initial Borrowing Date and are set forth on Schedule V (each such letter of credit, an “Existing Letter of Credit” and, collectively, the “Existing Letters of Credit”) shall, from and after the Initial Borrowing Date, constitute a Letter of Credit for all purposes of this Agreement and shall, for purposes of Sections 3.3 and 4.7, be deemed issued on the Initial Borrowing Date.  The Issuing Lender shall be entitled to all of the benefits as the Issuing Lender and to all of the obligations of the Borrower and the Lender with respect to the Existing Letters of Credit under this Credit Agreement.  The stated amount of each Existing Letter of Credit and the expiry date therefor is set forth on Schedule V.  The Issuing Lender shall not be obligated to issue any Letter of Credit for the account of the Borrower if at the time of such requested issuance:

(a)           the face amount of such requested Letter of Credit (taking the Dollar Equivalent thereof in the case of any Letter of Credit denominated in an Alternate Currency) when added to the Letter of Credit Obligations then outstanding, would (i) cause the Letter of Credit Obligations to exceed $80,000,000, or (ii) when added to the aggregate amount of Revolving Loans (including Agent Advances) then outstanding would exceed the least of (A) the Net Total Revolving Credit Commitments then in effect, (B) the Borrowing Base then in effect and (C) the maximum amount of Revolving Outstandings that are permitted to be outstanding at such time pursuant to the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture;

(b)           any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request the Issuing Lender to refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect as of the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Lender as of the Effective Date and which the Issuing Lender deems in good faith to be material to it; or

(c)           a default of any Revolving Credit Lender’s obligations to fund under Section 3.6 exists, or such Revolving Credit Lender is a Defaulting Lender under Section 2.4(c), or any Revolving Credit Lender has rejected or repudiated its obligations in respect of Letters of Credit, unless the Administrative Agent and the Issuing Lender have entered into satisfactory arrangements with the Borrower to eliminate the Issuing Lender’s risk with respect to such Revolving Credit Lender, including cash collateralization of such Revolving Credit Lender’s Revolving Credit Proportionate Share of the Letter of Credit Obligations.

3.2           Terms of Letters of Credit.  The Letters of Credit shall be in a form customarily issued by the Issuing Lender or in such other form as has been approved by the Issuing Lender.  Each Letter of Credit shall be denominated in Dollars (or, if agreed by the Administrative Agent and the respective Issuing Lender in their sole discretion, such Alternate Currency or Alternate Currencies as may be approved by them for the respective Letter of Credit) and shall be issued on a sight basis only.  At the time of issuance, the amount and the terms and conditions of each Letter of Credit, and the form of any drawings thereunder, shall be subject to approval by the Administrative Agent, the Issuing Lender and the Borrower.  In no event may the term of any stand-by Letter of Credit issued hereunder exceed 12 months (except that such Letters of Credit may provide for annual renewal) nor the term of any trade Letter of Credit exceed 180 days, and all Letters of Credit issued hereunder shall expire no later than the date that is (x) in the case of standby Letters of Credit, ten Business Days prior to the Maturity Date and (y) in the case of any trade Letters of Credit, 30 Business Days prior to the Maturity Date.

3.3           Revolving Credit Lenders’ Participation.  Immediately upon the issuance or amendment by the Issuing Lender of any Letter of Credit in accordance with the procedures set forth in Section 3.1, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Credit Lender’s Revolving Credit Proportionate Share (based upon its Revolving Credit Commitment) of the liability with respect to such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto, other than amounts owing to the Issuing Lender consisting of Issuing Lender Fees) and any security therefor or guaranty pertaining thereto.

3.4           Notice of Issuance.  Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent and the Issuing Lender a written notice no later than 1:00 P.M. New York City time at least three Business Days (or such shorter period as may be agreed to by the Issuing Lender) in advance of the proposed date of issuance of a letter of credit request in the form attached as Exhibit B-2 (a “Letter of Credit Request”).  The transmittal by the Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of Section 3.1 or 5.2.  A Letter of Credit Request may be given in writing or by facsimile.  Promptly after the issuance of or amendment to any standby Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Borrower of such issuance or amendment in writing, and such notice shall be accompanied by a copy of such Letter of Credit or amendment thereto.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender, in writing, of such issuance or amendment.  If requested by a Revolving Credit Lender, the Administrative

Agent shall provide such Revolving Credit Lender with copies of such Letter of Credit or amendment.  On the first Business Day of each week, the Issuing Lender shall provide the Administrative Agent with a report showing the daily aggregate outstandings for trade Letters of Credit for the previous week.

3.5           Payment of Amounts Drawn Under Letters of Credit.  In the event of a drawing under a Letter of Credit, the respective Issuing Lender shall notify the Administrative Agent, who shall notify each Revolving Credit Lender, of such drawing and, subject to satisfaction or waiver of the conditions specified in Section 5.2 hereof and the other terms and conditions of Borrowings contained herein, the Revolving Credit Lenders shall, on the date of such drawing (or if the Administrative Agent’s notice contemplated above is delivered after 12:00 Noon (New York City time) on the date of such drawing, the Business Day after such drawing), make Revolving Loans (constituting Base Rate Loans) in the amount of such drawing (or the Dollar Equivalent thereof in the case of any drawing under a Letter of Credit denominated in a currency other than Dollars), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Lender for the amount of such drawing or payment.  Borrowings of Base Rate Loans pursuant to this Section 3.5 shall not be subject to the minimum amount requirement of Section 2.3(a)(iii).  If for any reason, proceeds of Revolving Loans are not received by the Issuing Lender on such date in an amount equal to the amount of such drawing (or the Dollar Equivalent thereof in the case of any drawing under a Letter of Credit denominated in a currency other than Dollars), the Borrower shall be obligated to and shall reimburse the Issuing Lender, on the Business Day immediately following such date, in Dollars in an amount in same day funds equal to the excess of the amount of such drawing (or the Dollar Equivalent thereof in the case of any drawing under a Letter of Credit denominated in a currency other than Dollars) over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount until paid in full at the rate set forth in Section 4.2 or 4.4, as applicable; provided, however, that any such payments shall not prejudice any rights that the Borrower may have against any Revolving Credit Lender as a result of any default by such Revolving Credit Lender in funding such Revolving Loans, as provided in the final sentence of Section 2.4(c).

3.6           Payment by Revolving Credit Lenders.  (a)  In the event that the Borrower does not reimburse the Issuing Lender for the amount of any drawing pursuant to Section 3.5 (in the case of any drawing under a Letter of Credit denominated in a currency other than Dollars, taking the Dollar Equivalent thereof on the date of the respective drawing) and the proceeds of Revolving Loans incurred for such purpose are insufficient for such purpose, the Administrative Agent shall promptly notify each Revolving Credit Lender of the unreimbursed amount (expressed in Dollars) and of such Revolving Credit Lender’s respective participation therein.  Each Revolving Credit Lender shall make available to the Issuing Lender in Dollars an amount equal to its respective participation in same day funds, at the office of such Issuing Lender specified in such notice, not later than 1:00 P.M. New York City time on the Business Day after the date notified by the Administrative Agent.  In the event that any Revolving Credit Lender fails to make available to the Issuing Lender the amount of such Revolving Credit Lender’s participation in such Letter of Credit as provided in this Section 3.6, the Issuing Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest at the Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans maintained as Base Rate Loans for each day thereafter.

(b)           The Administrative Agent or the Issuing Lender, as the case may be, shall distribute to each Lender which has paid all amounts payable by it under this Section 3.6 with respect to any Letter of Credit, such Lender’s Revolving Credit Proportionate Share of all payments subsequently received by the Administrative Agent or the Issuing Lender, as the case may be, from the Borrower in reimbursement of drawings honored under such Letter of Credit when such payments are received.

3.7           Nature of Issuing Lender’s Duties.  In determining whether to pay under any Letter of Credit, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they substantially comply on their face with the requirements of that Letter of Credit.  As between the Borrower, the Issuing Lender and each other Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letter of Credit issued by the Issuing Lender by, the respective beneficiaries of such Letter of Credit; provided, however, that nothing in this sentence shall relieve the Issuing Lender of liability for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and unappealable decision).  In furtherance and not in limitation of the foregoing, neither the Issuing Lender nor any of the other Lenders shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of the beneficiary of such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, facsimile or otherwise, whether or not they be in cipher, (v) for errors in interpretation of technical terms, (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vii) for the misapplication by the beneficiary of such Letter of Credit of the proceeds of any drawing honored under such Letter of Credit, or (viii) for any consequences arising from actions or omissions taken or omitted in good faith or from causes beyond the control of the Issuing Lender or the other Lenders; provided, however, that nothing in this sentence shall relieve the Issuing Lender of liability for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and unappealable decision).

3.8           Obligations Absolute.  The obligations of the Borrower to reimburse the Issuing Lender (in Dollars) for drawings honored under a Letter of Credit issued by it and the obligations of the Revolving Credit Lenders under Section 3.6 shall be unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Credit Agreement under all circumstances including, without limitation, the following circumstances:

(a)           any lack of validity or enforceability of any Letter of Credit;

(b)           the existence of any claim, set-off, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Issuing Lender, any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction (other than the defense that the amount owed has already been paid in accordance with the terms of this Credit Agreement); provided, however, that nothing contained herein shall preclude the Borrower from asserting any such claim, defense or counterclaim in a separate judicial proceeding or by compulsory counterclaim;

(c)           any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

(e)           payment by the Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(f)            failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or

(g)           the fact that a Default or Event of Default shall have occurred and be continuing;

provided, however, that the Borrower shall have no obligation to reimburse the Issuing Lender and the Lenders shall have no obligation under Section 3.6 in the event of the Issuing Lender’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and unappealable decision) in determining whether documents presented under the Letter of Credit comply with the terms of such Letter of Credit or with respect to any other express obligation the Issuing Lender may have under this Credit Agreement in making any payment pursuant to any Letter of Credit.

ARTICLE 4

Interest, Fees and Expenses

4.1           Interest on Eurodollar Rate Loans.  Subject to the provisions of Section 4.4 hereof, interest on Eurodollar Rate Loans shall be payable in arrears (i) on the last day of each Interest Period with respect to such Eurodollar Rate Loans (and, in the case of any Interest Period in excess of three months, on each date which occurs at three month intervals after the first day of the respective Interest Period), (ii) at the date of any Conversion thereof (or portion thereof) to a Base Rate Loan, (iii) upon any prepayment, except pursuant to Section 2.6(d), (on the amount prepaid) and (iv) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, in each case at an interest rate per annum equal during each Interest Period for such Eurodollar Rate Loan to the Eurodollar Rate in effect for such Interest Period plus the relevant Applicable Margin.  The Administrative Agent upon determining the Eurodollar Rate for any Interest Period shall promptly notify the Borrower and the Lenders thereof.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

4.2           Interest on Base Rate Loans.  Subject to the provisions of Section 4.4 hereof, interest on Base Rate Loans shall be payable quarterly in arrears (i) on the last Business Day of each calendar quarter, (ii) upon any prepayment, except pursuant to Section 2.6(d), (on the amount prepaid) and (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, in each case at an interest rate per annum equal to the Base Rate plus the relevant Applicable Margin.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

4.3           Notice of Continuation and Notice of Conversion.  (a)  With respect to any Borrowing consisting of Eurodollar Rate Loans, the Borrower may, subject to the provisions of Section 4.3(c) and the condition that no Default or Event of Default then exists, elect to maintain such Borrowing or any portion thereof equal to at least $1,000,000 as Eurodollar Rate Loans by selecting a new Interest Period for such Borrowing (or portion thereof), which new Interest Period shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period (a “Continuation”) shall be made by notice given by the Borrower to the Administrative Agent not later than 12:00 Noon New York City time on the third Business Day prior to the date of any such Continuation.  Such notice (a “Notice of Continuation”) shall be by telephone, telecopy, telex, facsimile or cable, confirmed immediately in writing if by telephone, in substantially the form of Exhibit B-3, which shall be completed in such manner as is necessary to comply with all limitations on the Loans outstanding hereunder.  If the Borrower shall fail to, or does not have the right to, select a new Interest Period for any Borrowing consisting of Eurodollar Rate Loans in accordance with this Section 4.3(a), such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(b)           The Borrower may on any Business Day, upon notice (each such notice, a “Notice of Conversion”) given to the Administrative Agent, and subject to the provisions of Section 4.3(c) and the condition that no Default or Event of Default then exists, Convert the entire amount of or a portion of any Loans of one Type into a Borrowing of such Loans of the other Type; provided, however, (i) that any Conversion of any Eurodollar Rate Loans into Base Rate Loans shall only be made on the last day of an Interest Period for such Eurodollar Rate Loans and (ii) prior to the Syndication Date, Base Rate Loans Converted into Eurodollar Loans shall be subject to the provisions of Section 2.3(a)(v).  Each such Notice of Conversion shall be given not later than 12:00 Noon New York City time on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Loans (it being understood and agreed that any Notice of Conversion with respect to a proposed Conversion into Eurodollar Loans on or after the Effective Date may be given by the Borrower to the Administrative Agent prior to the Effective Date (subject to the preceding provisions of this Section 4.3(b)).  Subject to the restrictions specified above, each Notice of Conversion shall be by telephone, telecopy, telex, facsimile or cable, confirmed immediately in writing if by telephone, in substantially the form of Exhibit B-4.  Each Conversion of Eurodollar Rate Loans of any Tranche into Base Rate Loans of such Tranche shall be in an aggregate amount for all applicable Lenders of not less than $250,000.  Each Conversion of Base Rate Loans of any Tranche into Eurodollar Rate Loans of such Tranche shall be in an aggregate amount for all applicable Lenders of not less than $1,000,000.

(c)           Notwithstanding anything contained in Section 2.3 or Sections 4.3(a) and (b) above to the contrary:

(i)            if, on or prior to the first day of any Interest Period, the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Loans comprising any requested Borrowing, Continuation or Conversion, the right of the Borrower to select or maintain Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be made as, or Converted into, a Base Rate Loan; provided that, promptly after the Administrative Agent reasonably determines that the circumstances giving rise to such suspension no longer exist, the Administrative Agent shall notify the Borrower and the Lenders, and the obligation of the Lenders to make, Convert and Continue Eurodollar Rate Loans shall be reinstated;

(ii)           if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, Continuation or Conversion, notify the Administrative Agent that the Eurodollar Rate for Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of the Borrower to select Eurodollar Rate Loans for such Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be made as, or Converted into, a Base Rate Loan; provided that, promptly after the Administrative Agent and the Required Lenders reasonably determine that the circumstances giving rise to such suspension no longer exist, the Administrative Agent shall notify the Borrower and the Lenders, and the obligation of the Lenders to make, Convert and Continue Eurodollar Rate Loans shall be reinstated; and

(iii)          there shall not be at any one time more than twelve Interest Periods in effect with respect to Eurodollar Rate Loans.

(d)           Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrower.  In the case of any Borrowing, Continuation or Conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date for such Borrowing, Continuation or Conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article 5, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Loan to be made by such Lender as part of such Borrowing, Continuation or Conversion.

4.4           Interest After Default.  Interest on any amount of matured principal of the Loans, and interest on the amount of principal of the Loans outstanding as of the date a Default or an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (i) all Obligations have been paid and satisfied in full or (ii) such Default or Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to 2% in excess of the rate then borne by such Loans, or, if higher, the Base Rate in effect from time to time plus the sum of (x) the Applicable Margin for Base Rate Loans then in effect and (y) 2%.

4.5           Reimbursement of Expenses.  (a)  From and after the Effective Date, the Borrower shall promptly reimburse each of the Administrative Agent and the Collateral Agent for all Expenses of such Agent as the same are paid or incurred by such Agent and upon receipt of invoices therefor and, if requested by the Borrower, such reasonable backup materials and information (other than backup materials and information relating to the calculation of breakage costs) as the Borrower shall reasonably request.

(b)           If any payment of principal of, or any Conversion of, any Eurodollar Rate Loan is made other than on the last day of an Interest Period applicable thereto for any reason or the day the Borrower has notified the Administrative Agent such payment or Conversions shall occur, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Rate Loan.

4.6           Unused Line Fee.  The Borrower shall pay to the Administrative Agent for the benefit of each of the Lenders (other than a Defaulting Lender for so long as such Lender is a Defaulting Lender) a non-refundable fee (the “Unused Line Fee”) at a per annum rate equal to the Applicable Unused Line Fee Percentage of the daily unused portion of such Lender’s Revolving Credit Commitment, which Unused Line Fee shall (i) accrue from the Effective Date until the Maturity Date or any earlier date on which the Total Revolving Credit Commitments are terminated and (ii) be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date or any earlier date on which the Total Revolving Credit Commitments are terminated.

4.7           Letter of Credit Fees.  (a)  The Administrative Agent shall be entitled to charge to the account of the Borrower (i) for the ratable benefit of the Revolving Credit Lenders in accordance with their respective Revolving Credit Proportionate Shares, a fee (the “Letter of Credit Fee”), in an amount equal to the Applicable Margin then in effect for Revolving Loans maintained as Eurodollar Rate Loans per annum of the daily amount of Undrawn Letter of Credit Outstandings during the immediately preceding month, due and payable monthly in arrears on the last Business Day of each calendar month, and on the Maturity Date or any earlier date on or after the termination of the Total Revolving Credit Commitments when no Letters of Credit are outstanding and (ii) as and when incurred by the Administrative Agent or any Lender, any administrative charges, fees, costs and expenses charged to the Administrative Agent or any Lender for the Borrower’s account by the Issuing Lender (other than any fees charged to the

Administrative Agent or any Lender which would be duplicative of the Letter of Credit Fee paid to the Administrative Agent for the benefit of the Lenders) (the “Issuing Lender Fees”) in connection with the issuance of any Letters of Credit by the Issuing Lender.  Each determination by the Administrative Agent of Letter of Credit Fees hereunder shall be conclusive and binding for all purposes, absent manifest error.  In addition, the Borrower agrees to pay to the Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.25% on the daily amount of Undrawn Letter of Credit Outstandings, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month and on the Maturity Date or any earlier date on or after the termination of the Total Revolving Credit Commitments when no Letters of Credit are outstanding.

(b)           Letter of Credit Fees payable in respect of Undrawn Letter of Credit Outstandings as of the date a Default or an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (i) all Obligations have been paid and satisfied in full or (ii) such Default or Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the rate at which the Letter of Credit Fees are charged pursuant to Section 4.7(a) above, plus 2% per annum.

4.8           Incremental Revolving Credit Commitments.  The Borrower may agree to pay to any Incremental Revolving Lender such up-front fees, and amounts as contemplated by the last paragraph of Section 2.1, as are specified in the Incremental Commitment Agreement pursuant to which such Incremental Revolving Credit Commitment has been provided, with such amounts to be payable at the times set forth in such Incremental Commitment Agreement.  It is understood that the interest and regularly accruing fees with respect to the extensions of credit provided pursuant to any Incremental Revolving Credit Commitment, as well as the regularly accruing fees with respect to any Revolving Credit Commitment provided pursuant to any Incremental Commitment Agreements, shall be as provided in this Credit Agreement.

4.9           Other Fees and Expenses.  The Borrower agrees to pay (without duplication) fees to the Administrative Agent, the Syndication Agent, the Collateral Agent and the Co-Lead Arrangers (or their respective affiliates as specified therein) in the amounts and at the times set forth in the Fee Letter.

4.10         Authorization to Charge Account.  The Borrower hereby authorizes the Administrative Agent, subject to prior notice to the Borrower, to charge the Borrower’s Revolving Loan account with the amount of all Fees, Expenses and other payments to be paid hereunder, under the Fee Letter and under the other Credit Documents as and when such payments become due, provided that any such Expenses attributable to services provided by third party accountants, consultants, advisors and other professionals retained by the Administrative Agent or any of its affiliates shall have been invoiced to the Borrower or the Administrative Agent or its respective affiliate, with a copy of said invoice provided to the Borrower.  The Borrower confirms that any charges which the Administrative Agent may so make to the Borrower’s Revolving Loan account as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion.

4.11         Indemnification in Certain Events.  (a)  If after the Effective Date, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Agent, the Issuing Lender or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Affiliate of such Lender funding such Lender (any such Affiliate, a “Funding Affiliate”)), or (ii) any Agent, the Issuing Lender, or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Funding Affiliate) complies with any future guideline or request from any central bank or other Governmental Authority or (iii) any Agent, the Issuing Lender, or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Funding Affiliate) reasonably determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or any Agent, the Issuing Lender, or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Funding Affiliate) complies with any future request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of such Person’s (or any Funding Affiliate’s) capital as a consequence of its obligations hereunder to a level below that which such Person could have achieved but for such adoption, change or compliance (taking into consideration such Person’s (or any Funding Affiliate’s) policies with respect to capital adequacy) by an amount deemed by such Person to be material, and any of the foregoing events described in clauses (i), (ii) or (iii) increases the cost or reduces the rate of return to any Agent, the Issuing Lender, or any of the Lenders of (A) (i) with respect to an event described in clauses (i) and (ii), making or maintaining its Eurodollar Rate Loans, and (ii) with respect to an event described in clause (iii), funding or maintaining its Commitment or Loans or (B) issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or reduces the amount receivable in respect thereof by any Agent, the Issuing Lender or any Lender, then the Borrower shall within 15 days after demand by the Administrative Agent, pay to the Administrative Agent, for the account of each applicable Agent or Lender or the Issuing Lender, as the case may be, additional amounts sufficient to indemnify the applicable Agent, the Lenders or the Issuing Lender against such increase in cost or reduction in amount receivable allocable to such Agent’s, such Lenders’ or the Issuing Lender’s, as the case may be, funding or maintaining its Commitment or Loans or issuing, making or maintaining any Letter of Credit or purchasing or maintaining any participation therein.  A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall be submitted to the Borrower by the applicable Agent or the applicable Lender or the Issuing Lender, as the case may be, and shall be conclusive absent manifest error.

(b)           Each Lender, the Issuing Lender or each Agent will notify the Borrower and the Administrative Agent of any event occurring after the Effective Date which will entitle such Lender, the Issuing Lender or such Agent to payment pursuant to Section 4.11(a) as promptly as practicable after it obtains knowledge thereof, specifying the event giving rise to such claim and setting out in reasonable detail an estimate of the basis and computation of such claim.  Upon receipt of such notice, the Borrower shall compensate such Lender, the Issuing Lender or Agent in accordance with Section 4.11(a) from the date such costs are incurred (including, without limitation, where such costs are retroactively applied); provided, however, that the Borrower shall not be required to compensate a Lender, the Issuing Lender or Agent for costs incurred earlier than 90 days prior to the date of the notice required to be delivered to the Borrower pursuant to this Section 4.11(b).

4.12         Calculations.  All calculations of (i) interest hereunder and (ii) Fees, including, without limitation, Unused Line Fees and Letter of Credit Fees, shall be made by the Administrative Agent on the basis of a year of 360 days, or, if such computation would cause the interest and Fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.  Each determination by the Administrative Agent of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

4.13         Change of Applicable Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Sections 2.9, 4.3(c) or 4.11 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Sections.  Nothing in this Section 4.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.9, 4.3 or 4.11.

ARTICLE 5

Conditions Precedent

5.1           Conditions to Initial Loans and Letters of Credit.  The obligation of each Lender to make Loans hereunder and the obligation of the Issuing Lender to issue Letters of Credit, in each case on the Initial Borrowing Date, is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit on the Initial Borrowing Date, the following conditions precedent:

(a)           Execution of Agreement; Notes.  On or prior to the Initial Borrowing Date, the Effective Date shall have occurred and there shall have been delivered to the Administrative Agent for the account of each Lender that has requested same the appropriate Revolving Note and/or Term Note in the amount, maturity and as otherwise provided herein.

(b)           Officer’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from the Borrower dated such date signed by an appropriate officer of the Borrower stating that all of the applicable conditions set forth in Section 5.1(d)(C), (h), (i), (j), (k), (l) and (w) and Section 5.2 exist as of such date, provided the certificate shall not be required to certify as to the acceptability of any items to the Administrative Agent and/or the Required Lenders or as to whether the Administrative Agent and/or the Required Lenders are satisfied with any of the matters described in said Sections.

(c)           Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received opinions, addressed to each Agent and each of the Lenders and dated the Initial Borrowing Date, (i) from Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to Holdings and the Borrower, which opinion shall cover the matters contained in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ii) from Davies Ward Phillips & Vineberg LLP, Canadian counsel to WSC, which opinion shall cover the matters contained in Exhibit E-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (iii) from local counsel reasonably satisfactory to the Administrative Agent, opinions each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover the perfection of the security interest granted pursuant to the Security Agreements and such other matters incident to the transaction contemplated herein as the Administrative Agent may reasonably request.

(d)           Security Agreements.  (i)  On the Initial Borrowing Date, each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Security Agreement in the form of Exhibit F-1 (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Security Agreement”) together with:

(A)          proper Financing Statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement;

(B)           certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings, the Borrower or any of their respective Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (A) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date or which may result in the existence of perfected security interests against Holdings, the Borrower or any of their respective Subsidiaries, together with copies of such other financing statements that name Holdings, the Borrower or any of their respective Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(C)           evidence that, with respect to all Certificated Units of the Borrower and its Subsidiaries on the Initial Borrowing Date, a notation of the security interest of DBTCA or BTCC, as a Collateral Agent, has been made on the certificate of title with respect thereto (or that the Borrower has deposited (or will substantially currently with the Initial Borrowing Date deposit) an application for such notation with the applicable Governmental Authority, together with any necessary fee in connection therewith) which notation shall, under applicable state law, perfect the Collateral Agent’s security interest therein (except to the extent the UCC is controlling, in which case the Financing Statements filed pursuant to preceding clause (A) shall perfect such security interests);

(D)          subject to Section 11.19, evidence of the completion of all other recordings and filings of, or with respect to, the U.S. Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the U.S. Security Agreement; and

(E)           subject to Section 11.19, evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the U.S. Security Agreement have been taken, and the U.S. Security Agreement shall be in full force and effect.

(ii)           On the Initial Borrowing Date, WSC shall have duly authorized, executed and delivered a Canadian Security Agreement together with:

(A)          evidence of registration of such Canadian Security Agreement in such jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the security interest intended to be created by such Canadian Security Agreement; and

(B)           all discharges, subordination agreements, waivers and confirmations as may be necessary or, in the opinion of the Collateral Agent, desirable to ensure that all obligations purported to be secured by such Canadian Security Agreement are secured by first priority liens on the property and assets of WSC with such exceptions as are permitted herein.

(e)           Collateral Access Agreements.  To the extent available on the Initial Borrowing Date, the Administrative Agent shall have received Collateral Access Agreements substantially in the form of Exhibit G (as modified, amended, or supplemented from time to time in accordance with the terms hereof and thereof, the “Collateral Access Agreements”) with respect to Rental Equipment locations as may be requested by the Administrative Agent, which Collateral Access Agreements shall be in full force and effect; provided that, notwithstanding the foregoing, the Borrower, in obtaining the Collateral Access Agreements required under this Section 5.1(e), shall not be obligated to make significant payments to landlords or alter the respective lease terms with respect to any Rental Equipment locations in any way which is materially adverse to the Borrower.

(f)            Collection Bank Agreements; Concentration Account Agreement.  On the Initial Borrowing Date, the Administrative Agent shall have received fully executed copies of the Collection Bank Agreement and the Concentration Account Agreement, each of which shall be in full force and effect.

(g)           Borrowing Base Certificate.  On the Initial Borrowing Date, the Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate meeting the requirements of Section 7.1(e) and which Borrowing Base Certificate shall indicate (in a manner satisfactory to the Administrative Agent) that on such date and after giving effect to all Credit Events on such date and after giving effect to the effectiveness of the assignment and transfers contemplated by the Bank Assignment Agreement, the Borrower shall be able to incur additional Revolving Outstandings of $100,000,000 or more in compliance with the restrictions of Section 2.2(a).

(h)           Indebtedness.  On the Initial Borrowing Date, Holdings, the Borrower and their respective Subsidiaries shall have no outstanding Indebtedness except (i) pursuant to this Credit Agreement, (ii) the Senior Unsecured Notes, (iii) the Senior Secured Notes, and (iv) other Existing Indebtedness, if any, as shall be permitted to remain outstanding by the Administrative Agent and which is listed on Schedule III hereto.  With respect to each issue of Indebtedness which is to remain outstanding as described in clauses (i) through (iv) of the immediately preceding sentence there shall exist no default or event of default, change of control or similar event which would require any offers to repurchase same, and no uncured breach thereof.

(i)            Approvals.  All necessary material governmental (domestic and foreign) and third party approvals and/or consents in connection with the transactions contemplated hereby shall have been obtained and remain in full force and effect.  There shall not have been any statute, rule, regulation, injunction or order applicable to the transaction as contemplated hereby, or the financing thereof, promulgated, enacted, entered or enforced by any state or federal government or governmental or regulatory authority or agency or by any federal or state court or tribunal, nor shall there be pending any action or proceeding by or before any such authority, court or tribunal, involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially adversely affect the transactions contemplated hereby.

(j)            Material Adverse Change, etc.  Since March 31, 2005, nothing shall have occurred (and neither the Administrative Agent nor the Lenders shall have become aware of any facts, conditions or other information not previously known to them) which has had or could reasonably be expected to have a Material Adverse Effect.

(k)           Litigation.  On the Initial Borrowing Date, there shall be no actions, suits, investigations or proceedings pending or threatened (a) with respect to this Credit Agreement, any other Credit Document or any document executed in connection therewith, or (b) which the Administrative Agent shall determine has had or could reasonably be expected to have a Material Adverse Effect.

(l)            Corporate Proceedings.  (i)  On the Initial Borrowing Date, the Administrative Agent shall have received certificates from each Credit Party dated the Effective Date and in the form of Exhibit H with appropriate insertions, together with copies of the Governing Documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(ii)           On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

(m)          Plans; Collective Bargaining Agreements; Existing Indebtedness Agreements; Shareholders’ Agreements; Management Agreements; Employment Agreements; Tax Sharing Agreements; Material Contracts.  On or prior to the Initial Borrowing Date, there shall have been delivered or made available to the Administrative Agent true and correct copies, of the following documents, in each case as same will be in effect on the Initial Borrowing Date:

(i)            all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions, certifications, and schedules), and for each Plan that is a “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and, other than Employment Agreements provided in Section 5.1(m)(vi), any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any “multiemployer plan”, as defined in 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of Holdings, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan);

(ii)           all collective bargaining agreements or any other similar agreement or arrangements covering the employees of Holdings, the Borrower or any of their respective Subsidiaries (collectively, the “Collective Bargaining Agreements”);

(iii)          each agreement evidencing or relating to Existing Indebtedness in an aggregate amount in excess of $1,000,000 (collectively, the “Existing Indebtedness Agreements”);

(iv)          all agreements entered into by Holdings, the Borrower or any of their respective Subsidiaries (other than the Unrestricted Subsidiaries) (x) governing the terms and relative rights of such entity’s capital stock or other equity interests or (y) with any shareholders or other equity holders relating to any such entity with respect to such entity’s capital stock or other equity interests (collectively, the “Shareholders’ Agreements”);

(v)           any material agreements (or the forms thereof) with members of, or with respect to, the management of Holdings, the Borrower or any of their respective Subsidiaries (collectively, the “Management Agreements”);

(vi)          any employment agreements (or the forms thereof together with a list of employees who are parties to such agreements) entered into by Holdings, the Borrower or any of their respective Subsidiaries (collectively, the “Employment Agreements”);

(vii)         any tax sharing, tax allocation and other similar agreement entered into by Holdings, the Borrower or any of their respective Subsidiaries (collectively, the “Tax Sharing Agreements”);

(viii)        any lease agreement between the Borrower or one or more of its Subsidiaries, on the one hand, and the Unit Subsidiary, on the other hand, pursuant to which Non-Qualified Units from time to time held by the Unit Subsidiary are leased to the Borrower and its Subsidiaries (collectively, the “Master Lease Agreements”); and

(ix)           any other Material Contracts;

all of which documents relating to the Plans, Foreign Pension Plans, Collective Bargaining Agreements, Existing Indebtedness Agreements, Shareholders’ Agreements, Management Agreements, Employment Agreements, Tax Sharing Agreements, Master Lease Agreements and Material Contracts shall be in the form and substance reasonably satisfactory to the Administrative Agent and shall, except as contemplated by the Credit Documents, be in full force and effect on the Initial Borrowing Date.

(n)           Solvency Certificate.  On or prior to the Initial Borrowing Date, the Lenders shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit I.

(o)           Financial Statements; Projections; etc.  On or prior to the Initial Borrowing Date, the Lenders shall have received (i) true and correct copies of the Financial Statements referred to in Section 6.10(b), which Financial Statements shall be in form and substance reasonably satisfactory to the Administrative Agent and (ii) detailed annual five-year financial projections (setting forth yearly projections for each fiscal year during such five-year period) (including details as to rental rates, utilization rates, fleet capital expenditures and corresponding balance sheets, statements of operations and cash flow) of Holdings and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent (together with those projections heretofore provided to the Lenders, the “Projections”).

(p)           Insurance Policies.  On or prior to the Initial Borrowing Date, the Administrative Agent shall have received (i) evidence of insurance coverage (including, without limitation, certificates of insurance) for the business and properties of Holdings, the Borrower and their respective Subsidiaries showing compliance with the requirements of Section 7.10 and (ii) endorsements, (x) naming the Collateral Agent as loss payee with respect to all casualty coverages and containing other customary loss payable provisions and (y) naming the Collateral Agent as additional insured for all general liability coverages, all in form and substance reasonably satisfactory to the Administrative Agent.

(q)           Payment of Fees.  On the Initial Borrowing Date, all costs, fees and expenses, and all other compensation contemplated by this Credit Agreement or the Fee Letter due to the Administrative Agent, the Syndication Agent, the Collateral Agent, the Co-Lead

Arrangers or the Lenders (including, without limitation, reasonable legal fees and expenses) shall have been paid to the extent invoiced and due.

(r)            Collateral Examination.  On or prior to the Initial Borrowing Date, the Lenders shall have received a collateral examination report concerning all Rental Equipment of Holdings, the Borrower and their respective Subsidiaries, which collateral examination shall be prepared by a third party, and shall be in form and substance, reasonably satisfactory to the Administrative Agent.

(s)           Subsidiaries Guaranty.  (i)  On the Initial Borrowing Date, each U.S. Subsidiary Guarantor shall have duly authorized, executed and delivered a U.S. Subsidiaries Guaranty in the form of Exhibit J-1 (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “U.S. Subsidiaries Guaranty”) and the U.S. Subsidiaries Guaranty shall be in full force and effect.

(ii)           On the Initial Borrowing Date, WSC shall have duly authorized, executed and delivered a Canadian Subsidiaries Guaranty and such Canadian Subsidiaries Guaranty shall be in full force and effect.

(t)            Pledge Agreements.  On the Initial Borrowing Date, each U.S. Credit Party shall have duly authorized, executed and delivered a U.S. Pledge Agreement in the form of Exhibit K-1 (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “U.S. Pledge Agreement”), and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the U.S. Pledge Agreement Collateral referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting U.S. Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated U.S. Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Pledge Agreement have been taken, and the U.S. Pledge Agreement shall be in full force and effect.

(u)           Mortgages.  On or prior to the Initial Borrowing Date (or such later date to which the Collateral Agent shall agree), the Collateral Agent shall have received:

(i)            fully executed counterparts of Mortgages (or assignments and amendments satisfactory to the Collateral Agent to the Mortgages granted pursuant to the Existing Credit Agreement), in the form of Exhibit L, which Mortgages shall cover such of the Real Property owned by the Credit Parties and listed on Part B of Schedule IV, together with evidence that counterparts of each of the Mortgages (and the aforesaid assignments and amendments, if any) have been delivered to the title company insuring the Lien of the Mortgages for recording in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, to effectively create a valid and enforceable first priority mortgage lien (subject to Permitted Encumbrances relating thereto) on the Mortgaged Properties in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors; and

(ii)           Mortgage Policies on the Mortgages for the Mortgaged Properties issued by a title insurance company reasonably satisfactory to the Collateral Agent and in amounts satisfactory to the Collateral Agent and assuring the Collateral Agent that each of the Mortgages on such Mortgaged Properties is a valid and enforceable first priority mortgage lien on such Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Credit Agreement and the Notes and for any other matter that the Collateral Agent in its discretion may reasonably request, shall not include an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request.

(v)           Custodian Agreement.  On the Initial Borrowing Date, each Credit Party and Maynard Becker and Donna Finnerty, as Custodians shall have executed and delivered a Custodian Agreement in the form of Exhibit M (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Custodian Agreement”), and the Custodian Agreement shall be in full force and effect.

(w)          Existing Credit Agreement.  (i)  On the Initial Borrowing Date, the Administrative Agent shall have received fully executed counterparts to the Bank Assignment Agreement in the form of Exhibit S, and all conditions to the effectiveness of the assignments and transfers contemplated thereby shall have been satisfied.

(ii)           On the Initial Borrowing Date, all transactions contemplated under the Bank Assignment Agreement shall have been consummated, and all amounts owing under the Existing Credit Agreement and related documents through and including the Effective Date shall have been paid in full (other than principal on loans and the Existing Letters of Credit).

(iii)          On or prior to the Initial Borrowing Date, the Administrative Agent shall have received fully executed counterparts to an acknowledgment and agreement to the Intercreditor Agreement in the form of Exhibit T, acknowledging, among other things, the Collateral Agent as the “Collateral Agent” under and as defined in the Intercreditor Agreement, and all conditions to the effectiveness of such agreement shall have been satisfied.

5.2           Conditions to All Credit Events.  On the date of the making of any Loan or the issuance of any Letter of Credit, both at the time of making thereof and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Administrative Agent (and each delivery or deemed delivery of each Notice of Borrowing and a Letter of Credit Request, and the acceptance by the Borrower of the proceeds of such Loan or the issuance of such Letter of Credit, shall constitute a representation and warranty by each of Holdings and the Borrower that on the date of such Loan or issuance of such Letter of Credit at the time of making thereof and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(a)           the representations and warranties contained in this Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the date of such Loan or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)           no event has occurred and is continuing, or would result from such Loan or the issuance of any Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default;

(c)           with respect to the issuance of any Letter of Credit, none of the events set forth in Section 3.1 has occurred and is continuing or would result from the issuance of such Letter of Credit; and

(d)           there shall be no requirement to make a mandatory payment of Revolving Loans pursuant to Section 2.5(d) that has not been satisfied.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all of the applicable conditions specified above exist as of the date of such Credit Event.  All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at the location where the closing occurs for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance as specified herein or otherwise satisfactory to the Administrative Agent.

ARTICLE 6

Representations and Warranties

To induce the Lenders to enter into this Credit Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, each of Holdings and the Borrower makes the following representations, warranties and agreements, as to itself and as to each of its respective Subsidiaries (other than the Unrestricted Subsidiaries), all of which shall survive the execution and delivery of this Credit Agreement, the making of the Loans and the issuance of the Letters of Credit (with the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Article 6 are true and correct in all material respects on and as of the date of each such Credit Event, unless stated to relate to a specific earlier date, in which case they will be true and correct as of such earlier date):

6.1           Corporate Status.  Each Credit Party (i) is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization and has the corporate, limited liability company or partnership power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

6.2           Corporate Power and Authority.  Each Credit Party has the corporate, limited liability company or partnership, as the case may be, power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate, limited liability company or partnership, as the case may be, action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors and general equitable principles (regardless of whether enforcement is sought in equity or at law) and (ii) federal securities or other laws or regulations or public policy insofar as they may restrict the enforceability of rights to indemnification.

6.3           No Violation.  Neither the execution, delivery and performance by any Credit Party of any of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of any of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Collateral Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of any Governing Document of Holdings, the Borrower or any of their respective Subsidiaries, except, in the case of clauses (i) and (ii), any contraventions, conflicts, inconsistencies, breaches and defaults which are not reasonably likely to adversely affect any Lender or to have a Material Adverse Effect.  In no event shall any Credit Event hereunder conflict or be inconsistent with or violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, the Senior Unsecured Notes Indenture or the Senior Secured Notes Indenture.

6.4           Litigation.  There are no actions, suits or proceedings pending or threatened with respect to (i) any Credit Document or (ii) Holdings, the Borrower or any of their respective Subsidiaries that, after giving effect to expected insurance proceeds and indemnity payments, are reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

6.5           Use of Proceeds.  (a)  [Intentionally Omitted].

(b)           All proceeds of Revolving Loans shall be utilized by the Borrower (i) to finance, in part, the repayment of Existing Indebtedness of the Borrower (including the Senior Unsecured Notes and the Senior Secured Notes) and (ii) for general corporate purposes

(including distributions permitted by Section 8.6(h)), Capital Expenditures and working capital of the Borrower and its Subsidiaries, including acquisitions permitted hereunder.

(c)           No part of the proceeds of any Loan and no Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

6.6           Governmental Approvals.  Except for the filing of the Mortgages and the filing of the financing statements and for any other filings, registrations or recordings required under the Collateral Documents (all of which have been made or will be made as required) and any consents to assignments of any Government Lease, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance by the Credit Parties of the Credit Documents or (ii) the legality, validity, binding effect or enforceability of any Credit Document as against each Credit Party which is a party thereto.

6.7           Investment Company Act.  None of Holdings, the Borrower or any of their respective Subsidiaries is registered, or required to register, as an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.8           Public Utility Holding Company Act.  None of Holdings, the Borrower or any of their respective Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.9           True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or the Borrower in writing to any Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document or any transaction contemplated herein or therein does not, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrower in writing to any Agent or any Lender will not, as of the date as of which such information is dated or certified, contain any untrue statement of a material fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading as of such time, in each case in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.9, such factual information shall not include the Latest Projections or pro forma financial information.

6.10         Financial Condition; Financial Statements.  (a)  On and as of the Initial Borrowing Date after giving effect to all Indebtedness incurred, and to be incurred, and Liens created and to be created, and the use of the proceeds thereof, by each Credit Party in connection with this Credit Agreement, (x) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries, taken as a whole, will exceed their debts, (y) the Borrower and its Subsidiaries, taken as a whole, will not have incurred nor intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) the Borrower does not have unreasonably small capital with which to conduct its businesses. For purposes of this Section 6.10(a), “debt” means any reasonably expected liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b)           The (i) audited consolidated balance sheets of Holdings and its Subsidiaries and of the Borrower and its Subsidiaries as of, and audited statements of operations, shareholder’s equity and cash flows for the fiscal year ended, December 31, 2004 and (ii) unaudited consolidated balance sheets of Holdings and its Subsidiaries and of the Borrower and its Subsidiaries as of, and unaudited statements of operations, shareholder’s equity and cash flows for the fiscal quarter ended, March 31, 2005 furnished to the Administrative Agent and the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the financial condition at such dates of such balance sheets and results of operations for the fiscal periods then ended.  Since March 31, 2005, nothing has occurred which has had or would be reasonably likely to result in a Material Adverse Effect.

(c)           The Latest Projections have been prepared by the Borrower in good faith and were based on assumptions that the Borrower believed, at the time of delivery thereof to the Administrative Agent, to be reasonable.  The Borrower believed, at the time of delivery thereof to the Administrative Agent, that the Latest Projections were reasonable and attainable, it being recognized by the Agents and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during any period or periods covered by such projections may differ materially from the projected results.

6.11         Locations of Offices, Records, Inventory and Rental Equipment.  The address of the principal place of business and chief executive office of each Credit Party as of the Initial Borrowing Date is set forth on Schedule VI.  The books and records of each Credit Party, and all its chattel paper and records of Accounts and Unit Certificates, are, as of the Initial Borrowing Date, maintained exclusively at the respective locations listed on Schedule VI.  As of the Initial Borrowing Date, there is no jurisdiction (or, with respect to the Rental Equipment, State) in which any Credit Party has any chattel paper, records of Account, Rental Equipment (except for Rental Equipment in transit) or Unit Certificates other than those jurisdictions (or States) identified on Schedule VI.  Schedule VI also contains a complete list of the legal names and addresses of each facility or warehouse at which Rental Equipment is stored as of the Initial Borrowing Date.  None of the receipts received by the Borrower from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named Person other than the Borrower or to a named Person and such named Person’s assigns.

6.12         Security Interests.  Subject to Section 11.19 and any effective restriction on the assignment of any Government Lease contained therein (or in any applicable governmental rule or regulation related thereto), on and after the Initial Borrowing Date, each of the Collateral Documents create, as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens other than Liens permitted by Section 8.2.  At all times on or after the Initial Borrowing Date, the respective grantor under each Collateral Document shall have good and marketable title to all the Collateral subject thereto free and clear of all Liens other than Permitted Liens.  No filings or recordings are required in order to perfect the security interests created under any Collateral Document except for filings or recordings required pursuant to the terms of any such Collateral Document.

6.13         Tax Returns and Payments.  Each of Holdings, the Borrower and each of their respective Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority, all federal returns and all other material returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of Holdings, the Borrower and any of their respective Subsidiaries.  Such returns accurately reflect all liability for taxes of Holdings, the Borrower and their respective Subsidiaries for the periods covered thereby.  Each of Holdings, the Borrower and each of their respective Subsidiaries has paid all material taxes payable by it other than taxes which are not due, and other than those contested in good faith by proper proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP and, if any Lien secures any such taxes, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien.  Except as set forth on Schedule VII, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Holdings or the Borrower, threatened by any authority regarding any taxes relating to Holdings, the Borrower or any of their respective Subsidiaries.  As of the Initial Borrowing Date, none of Holdings, the Borrower or any of their respective Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material taxes of Holdings, the Borrower or any of their respective Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings, the Borrower or any of their respective Subsidiaries not to be subject to the normally applicable statute of limitations with respect to any material taxes.

6.14         Compliance with ERISA.  (i)  Schedule VIII identifies each Plan; each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, as appropriate; no Reportable Event has occurred; no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan subject to Title IV of ERISA has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans subject to Title IV of ERISA, exceeds $1,000,000; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan subject to Title IV of ERISA have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to

Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or, to the best knowledge of Holdings, any Subsidiary of Holdings or any ERISA Affiliate, threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $1,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan, and none of Holdings, the Borrower or any of their respective Subsidiaries maintains any Plan the obligations with respect to which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii)           Neither Holdings nor the Borrower nor any of their respective Subsidiaries maintains or has maintained any Foreign Pension Plans that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of Holdings, the Borrower or any of their respective Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.

6.15         Subsidiaries.  Schedule IX hereto lists each Subsidiary of the Borrower, and the direct and indirect ownership interest of the Borrower therein, in each case existing on the Initial Borrowing Date.  Holdings is the record and beneficial owner of 100% of the capital stock of the Borrower, and the Borrower is the record and beneficial owner of 100% of the capital stock of the Unit Subsidiary.  On the Initial Borrowing Date, Holdings has no significant assets or liabilities other than its ownership of the capital stock of the Borrower and any liabilities directly related thereto, and on such date Holdings owns no other capital stock of any other Person.

6.16         Intellectual Property; etc.  Holdings, the Borrower and each of their respective Subsidiaries have obtained all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions (other than Permitted Liens), that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted.

6.17         Compliance with Statutes, etc.  (a)  Each of Holdings, the Borrower and their respective Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such instances of noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each of Holdings, the Borrower and their respective Subsidiaries is in compliance with all applicable Environmental Laws governing its business for which failure to comply could reasonably be expected to have a Material Adverse Effect and none of Holdings, the Borrower or any of their respective Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with such Environmental Laws in the manner set forth above.  All licenses, permits, registrations or approvals required for the business of Holdings, the Borrower and each of their respective Subsidiaries, as conducted as of the Initial Borrowing Date, under any Environmental Law have been secured and each of Holdings, the Borrower and their respective Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals, the failure to secure or to comply therewith could not reasonably be expected to have a Material Adverse Effect.  None of Holdings, the Borrower or any of their respective Subsidiaries is in any material respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings, the Borrower or any such Subsidiary is a party and which would materially and adversely affect the ability of Holdings, the Borrower or any such Subsidiary to operate its business or Real Property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute material noncompliance, breach of or default thereunder, except in each such case, such noncompliances, breaches and/or defaults as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are as of the Initial Borrowing Date no Environmental Claims pending or, to the best knowledge of the Borrower, threatened, which question the validity, term or entitlement of Holdings, the Borrower or any of their respective Subsidiaries for any permit, license, order or registration required for the operation of any facility which Holdings, the Borrower or any of their respective Subsidiaries currently operates.  There are no facts, circumstances, conditions or occurrences concerning the business or operations of Holdings, the Borrower or any of their respective Subsidiaries, or any Real Property at any time owned or operated by Holdings, the Borrower or any of their respective Subsidiaries, or, to the best of their knowledge, on any property adjoining or adjacent to any such Real Property, that are reasonably expected (i) to form the basis of a material Environmental Claim against Holdings, the Borrower or any of their respective Subsidiaries or any currently owned Real Property of Holdings, the Borrower or any of their respective Subsidiaries, or (ii) to cause such currently owned Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such environmental claims or restrictions that individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)           Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, by Holdings, the Borrower or any of their respective Subsidiaries, any Real Property of Holdings, the Borrower or any of their respective Subsidiaries or (ii) released or disposed of on any such Real Property, except Hazardous Materials generated, used, treated or stored on, or transported to or from, any Real Property of Holdings, the Borrower or any of their respective Subsidiaries in the ordinary course of business and in material compliance with Environmental Laws.

6.18         Properties.  Each of Holdings, the Borrower and their respective Subsidiaries has good title to all material properties (excluding intellectual property which is covered in Section 6.16) owned by it free and clear of all Liens, other than Permitted Liens.  Part A of Schedule IV contains a true and complete list of each Real Property owned and leased by Holdings, the Borrower or their respective Subsidiaries on the Initial Borrowing Date and the type of interest therein held by Holdings, the Borrower or such Subsidiary.

6.19         Labor Relations; Collective Bargaining Agreements.  (a)  Set forth on Schedule X hereto is a list (including dates of termination) of all Collective Bargaining Agreements in effect on the Initial Borrowing Date.

(b)           None of Holdings, the Borrower nor any of their respective Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no significant unfair labor practice complaint pending against Holdings, the Borrower or any of their respective Subsidiaries or, to the best knowledge of Holdings and the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending against Holdings, the Borrower or any of their respective Subsidiaries or, to the best knowledge of Holdings and the Borrower, threatened against any of them and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Holdings, the Borrower or any of their respective Subsidiaries or, to the best knowledge of Holdings and the Borrower, threatened against any of them except (with respect to any matter specified in clause (i) and (ii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

6.20         Restrictions on Subsidiaries.  Except for restrictions contained in the Credit Documents, the Senior Unsecured Notes Documents, the Senior Secured Notes Documents and in agreements with respect to other Existing Indebtedness, as of the Initial Borrowing Date there are no effective contractual or consensual restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (x) between Holdings and any of its Subsidiaries or (y) between any Subsidiaries of Holdings or (ii) the ability of Holdings or any of its Subsidiaries to grant security interests to the Lenders in the Collateral (except that certain Government Leases may have restrictions on the assignment thereof).

6.21         Status of Accounts.  Each Account is based on an actual and bona fide lease or sale and delivery of goods (including Rental Equipment) or rendition of services to customers, made by the Borrower and its Subsidiaries in the ordinary course of its business; the goods, Inventory and Rental Equipment being sold or leased and the Accounts created are its property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever other than the Liens created pursuant to the Collateral Documents and Permitted Liens, and, except as otherwise reported or reserved against on the Borrower’s or its Subsidiaries’ books and records or to the extent excluded from the Borrowing Base, the Borrower’s and its Subsidiaries’ customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, or counterclaim.

6.22         Material Contracts.  None of Holdings, the Borrower, or any of their respective Subsidiaries is in breach of or in default under any Material Contract.

6.23         Existing Indebtedness and Operating Leases.  (a)  Part A of Schedule III sets forth a true and complete list of all Existing Indebtedness (excluding any existing Indebtedness with an aggregate principal amount then outstanding of less than $1,000,000, so long as the aggregate principal amount of outstanding Existing Indebtedness excluded pursuant to this parenthetical does not exceed $4,000,000) of Holdings, the Borrower and their respective Subsidiaries as of the Initial Borrowing Date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

(b)           Part B of Schedule III sets forth a true and complete list of all Operating Leases of Real Property leased by Holdings, the Borrower and their respective Subsidiaries as of the Initial Borrowing Date, in each case showing the aggregate annual lease payments with respect to each such Operating Lease, the respective lessee thereunder and any other entity which has directly or indirectly guaranteed any obligations of the lessee thereunder.

6.24         Guarantee of Certain Notes; Subordinated Guarantor Senior Indebtedness; Credit Agreement; etc.  (a)  No Subsidiary of Holdings has guaranteed the Senior Unsecured Notes or the Senior Secured Notes, other than the Subsidiary Guarantors.

(b)           Except as set forth on Schedule XX, all obligations of the Unit Subsidiary as a Subsidiary Guarantor (including, without limitation, its guarantee of the principal of, interest on, and other amounts relating to, the Outstandings) under the Subsidiaries Guaranty constitute “Subordinated Guarantor Senior Indebtedness” under, and as defined in, each of the Senior Unsecured Notes Indenture and the Senior Secured Notes Indenture.

(c)           This Credit Agreement constitutes the “Credit Agreement” under, and as defined in, the Senior Unsecured Notes Indenture.

6.25         Unit Subsidiary.  Unit Subsidiary is a direct Wholly-Owned Domestic Subsidiary of the Borrower (all of the equity interests in which are pledged to the U.S. Pledgee pursuant to the Pledge Agreement).  All Non-Qualified Units owned by Holdings or any of its Subsidiaries which are located in the United States of America or any State or territory thereof are owned by the Unit Subsidiary or, if acquired by the Borrower or any of its Subsidiaries after the Effective Date, shall within five Business Days after the month in which such acquisition occurred, be contributed to the equity of the Unit Subsidiary.

6.26         Rental Equipment; Business of the Credit Parties.  (a)  Each U.S. Credit Party that owns Rental Equipment holds such Rental Equipment for sale or lease and is in the business of selling goods of that kind.

(b)           Each Canadian Subsidiary Guarantor that owns Rental Equipment (i) holds such Rental Equipment for sale or lease, or has leased such Rental Equipment, or (ii) is to furnish such Rental Equipment, or has furnished such Rental Equipment, under a contract of service.

(c)           No Certificate of Title is required under applicable law to be issued with respect to any Rental Equipment constituting a storage container.

6.27         Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.  Schedule XI attached hereto contains (i) the exact legal name of Holdings, the Borrower and each Subsidiary Guarantor, (ii) the type of organization of Holdings, the Borrower and each Subsidiary Guarantor, (iii) whether or not Holdings, the Borrower and each Subsidiary Guarantor is a registered organization, (iv) the jurisdiction of organization of Holdings, the Borrower and each Subsidiary Guarantor, (v) the Borrower’s and each Subsidiary Guarantor’s Location (or, in the case of a Canadian Subsidiary, such Canadian Subsidiary’s registered head office and principal place of business) and (vi) the organizational identification number (if any) of Holdings, the Borrower and each Subsidiary Guarantor.  To the extent that Holdings, the Borrower or any Subsidiary Guarantor does not have an organizational identification number on the date hereof and later obtains one, Holdings, the Borrower or such Subsidiary Guarantor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted pursuant to the Collateral Documents fully perfected and in full force and effect.

6.28         Insurance.  Schedule XII hereto set forth a true and complete listing of all insurance maintained by Holdings, the Borrower and each of their respective Subsidiaries as of the Effective Date.

6.29         Ownership of Rental Equipment.  All Rental Equipment (x) located in the United States or any State thereof is owned by the Borrower or a US Subsidiary Guarantor organized under the laws of a State of the United States and (y) all Rental Equipment located in Canada is owned by a Canadian Subsidiary Guarantor organized under the laws of a Qualified Canadian Jurisdiction.

6.30         No Permitted Units Financing or Attributable Debt.  None of Holdings, the Borrower, or any of their respective Subsidiaries have incurred or will incur any Permitted Units Financing (as defined in the Senior Unsecured Notes Indenture) under Section 4.09(b)(13)(i) or any Attributable Debt (as defined in the Senior Unsecured Notes Indenture) under Section 4.09(b)(12) of the Senior Unsecured Notes Indenture.

6.31         Intercreditor Agreement.  The intercreditor provisions contained in the Intercreditor Agreement are enforceable against the holders of the Senior Secured Notes and the trustee under the Senior Secured Notes Indenture and, except as set forth on Schedule XXI, all Obligations hereunder are within the definition of “First Lien Obligations” included in such provisions.

6.32         Foreign Assets Control Regulations, Etc.

(a)           None of the execution, delivery or performance of the Credit Documents by the Credit Parties nor the use of the proceeds of the Loans hereunder will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the PATRIOT Act.  No part of the proceeds from the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           No Credit Party is or will become a “blocked person” as described in Section 1 of the Terrorism Order.

Notwithstanding anything to the contrary set forth in this Article 6, none of the representations, warranties or agreements contained in this Article 6 shall apply to any Unrestricted Subsidiary.

ARTICLE 7

Affirmative Covenants

Subject to Section 1.5 and Section 11.19, each of Holdings and the Borrower hereby covenants and agrees that on the Effective Date and thereafter, for so long as this Credit Agreement is in effect and until the Total Commitments have terminated, no Letters of Credit or Notes are outstanding and all Loans and Letter of Credit Obligations, together with interest, Fees, Expenses and all other Obligations then due and payable, are paid in full:

7.1           Financial Information.  The Borrower shall furnish to the Administrative Agent (who shall then make available to the Lenders) the following information within the following time periods:

(a)           as soon as available and in any event within 90 days (or 120 days in the case of the item described in clause (B) below only) after the end of each fiscal year of Holdings, (i) audited Financial Statements of Holdings as of the close of such fiscal year and for such fiscal year, together with a comparison to the Financial Statements for the prior year, in each case accompanied by (A) a report thereon of the Auditors thereof unqualified as to scope, which report shall state that such consolidated financial statements fairly present the consolidated financial position of Holdings and its consolidated Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such Auditors has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), (B) such Auditors’ management letter to Holdings, and (C) a written statement signed by the Auditors stating that in the course of the annual audit of the consolidated Financial

Statements of Holdings and its consolidated Subsidiaries, which audit was conducted by the Auditors in accordance with the standards of the Public Company Accounting Oversight Board (United States), such Auditors have not obtained any knowledge of the existence of any Default or Event of Default under any provision of, if applicable, Sections 8.9, 8.10 or 8.11 of, this Credit Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default or Event of Default and the nature thereof, it being understood that such Auditors shall not be required hereunder to perform any special audit procedures and (ii) a compliance certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit O, which certificate shall (A) include a schedule in form satisfactory to the Administrative Agent of the calculations used in determining, as of the end of such fiscal year, whether the Borrower was in compliance with the covenants set forth in Articles 7 and 8 of this Credit Agreement for such year (it being understood and agreed that if such certificate is delivered with respect to a fiscal year for which Sections 8.9, 8.10 and 8.11 are not being tested for a fiscal period ending on the last day of such fiscal year due to no Trigger Event having occurred, such certificate shall still provide the calculations for Sections 8.9, 8.10 and 8.11 as if a Trigger Event had occurred and such fiscal year were a Test Period or, in the case of Section 8.11, the 13 consecutive fiscal month period tested thereunder ended on the last day of such fiscal year, but the certificate shall not be required to indicate whether or not the Borrower was in compliance with such covenants)and (B) either (x) certify that no changes are required to be made to any of Schedule VI or XI hereto, Annexes C, F, H, I, J or K of the U.S. Security Agreement, Annexes A through F of the U.S. Pledge Agreement or Schedules 2.1(1)(f), 2.1(1)(h), 4.1(d) or 4.1(e) (or any analogous Schedules) to any Canadian Security Agreement, in each case so as to make the information set forth therein accurate and complete as of the date of such certificate, or (y) to the extent that any such information is no longer accurate and complete as of such date, list in reasonable detail all information necessary to make all such Schedules and Annexes accurate and complete (as which time such Schedules and/or such Annexes, as the case may be, shall be deemed modified to reflect such information).  To the extent that Holdings’ or the Borrower’s, as the case may be, annual report on Form 10-K contains any of the foregoing items, the Lenders will accept Holdings’ or the Borrower’s, as the case may be, report on Form 10-K in lieu of such items;

(b)           as soon as available and in any event within 45 days after the end of each fiscal quarter of Holdings or the Borrower, as applicable, (except the last fiscal quarter of any fiscal year) (i) Financial Statements as at the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified by a Responsible Officer of Holdings or the Borrower, as applicable, as having been prepared substantially in accordance with GAAP (subject to the absence of footnotes and audit and normal year-end adjustments) and (ii) a compliance certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit O, which certificate shall (A) include a schedule in form satisfactory to the Administrative Agent of the calculations used in determining, as of the end of such fiscal quarter, whether the Borrower was in compliance with the covenants set forth in Articles 7 and 8 of this Credit Agreement for such quarter (it being understood and agreed that if such certificate is delivered with respect to a fiscal quarter for which Sections 8.9, 8.10 and 8.11 are not being tested for a fiscal period ending on the last day of such fiscal quarter due to no Trigger Event having occurred, such certificate shall still provide the calculations for Sections 8.9, 8.10 and 8.11 as if a Trigger Event had occurred and such fiscal quarter were the last fiscal quarter of a

Test Period or, in the case of Section 8.11, the 13 consecutive fiscal month period tested thereunder ended on the last day of such fiscal quarter, but the certificate shall not be required to indicate whether or not the Borrower was in compliance with such covenants), and (B) either (x) certify that no changes are required to be made to any of Schedules VI or XI hereto, Annexes C, F, H, I, J or K of the U.S. Security Agreement, Annexes A through F of the U.S. Pledge Agreement or Schedules 2.1(1)(f), 2.1(1)(h), 4.1(d) or 4.1(e) (or any analogous Schedules) to any Canadian Security Agreement, in each case so as to make the information set forth therein accurate and complete as of the date of such certificate, or (y) to the extent that such information is no longer accurate and complete as of such date, list in reasonable detail all information necessary to make all such Schedules and Annexes accurate and complete (at which time such Schedules and/or such Annexes, as the case may be, shall be deemed modified to reflect such information).  To the extent that Holdings’ or the Borrower’s, as the case may be, quarterly report on Form 10-Q contains any of the foregoing items, the Lenders will accept Holdings’ or the Borrower’s, as the case may be, report on Form 10-Q in lieu of such items;

(c)           as soon as available and in any event within 30 days after the end of each fiscal month of the Borrower (except the last fiscal month of any fiscal quarter, with respect to which such reports shall be delivered within 45 days after the end of the fiscal month (other than the last quarter of the fiscal year, with respect to which such reports shall be delivered within 90 days after the end of the fiscal month)), a consolidated balance sheet for the Borrower and its consolidated Subsidiaries as at the end of such fiscal month and consolidated statements of operations and cash flows for the Borrower and its consolidated Subsidiaries for such fiscal month and for the fiscal year to date, together with a comparison to the consolidated balance sheet, statement of operations and statement of cash flows for the Borrower and its consolidated Subsidiaries for the same periods in the prior year, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared substantially in accordance with GAAP (subject to the addition of footnotes and audit and normal year-end adjustments);

(d)           not later than 60 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2005, monthly consolidated projections (in substantially the same form as the Projections) for Holdings and its Subsidiaries and for the Borrower and its Subsidiaries for the following fiscal year and annual projections for each subsequent fiscal year through and including the fiscal year in which the Maturity Date occurs;

(e)           upon request by the Administrative Agent at any time if a Default or Event of Default shall exist and in any event within 30 days after the end of each month (or more frequently if requested by the Administrative Agent in the exercise of its Permitted Discretion), a Borrowing Base certificate (the “Borrowing Base Certificate”) in substantially the form of Exhibit P, duly completed, as of the last day of such month (or such other date as the Administrative Agent may specify in such request) and certified by a Responsible Officer of the Borrower and subject only to adjustment upon completion of the normal year-end audit.  In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information, including monthly aging reports, as the Administrative Agent may reasonably request;

(f)            as soon as possible after the end of each calendar month, but in any event not later than 30 days after the end of such month (or more frequently as the Administrative

Agent may reasonably request), (A) a certificate setting forth the Average Rental Rate as of the end of the immediately preceding month, (B) a certificate setting forth the Average Lease Term as of the last day of the immediately preceding fiscal month, (C) the Utilization as of the end of the immediately preceding month and the average Utilization for the 13 months then last ended (calculated by taking the average of the Utilization for each of such 13 months then last ended), and (D) the average age of all Rental Equipment not constituting storage units (taken as a whole) and the average age of all Rental Equipment constituting storage units (taken as a whole), in each case as of the end of the immediately preceding month;

(g)           promptly and in any event within five Business Days after becoming aware of the occurrence of any event which constitutes a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the Borrower’s proposed response thereto, each in reasonable detail;

(h)           promptly following the request of the Administrative Agent, a comparison of consolidated actual results of operations, cash flow and Capital Expenditures for the Borrower and its Subsidiaries for the fiscal month most recently ended and for the period from the beginning of the current fiscal year through the end of such fiscal month with amounts projected for such fiscal month and for the period from the beginning of the current fiscal year through the end of such fiscal month pursuant to the Latest Projections;

(i)            promptly upon the earlier of the delivery, filing or making thereof, written notice to the Administrative Agent (which notice shall include, where applicable, the hyperlink thereto) that a 10-K, 10-Q, 8-K, proxy statement, annual report, quarterly report, registration statement or other filing or communication by Holdings, the Borrower or any of their respective Subsidiaries to holders of its publicly traded securities or the Securities and Exchange Commission or any successor thereto (the “SEC”) from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, has been delivered, filed or made;

(j)            promptly and in any event within five Business Days after becoming aware of the occurrence of any of the following events, the Borrower will provide the Administrative Agent with notice of such event (and copies of relevant documents if requested):

(i)            any Material Contract of Holdings, the Borrower or any of their respective Subsidiaries is terminated or amended or any new Material Contract is entered into which is reasonably likely to have an adverse effect on the Lenders (in which event the Borrower shall provide the Administrative Agent with a copy of such Material Contract); or

(ii)           any of the material terms (other than price) upon which material suppliers of the Borrower or any of its Subsidiaries do business with the Borrower or such Subsidiary are changed or amended the results of which are reasonably likely to have a Material Adverse Effect; or

(iii)          any order, judgment or decree in excess of $2,500,000 (after reasonably expected insurance and indemnity recovery) shall have been entered against Holdings,

the Borrower or any of their respective Subsidiaries or any of their respective properties or assets; or

(iv)          any notification of violation of any Requirement of Law shall have been received by Holdings, the Borrower or any of their respective Subsidiaries from any Governmental Authority the results of which could reasonably be expected to have a Material Adverse Effect;

(k)           (A) within 60 days after the end of each fiscal year of the Borrower a new appraisal (satisfactory to the Administrative Agent) of the Rental Equipment of the Borrower and the Subsidiary Guarantors (on a scope substantially similar to the scope of the appraisal of the Rental Equipment of the Borrower and the Subsidiary Guarantors conducted by Daley Hodkin delivered to the Administrative Agent in February 2005) performed by a third party and on a valuation basis acceptable to the Administrative Agent and (B) within 60 days after the occurrence of a Trigger Event, an update on a desk top basis of the appraisal most recently delivered pursuant to preceding clause (A), provided that, so long as no Default or Event of Default exists, the Borrower shall not be required to provide more than one such update in any calendar year, provided further that if a Default or an Event of Default has occurred and is continuing the Administrative Agent shall be permitted to request an update on a physical inspection basis at any time;

(l)            at the request of the Administrative Agent (but, so long as no Default or Event of Default has occurred and is continuing, in no event more frequently than semi-annually), an update of the collateral examination report delivered to the Lenders pursuant to Section 5.1(r) in form and substance reasonably satisfactory to the Administrative Agent;

(m)          Environmental Matters.  Promptly after any officer of Holdings or the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters which could reasonably be expected to have a Material Adverse Effect:

(i)            any material pending or threatened Environmental Claim against Holdings, the Borrower or any of their respective Subsidiaries or any Real Property owned, leased or operated by Holdings, the Borrower or any of their respective Subsidiaries;

(ii)           any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings, the Borrower or any of their respective Subsidiaries that (a) results in material noncompliance by Holdings, the Borrower or any of their respective Subsidiaries with any applicable Environmental Law or (b) could be expected to form the basis of a material Environmental Claim against Holdings, the Borrower or any of their respective Subsidiaries or any such Real Property;

(iii)          any condition or occurrence on any Real Property owned, leased or operated by Holdings, the Borrower or any of their respective Subsidiaries that could be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings, the Borrower or any of their respective Subsidiaries of such Real Property under any Environmental Law; and

(iv)          the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings, the Borrower or any of their respective Subsidiaries as required by any Environmental Law or any governmental, regulatory or other administrative agency; provided, that in any event the Borrower shall deliver to each Lender all notices received by Holdings, the Borrower or any of its Subsidiaries from any government or governmental, regulatory or administrative agency under, or pursuant to, CERCLA or any other Environmental Law which identify Holdings, the Borrower or any of their respective Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings, the Borrower or any of their respective Subsidiaries of potential liability under CERCLA or any other Environmental Law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or the Borrower’s response thereto; and

(n)           from time to time, such further information, including customer address lists, regarding the Collateral, business affairs and financial condition of Holdings, the Borrower and/or each of their respective Subsidiaries as the Administrative Agent may reasonably request.

Notwithstanding anything to the contrary contained in clause (f) of this Section 7.1, the information delivered to the Administrative Agent pursuant to sub-clauses (C) and (D) of Section 7.1(f) shall only be delivered to those Lenders which have requested same from the Administrative Agent in writing and delivered a copy of such request to the Borrower.

7.2           Real Estate Appraisals.  In the event that the Administrative Agent or the Required Lenders at any time after the Effective Date determine in its or their good faith discretion (as a result of events or circumstances affecting the Administrative Agent or the Required Lenders after the Effective Date) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order (any such appraisal a “Required Appraisal”) are or were required to be obtained, or should be obtained, in connection with any Mortgaged Property or Mortgaged Properties, then, within 120 days after receiving written notice thereof from the Administrative Agent or the Required Lenders, as the case may be, such Required Appraisals shall be delivered, at the expense of the Borrower, to the Administrative Agent, which Required Appraisals, and the respective appraiser, shall be satisfactory to the Administrative Agent.

7.3           Corporate Franchises.  Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority to do business, provided that transactions permitted by Section 8.1 will not constitute a breach of this Section 7.3, and provided further that none of Holdings, the Borrower or any of their respective Subsidiaries shall be required to preserve any material right or authority to do business if such Person shall reasonably determine that such preservation is no longer desirable in the ordinary course of business, and the loss thereof could not reasonably be expected to have a Material Adverse Effect.

7.4           Compliance with Statutes, etc.  (a)  Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws) except to the extent non-compliance (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.  None of Holdings, the Borrower or any of their respective Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any of its Real Property, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent the failure to comply with the foregoing requirements, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  If required to do so under any applicable Environmental Law, Holdings and the Borrower agree to undertake, and agree to cause each of their respective Subsidiaries to undertake, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property in accordance with, in all material respects, the requirements of all such applicable Environmental Laws and in accordance with, in all material respects, all applicable orders and directives of all governmental authorities; provided that none of Holdings, the Borrower or any of their respective Subsidiaries shall be required to take any such action where same is being contested by appropriate legal proceedings in good faith by Holdings, the Borrower or such Subsidiary.

(b)           At the request of the Administrative Agent or the Required Lenders at any time and from time to time when an Event of Default has occurred and is continuing, but in any event no more frequently than once a year with respect to any particular parcel of Real Property, the Borrower will provide, at the Borrower’s sole cost and expense, an environmental site assessment report or update concerning any Real Property of Holdings, the Borrower or any of their respective Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or release of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property; provided, however, no such request may be made unless the Administrative Agent or the Required Lenders reasonably believe that (i) Holdings, the Borrower or any of their respective Subsidiaries is in material noncompliance with any Environmental Law with respect to such Real Property and such noncompliance is reasonably likely to result in a liability of Holdings, the Borrower and any of their respective Subsidiaries in excess of $5,000,000 (after expected insurance and indemnity recovery) in the aggregate or (ii) an Event of Default is in existence.  If the Borrower fails to provide the same after 60 days’ written notice, the Administrative Agent may order the same, and Holdings and/or the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Real Property at all reasonable times and without unreasonably interfering with the Borrower’s operations and specifically grants the Administrative Agent and the Lenders an irrevocable nonexclusive license, subject to the rights of tenants, to undertake such an assessment all at the Borrower’s sole expense.

7.5           ERISA.  As soon as possible and, in any event, within twenty days after Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower or its designee will deliver to the Administrative Agent a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that Holdings, the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, any other Governmental Authority with respect to Plans or Foreign Pension Plans, a Plan or Foreign Pension Plan participant or the Plan or Foreign Pension Plan administrator with respect thereto:  that a Reportable Event (or similar event with respect to a Foreign Pension Plan) has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following thirty days or similar occurrence with respect to a Foreign Pension Plan; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or similar occurrence with respect to a Foreign Pension Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan or Foreign Pension Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or a similar provision of applicable law; that a Plan subject to Title IV of ERISA or a Foreign Pension Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans and Foreign Pension Plans subject to Title IV of ERISA or a similar provision of applicable law, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Effective Date by $250,000; that proceedings may be or have been instituted to terminate a Plan or a Foreign Pension Plan or appoint a trustee to administer a Plan or a Foreign Pension Plan which is subject to Title IV of ERISA or a similar provision of applicable law; that a proceeding has been instituted pursuant to Section 515 of ERISA or a similar provision of applicable law to collect a delinquent contribution to a Plan or a Foreign Pension Plan; that Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate will or may be reasonably expected to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or from a Foreign Pension Plan under a similar provision of applicable law or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or from a Foreign Pension Plan under a similar provision of applicable law or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code or a similar provision of applicable law) under Section 4980B of the Code or a similar provision of applicable law; or that Holdings, the Borrower or any of their respective Subsidiaries may be reasonably expected to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA or a similar provision of applicable law) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or any other applicable continuation of coverage laws or regulations) or any Plan or any Foreign Pension Plan in addition to the liability that existed on the Effective Date to any such plan or plans.  The Borrower will deliver to each of the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series or otherwise in the form prescribed by the applicable Governmental Authority) of each Plan that is a defined benefit plan as defined in Section 3(35) of ERISA or Foreign Pension Plan under a similar provision of applicable law (including, to the extent required, the related financial and actuarial statements and opinions and other schedules) required to be filed with the Internal Revenue Service or any other applicable Governmental Authority and (ii) copies of any material records, documents or other information that must be furnished to the PBGC or any other applicable Governmental Authority with respect to any Plan pursuant to Section 4010 of ERISA or other applicable under law.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other applicable Governmental Authority, and any material notices received by Holdings, the Borrower, any of their respective Subsidiaries or any ERISA Affiliate with respect to any defined benefit plan as defined in Section 3(35) of ERISA shall be delivered to the Lenders no later than ten days after the date such annual report has been filed with the Internal Revenue Service or any other applicable Governmental Authority or such records, documents and/or information has been furnished to the PBGC or any other applicable Governmental Authority or such notice has been received by Holdings, the Borrower, such Subsidiary or the ERISA Affiliate, as applicable.

7.6           Good Repair.  Each of Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, use its best efforts to provide that its material properties and equipment used or useful in its business (including Rental Equipment) in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted and, subject to Section 8.4, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto.

7.7           Books and Records.  Each of Holdings and the Borrower agrees to maintain, and to cause each of their respective Subsidiaries to maintain, books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect the Lenders’ interest in its Accounts.  Holdings and the Borrower agree that the Collateral Agent or its agents may enter upon the premises of Holdings, the Borrower or any of their respective Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all upon the occurrence and during the continuance of an Event of Default, for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at the Borrower’s expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of Holdings or the Borrower or any of their respective Subsidiaries with any officers, employees and directors of Holdings or the Borrower or with Auditors (it being understood that Holdings or the Borrower shall be entitled to have a representative present at any such discussions) and (iv) verifying Eligible Accounts Receivable and/or Eligible Rental Equipment.  The Borrower shall give the Collateral Agent fifteen days prior written notice of any change in the location of any facility owned or leased by Holdings or the Borrower or any of their respective Subsidiaries where Collateral is located or in the location of its chief executive office or place of business from the locations specified in Schedule VI, and to execute in advance of such change, cause to be filed and/or delivered to the Collateral Agent any financing statements, Collateral Access Agreements or other documents required by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower agrees to advise the Administrative Agent promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of more than 10% (measured by net book value) of the Collateral, or any event (other than a change in price) which could have a material adverse effect on the value of more than 10% (measured by net book value) of the Collateral or on the security interests granted to the Collateral Agent, on behalf of the Lenders therein.

7.8           Collateral Records.  Each of Holdings and the Borrower agree to execute and deliver, and to cause each of their respective Subsidiaries to execute and deliver, to the Collateral Agent, from time to time, solely for the Collateral Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Collateral Agent may reasonably require, including, without limitation, those described in Section 7.1 of this Credit Agreement, designating, identifying or describing the Collateral pledged or granted to the Collateral Agent (for the benefit of the Lenders) under the Collateral Documents.  The failure by Holdings, the Borrower or any of their respective Subsidiaries, however, to promptly give the Collateral Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Collateral Agent’s security interests (for the benefit of the Lenders) in the Collateral.

7.9           Security Interests.  Each of Holdings and the Borrower shall, and shall cause each of their respective Subsidiaries to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein other than claims or demands pursuant to the Credit Documents.  Subject to Section 11.19, Holdings and the Borrower shall comply, and shall cause each of their respective Subsidiaries to comply, with the requirements of all state, federal and foreign laws in order to grant to the Collateral Agent (for the benefit of the Lenders) valid and perfected first priority security interests in the Collateral, subject to Existing Liens and to any other Permitted Liens, in each instance, which pursuant to operation of law are prior to the perfected security interests created under the Collateral Documents.  The Collateral Agent is hereby authorized by Holdings and the Borrower to file or register any UCC and PPSA financing statements or similar instrument and amendments thereto, whether or not the signatures of Holdings or the Borrower or any of their respective Subsidiaries appears thereon, that (i) indicate the Collateral (A) as “all assets” of such Person, or words of similar effect, regardless of whether any particular asset included in the Collateral falls within the scope of Article 9 of the UCC or the PPSA, or (B) as being of an equal or lesser scope or with greater detail and (ii) contain any other information required by, inter alia, Part 5 of Article 9 of the UCC or the PPSA for the sufficiency or filing office acceptance of any financing statement or similar instrument or amendment, including (A) whether such Person is an organization, the type of organization, any organization identification number issued to such Person, and any employer or taxpayer identification number issued to such Person and (B) in the case of a financing statement filed or registered as a fixture filing or indicating any Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which such Collateral relates.  Each of Holdings and the Borrower agrees to furnish any such information to the Collateral Agent promptly upon request.  Each of Holdings and the Borrower also ratifies its authorization for each of the Collateral Agent to file or register any like financing statements or similar instruments or amendments thereto if filed prior to the date hereof.

7.10         Insurance; Casualty Loss.  Holdings and the Borrower agree to maintain, and to cause each of their respective Subsidiaries to maintain, public liability insurance, flood insurance, third party property damage insurance and replacement value (or such higher coverage as the Borrower may obtain) insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks in at least such amounts and against at least such risks as are described on Schedule XII or, with respect to any lesser coverages (whether as to the amount or scope of coverage), as are at all times satisfactory to the Administrative Agent in its commercially reasonable judgment.  All policies covering the Collateral are to name the Collateral Agent as an additional insured and the Collateral Agent as loss payee in case of loss, as its interests may appear, and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Administrative Agent’s, the Collateral Agent’s and the Lenders’ interest in the Collateral and to any payments to be made under such policies.  The Borrower shall provide written notice to the Administrative Agent of the occurrence of any of the following events within ten Business Days after the occurrence of such event: any Collateral is (i) damaged or destroyed, or suffers any other loss, or (ii) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such Collateral or to materially diminish its marketability (collectively, a “Casualty Loss”), and in either case either (x) a Default or an Event of Default has occurred and is continuing or (y) the amount of the damage, destruction, loss or diminution in value is in excess of $5,000,000.  With respect to each Casualty Loss, the Borrower may, in its sole discretion, either apply such amounts (x) to the payment of the outstanding Term Loans in accordance with the requirements of Section 2.5(g)(iii) or (y) to repair or replace the assets subject to the Casualty Loss or to purchase other assets of the same or similar type as those for which the Borrower or other applicable Credit Party received such insurance proceeds (although in the event that a Default or an Event of Default then exists, such amount shall be applied to repay outstanding Term Loans in accordance with Section 2.5(l) and, if required in accordance with the terms thereof, to reduce the Total Revolving Credit Commitments in accordance with Section 2.5(e)(v)).  Holdings, the Borrower and/or the respective Subsidiary shall diligently file and prosecute their claim or claims for any award or payment in connection with a Casualty Loss.  In the event of a Casualty Loss, if a Default or Event of Default has occurred and is continuing, the Borrower shall pay to the Collateral Agent, promptly upon receipt thereof, any and all net insurance proceeds and payments received by Holdings, the Borrower or any of their respective Subsidiaries on account of damage, destruction, loss, condemnation or eminent domain proceedings, which proceeds shall be applied as provided in the last parenthetical of the preceding sentence or as otherwise determined by the Required Lenders in their sole discretion).  After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Collateral Agent and (ii) the Collateral Agent may participate in any such proceedings and the Borrower shall deliver to the Collateral Agent such documents as may be requested by the Collateral Agent to permit such participation and shall consult with the Collateral Agent, its attorneys and agents in the making and prosecution of such claim or claims.  Each of Holdings and the Borrower hereby irrevocably authorizes and appoints the Collateral Agent its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each of Holdings and the Borrower shall, upon demand of the

Collateral Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Collateral Agent for the benefit of the Lenders, free and clear of any encumbrances of any kind or nature whatsoever, other than the right of Holdings or the Borrower to any insurance proceeds remaining after application thereof by the Collateral Agent as provided in this Section 7.10.

7.11         Taxes.  Each of Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, pay and discharge all federal income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, or payable by it pursuant to the Tax Sharing Agreements, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings, the Borrower or of any of their respective Subsidiaries; provided, that none of Holdings, the Borrower or any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings diligently pursued if it has maintained adequate reserves (in the good faith judgment of the management of such Person) with respect thereto in accordance with GAAP and which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to any related Lien (if any).

7.12         End of Fiscal Years; Fiscal Quarters.  Each of Holdings and the Borrower will, for financial reporting purposes, cause (i) each of their, and each of their respective Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of their and each of their respective Subsidiaries’, fiscal quarters to end on dates consistent therewith.

7.13         Further Assurances.  (a)  Holdings and the Borrower shall take, and shall cause each of their respective Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Collateral Agent may at any time reasonably determine to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Collateral Agent on the Collateral including, without limitation, (i) filing or registering notices of liens, UCC and PPSA financing statements and amendments, renewals and continuations thereof, (ii) obtaining, providing or making notations of security interests upon Unit Certificates, (iii) cooperating with the Collateral Agent’s representatives, keeping stock records, obtaining waivers from landlords and from warehousemen and their landlords and (iv) paying claims which might, if unpaid, become a Lien on the Collateral other than a Permitted Lien.  Furthermore, Holdings and the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.13 has been complied with.  Notwithstanding anything to the contrary contained in this Section 7.13, the Collateral Agent shall not (except in the circumstances described in the second and third sentences of Section 11.19) request that the Borrower obtain or provide any Unit Certificates with respect to any Non-Qualified Units unless an Event of Default has occurred and is continuing; provided that if any Unit Certificates are obtained, a notation of the Collateral Agent’s security interest shall be made thereon as required by Section 7.18(b).  All actions required to be taken pursuant to this Section 7.13, as well as pursuant to Section 11.19, shall be at the cost and expense of the Borrower.

(b)           Within 90 days following the acquisition of any Real Property owned by the Borrower or any Subsidiary Guarantor, having a fair market value equal to or greater than $2,000,000, the Borrower will, or cause the respective Subsidiary Guarantor to, grant to the Collateral Agent for the benefit of the Secured Creditors, a Mortgage on any such Real Property.  Each such Mortgage shall be granted pursuant to documentation substantially similar to the Mortgages (as defined in the Existing Credit Agreement) executed under the Existing Credit Agreement as amended or to be amended, if applicable, to reflect the terms of this Credit Agreement (with such modifications as may be appropriate in consideration of the State in which such Real Property is located) and shall constitute a valid and enforceable perfected mortgage Lien on the respective Real Property superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Encumbrances.  Each such Mortgage and all instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to such Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  In connection with the delivery of any such Mortgage pursuant to this Section 7.13(b), the Borrower shall deliver, or cause to be delivered (in each case within the above-mentioned 90 day period), (i) a Mortgage Policy on the Mortgage on such Real Property issued by a title insurance company reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that such Mortgage is a valid and enforceable first priority mortgage lien on such Real Property free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Credit Agreement and the Notes and for any other matter that the Collateral Agent in its discretion may reasonably request, shall not include an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request; (ii) a survey of such Real Property, in form and substance reasonably satisfactory to the Collateral Agent, certified by a licensed professional surveyor reasonably satisfactory to the Collateral Agent and of a date reasonably acceptable to the Collateral Agent, and (iii) opinions of counsel from counsel, and in form and substance, reasonable satisfactory to the Administrative Agent.

7.14         Maintenance of Separateness.  Each Credit Party will, and will cause each of its Subsidiaries to, satisfy customary corporate and organizational formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records.  The Credit Parties shall take all actions as may be required to maintain an executive committee for the Unit Subsidiary with at least one member that is not and, at all times during the one-year period immediately preceding the time of initial appointment of such member to such executive committee, was not an employee, officer, director, shareholder, or partner of the Borrower or any of its Affiliates or any other Person prohibited under the Unit Subsidiary’s Governing Documents to be such member.  In dealing with their respective creditors, none of Holdings, the Borrower or any of their respective Subsidiaries shall act in a manner which would cause its creditors to believe that any such Person was not a separate corporate entity from the other such Persons.  Without limiting the foregoing, the consolidated financial statements of each of Holdings and the Borrower shall, through appropriate footnote disclosure, indicate the assets from time to time held by the Unit Subsidiary, as opposed to Holdings or the Borrower, as the case may be, and their other Subsidiaries.  Furthermore, no Credit Party nor any of its

Subsidiaries shall take any action, or conduct its affairs in a manner, which would be reasonably likely to result in the separate existence of the Unit Subsidiary being ignored, or in the assets and liabilities of the Unit Subsidiary being substantively consolidated with those of any of Holdings, the Borrower or any of their respective Subsidiaries (other than the Unit Subsidiary) in a bankruptcy, reorganization or other insolvency proceeding.  Finally, the Credit Parties shall not permit the Unit Subsidiary to voluntarily incur any liabilities other than (i) the Unit Subsidiary’s Subsidiaries Guaranty, (ii) the guaranty by the Unit Subsidiary of the Senior Unsecured Notes, the Senior Secured Notes and the Indebtedness permitted under Section 8.3(n), in each instance, to the extent permitted under Sections 8.3(d), (l) and (n), respectively, and (iii) liabilities under the Unit Subsidiary Management Agreement, the Master Lease Agreements and the Custodian Agreement.

7.15         Collateral Access Agreements.  The Borrower shall exercise reasonable good faith efforts to obtain and deliver to the Administrative Agent, such Collateral Access Agreements with respect to Rental Equipment locations for which no Collateral Access Agreement was delivered to the Administrative Agent on or prior to the Initial Borrowing Date and shall exercise reasonable good faith efforts to obtain and deliver such other Collateral Access Agreements as may be requested by the Administrative Agent from time to time (such Collateral Access Agreements to be so delivered to the Administrative Agent promptly upon request and in any event, within 90 days after the respective request has been made); provided that, notwithstanding the foregoing, the Borrower, in obtaining the Collateral Access Agreements required under this Section 7.15, shall not be obligated to make significant payments to landlords or alter the respective lease terms with respect to any Rental Equipment locations in any way which is materially adverse to the Borrower.

7.16         New Subsidiaries.  To the extent Holdings, the Borrower or any of their respective Subsidiaries creates or acquires any Wholly-Owned Domestic Subsidiary or Wholly-Owned Canadian Subsidiary after the Initial Borrowing Date in accordance with the other provisions of this Credit Agreement, each such Wholly-Owned Subsidiary shall be required (i) in the case of any such Wholly-Owned Domestic Subsidiary, to become a party to the U.S. Subsidiaries Guaranty, the U.S. Pledge Agreement and the U.S. Security Agreement, in any such case by executing counterparts of the U.S. Subsidiary Joinder Agreement in the form of Exhibit N and taking the actions specified therein, and (ii) in the case of any such Wholly-Owned Canadian Subsidiary, to execute and deliver a Canadian Subsidiaries Guaranty and a Canadian Security Agreement.  In connection with the foregoing, to the extent requested by the Administrative Agent or the Collateral Agent, the Borrower shall be required to cause to be delivered such relevant documentation (including opinions of counsel) of the type described in Section 5.1 as the respective Subsidiary would have delivered if it were a Credit Party on the Initial Borrowing Date.

7.17         Permitted Acquisitions.  (a)  Subject to the provisions of this Section 7.17 and the requirements contained in the definition of Permitted Acquisition, Holdings, Unrestricted Subsidiaries, the Borrower and the Borrower’s Wholly-Owned Subsidiaries (other than the Unit Subsidiary) may from time to time after the Initial Borrowing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Administrative Agent at least 10 Business Days’(five (5) Business Days’ in the case of a Permitted Acquisition by Holdings or an Unrestricted Subsidiary) prior written notice of any Permitted Acquisition; (iii) the Borrower shall certify, and the Administrative Agent shall have been satisfied in its reasonable discretion that, to the best of the Borrower’s knowledge, the proposed Permitted Acquisition could not reasonably be expected to result in materially increased tax, ERISA, environmental or other liabilities with respect to Holdings, the Borrower or any of the Borrower’s Subsidiaries; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; (vi) no proceeds of Revolving Loans may be used to pay the purchase price or any other amounts related to Permitted Acquisitions (whether by direct acquisition by the Borrower or any of the Borrower’s Wholly-Owned Subsidiaries (other than the Unit Subsidiary) or by distributing cash to Holdings to enable Holdings or any of the Unrestricted Subsidiaries to make such Permitted Acquisition) except that (A) $100,000,000 in the aggregate of proceeds of Revolving Loans may be used in any fiscal year of the Borrower for such purpose (including, subject to Section 8.6, by distributing cash to Holdings for such purpose), but only if for each instance of any such use of proceeds of Revolving Loans (1) (x)  Average Excess Availability for the period of 60 consecutive days (or such lesser number of consecutive days as may have elapsed from the Effective Date) ending on (and including) the day on which such Permitted Acquisition is consummated, on a pro forma basis as if such Permitted Acquisition (and any Credit Events to occur in connection therewith) had occurred on the first day of such 60 (or lesser, as the case may be) day period, is greater than or equal to $75,000,000 and (y) Excess Availability is greater than $75,000,000 on the date of consummation of such Permitted Acquisition after giving effect to such Permitted Acquisition and any Credit Events in connection therewith and (2) the Senior Secured Leverage Ratio for the four consecutive fiscal quarter period of the Borrower (taken as one accounting period) most recently ended prior to the date of the consummation of such Permitted Acquisition for which Financial Statements were required to be delivered pursuant to Section 7.1(a) or (b), on a pro forma basis as if such Permitted Acquisition and any Credit Events in connection therewith had occurred on the first day of such period, is less than 3.50:1.00; and (B) in addition to the amount of proceeds of Revolving Loans permitted under clause (A) above, an additional $100,000,000 in the aggregate of proceeds of Revolving Loans may be used during the term of this Credit Agreement for such purpose (including, subject to Section 8.6, by distributing cash to Holdings for such purpose) so long as the Average Excess Availability and Excess Availability tests in clauses (A)(1)(x) and (y) above are satisfied therefore (except that the $75,000,000 amounts referenced in such clauses shall instead be $65,000,000 amounts); and (vii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, containing the Senior Secured Leverage Ratio calculation required by the preceding clause (vi)(A)(2) (if applicable) and setting forth (x) the aggregate amount of proceeds of Revolving Loans to be used to pay the purchase price and any other amounts related to such Permitted Acquisition, (y) the aggregate amount of proceeds of Revolving Loans used to pay the purchase price and any other amounts related to all other Permitted Acquisitions consummated since the Effective Date and (z) the aggregate amount of proceeds of Revolving Loans used to pay the purchase price and any other amounts related to all Permitted Acquisitions consummated during such fiscal year.  Notwithstanding the foregoing, no greater than $50,000,000 in the aggregate of proceeds of Revolving Loans may be used pursuant to clause (vi)(A) of the immediately preceding sentence in any fiscal year of the Borrower to pay the purchase price or any other amounts related to (x) any Permitted Acquisitions by Holdings or any Unrestricted Subsidiaries or (y) any Permitted Acquisitions by the Borrower or any of the Borrower’s Wholly-Owned Subsidiaries with respect to acquisition of assets located outside the United States and Canada or of any Person that, as a result of such acquisition, shall become a Non-Canadian Foreign Subsidiary of the Borrower.

(b)           At the time of each Permitted Acquisition (x) involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person (in each case by a Credit Party, or a Person that is required to be a Credit Party pursuant to this Credit Agreement), all capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the respective Pledge Agreement (although in the case of an acquisition of any Subsidiary or Person which, after giving effect thereto, becomes a Non-Canadian Foreign Subsidiary, if the granting of a pledge of more than 66-2/3% of the voting capital stock or voting equity interests of such Non-Canadian Foreign Subsidiary would give rise to “deemed dividend” tax consequences under Section 956 of the Code, then not more than 65% of the outstanding voting capital stock or equity interests (plus 100% of the non-voting capital stock or equity interests) shall be required to be pledged to the Collateral Agent pursuant to the relevant Pledge Agreement) and/or (y) involving the acquisition of any Units, whether directly or by the acquisition of a Subsidiary which owns such Units (but not in the event such Units are acquired by, or such acquired Subsidiary constitutes, a Non-Canadian Foreign Subsidiary), the provisions of Section 7.18 shall be complied with at the time of the consummation of the respective Permitted Acquisition.

(c)           The Borrower shall cause each Subsidiary (other than a Non-Canadian Foreign Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Section 7.16, to the satisfaction of the Administrative Agent.

7.18         Unit Subsidiary; Provisions Relating to Units; etc.  (a)  Holdings and the Borrower shall at all times cause the Unit Subsidiary to be a Wholly-Owned Domestic Subsidiary of the Borrower.  Each of Holdings and the Borrower shall take all action so that all Non-Qualified Units (other than storage containers) at any time owned or acquired by Holdings, the Borrower or any of their respective Domestic Subsidiaries (other than the Unit Subsidiary), or which are owned or acquired by any Subsidiary of Holdings (other than the Unit Subsidiary) and are located in the United States of America or any State or territories thereof, are (or have been) on or prior to the Effective Date (or, if acquired thereafter, within five Business Days after the end of the month in which such acquisition occurred) contributed as a capital contribution to the equity of the Unit Subsidiary.  As a result of the requirements of the immediately preceding sentence, all Non-Qualified Units (other than storage containers) at any time held by Holdings or the Borrower and their respective Subsidiaries (other than Units located outside the United States of America and the States and territories thereof which are owned by Foreign Subsidiaries), shall be transferred to the Unit Subsidiary, which shall be the exclusive owner thereof.

(b)           With respect to all Certificated Units at any time acquired by Holdings, the Borrower or any of their Subsidiaries after the date hereof, Holdings and the Borrower shall take, or cause to be taken, all action as is necessary so that, in any event within 30 days after any such acquisition of Certificated Units the security interest of the Collateral Agent therein is noted on the certificate of title issued with respect to the respective Unit.

7.19         Use of Proceeds.  The Borrower will use the proceeds of the Revolving Loans only as provided in Section 6.5.

7.20         Rental Equipment; Business of the Credit Parties.  (a)  All Rental Equipment owned by the U.S. Credit Parties shall at all times be held for sale or lease by the respective U.S. Credit Party that owns such Rental Equipment and such U.S. Credit Party shall at all times be in the business of selling goods of that kind.

(b)           All Rental Equipment owned by the Canadian Subsidiary Guarantors shall at all times (i) be held for sale or lease, or shall have been leased, by the respective Canadian Subsidiary Guarantor that owns such Rental Equipment or (ii) be furnished (or held to be furnished) under a contract of service.

7.21         Ownership of Rental Equipment.  All Rental Equipment (x) located in the United States or any State thereof shall at all times be owned by the Borrower or a U.S. Subsidiary Guarantor organized under the laws of a State of the United States and (y) all Rental Equipment located in Canada shall at all times be owned by a Canadian Subsidiary Guarantor organized under the laws of a Qualified Canadian Jurisdiction.

7.22         No Permitted Units Financing or Attributable Debt.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, incur or have outstanding any Indebtedness of the type described in Section 6.30.

7.23         Repayment of Senior Unsecured Notes.      Holdings and the Borrower shall cause the Senior Unsecured Notes to be repaid in full at least 90 days prior to their scheduled maturity with any or a combination of (1) proceeds from the Holdings IPO or any other equity or debt offering by Holdings not prohibited by this Credit Agreement, (2) unsecured debt permitted under Section 8.3(n) or (3) subject to satisfaction of the requirements of Section 8.13(i)(B)(3), proceeds of Revolving Loans.

ARTICLE 8

Negative Covenants

Subject to Section 1.5 and Section 11.19, each of Holdings and the Borrower hereby covenants and agrees that as of the Effective Date, and thereafter, for so long as this Credit Agreement is in effect and until the Total Commitments have terminated, no Letter of

Credit or Notes are outstanding and the Loans and Letter of Credit Obligations, together with interest, Fees, Expenses and all other Obligations then due and payable are paid in full:

8.1           Consolidation, Merger, Sale or Purchase of Assets, etc.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person or agree to do any of the foregoing at any future time pursuant to a binding agreement, except that the following shall be permitted:

(a)           (i) Capital Expenditures made by the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries (including the purchase of assets in the form of additional Rental Equipment) to the extent within the limitations set forth in Section 8.4 and (ii) Capital Expenditures made by the Borrower’s Non-Canadian Foreign Subsidiaries;

(b)           the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.5 and Dividends permitted pursuant to Section 8.6;

(c)           (i) any Domestic Subsidiary of the Borrower (excluding the Unit Subsidiary) may be merged or consolidated with or into, or be liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower (excluding the Unit Subsidiary) (so long as the Borrower or such Wholly-Owned Domestic Subsidiary of the Borrower is the surviving corporation), or all or any part of the business, properties and assets of any Domestic Subsidiary of the Borrower (excluding the Unit Subsidiary) may be conveyed, leased, sold or transferred to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower (excluding the Unit Subsidiary except as required by this Credit Agreement), (ii) any Canadian Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, any Wholly-Owned Canadian Subsidiary of the Borrower (so long as such Wholly-Owned Canadian Subsidiary is the surviving corporation), or all or any part of the business, properties and assets of any Canadian Subsidiary of the Borrower may be conveyed, leased, sold or transferred to any Wholly-Owned Canadian Subsidiary of the Borrower or to the Borrower, (iii) any Non-Canadian Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, any Non-Canadian Foreign Subsidiary that is a Wholly-Owned Subsidiary (so long as such Wholly-Owned Subsidiary is the surviving corporation), or all or any part of the business, properties and assets of any Non-Canadian Foreign Subsidiary may be conveyed, leased, sold or transferred to any Non-Canadian Foreign Subsidiary that is a Wholly-Owned Subsidiary and (iv) all or any part of the capital stock of, or the business, property and assets of, any Foreign Subsidiary of the Borrower may be transferred (by way of Dividend) to the Borrower;

(d)           the sale, lease or disposal to third parties (not Holdings or any Subsidiary thereof) in the ordinary course of business of Inventory and Rental Equipment and the purchase, lease or other acquisition from third parties (not Holdings or any Subsidiary thereof) of equipment, Inventory and Rental Equipment in the ordinary course of business;

(e)           the sale or other disposition to third parties (not Holdings or any Subsidiary thereof) of obsolete or excess equipment in the ordinary course of business;

(f)            operating leases (and other leases or subleases) of property entered into or terminated in the ordinary course of business; provided that to the extent that any such lease or sublease, as the case may be, constitutes a Capital Lease, such lease or sublease, as the case may be, shall be permitted to be entered into under this Section 8.1(f) only if also permitted to be entered into under Section 8.3(b);

(g)           sales and leases to the Borrower of Non-Qualified Units from time to time held by the Unit Subsidiary pursuant to the Master Lease Agreements, provided that in the case of any such sale the respective Non-Qualified Units are contemporaneously sold to a third party as provided in Section 8.1(d);

(h)           the sale or return of automobiles and trucks which the Borrower and its Subsidiaries customarily replace periodically with substitute automobiles and trucks in the ordinary course of business;

(i)            the Borrower or any Subsidiary may, in the ordinary course of business, enter into licensing agreements with Persons for the use of intellectual property or other intangible assets, and settlements, permissions, consents to use, and similar arrangements concerning intellectual property or other intangible assets, provided that in the case of any such agreements, settlements, permissions, consents and similar arrangements to which any Credit Party is a party, such Credit Party uses reasonable commercial efforts to procure that each such license or other agreements is permitted to be assigned pursuant to the respective Security Agreement to which such Credit Party is a party and does not otherwise prohibit the granting of Lien therein by the respective Credit Party pursuant to such Security Agreement; provided, further, that notwithstanding anything to the contrary contained in this Section 8.1, the Borrower shall be permitted to license trade names and related intellectual property pursuant to the Trade Name License Agreement;

(j)            the abandonment or other disposition of intellectual property and other property that is, in the reasonable judgment of the Person owning such intellectual property and other property, no longer economically practicable to maintain or useful in the conduct of the business of such Person;

(k)           the sale of (i) approximately 7 acres located at Jackson Road east of Route 73, Berlin, New Jersey, (ii) approximately 2 acres located at 4015 Hawkins NE, Albuquerque, New Mexico, and (iii) approximately 6.5 acres located at 1625 Western Drive, West Chicago, Illinois;

(l)            in connection with the sale of any Rental Equipment to a third party as permitted by clause (d) above, the sale of Leases and conditional sales contracts relating to such Rental Equipment, in each case, in the ordinary course of business for fair market value to third parties; provided that in no event is any such sale with any recourse to the seller of such leases and/or conditional sales contracts except for (i) usual and customary warranties in connection with the sale of the respective Rental Equipment or (ii) guaranties of the residual value of such

Leases so long as the amount of guarantees of the type described above in this clause (ii) (calculated taking the maximum potential liability thereunder) at no time outstanding exceeds $5,000,000 in the aggregate;

(m)          any Permitted Acquisitions (so long as the applicable requirements set forth in the definition of “Permitted Acquisitions” and in Section 7.17 are satisfied);

(n)           sales or other dispositions of assets to third parties (not Holdings or any Subsidiary thereof), in addition to the sales or dispositions permitted by the foregoing clauses (a) through (n), for fair market value not to exceed $5,000,000 in a fiscal year of the Borrower or $25,000,000 in the aggregate since the Effective Date; provided, however, that the Net Sale Proceeds therefrom are applied to the repayment of outstanding Loans to the extent required by Section 2.5(j);

(o)           the Credit Agreement Parties may enter into agreements to effect transactions which would result in a Change of Control on the terms and conditions set forth on Schedule XIII;

(p)           the Borrower and its Subsidiaries may make the following sales and dispositions of Rental Equipment if in the ordinary course of business: (i) if any Rental Equipment is being moved in the ordinary course of business from the United States of America or a State thereof to Canada or a Qualified Canadian Jurisdiction (for use in said jurisdiction), the Borrower or the respective Qualified Credit Party which owns such Rental Equipment may sell or transfer the respective Rental Equipment to a Canadian Subsidiary Guarantor, (ii) if any Rental Equipment is being moved in the ordinary course of business from Canada or a province thereof to the United States of America or a State thereof, the respective Canadian Subsidiary which owns such Rental Equipment may sell or transfer the respective Rental Equipment to the Borrower (which shall transfer same to the Unit Subsidiary if, and to the extent, required by Section 7.18) or the Unit Subsidiary and (iii) Non-Canadian Foreign Subsidiaries may sell or transfer assets to any other Non-Canadian Foreign Subsidiary which is a Wholly-Owned Subsidiary; and

(q)           sales or contributions of Rental Equipment by the Borrower or any Domestic Subsidiary of the Borrower to Williams Scotsman Mexico, S. de R.L. de C.V. or WS Servicios de Mexico S. de R.L. de C.V. or their respective Subsidiaries (and contributions to such entities of accounts receivable resulting from such sales or forgiveness of such accounts receivable) in an aggregate amount not to exceed $5,000,000 in any fiscal year of the Borrower.

Notwithstanding anything to the contrary contained above, (x) in no event shall Holdings or the Borrower sell or otherwise dispose, or permit any of their respective Subsidiaries to sell or otherwise dispose, of any of their interests in any Subsidiary except as expressly permitted pursuant to preceding Section 8.1(c) and Section 8.6(i), (y) in no event shall the Unit Subsidiary be merged with or into or consolidated with or into any other Person or be liquidated and (z) in no event shall the Unit Subsidiary transfer any Non-Qualified Units or any interest therein (except (i) for the sale or lease thereof pursuant to the Master Lease Agreements, provided that in the case of any such sale the respective Non-Qualified Units are contemporaneously sold to a third party pursuant to Section 8.1(d) or (ii) pursuant to Section 8.1(q)) to Holdings, the

Borrower or any of their other Subsidiaries or any other Person.  To the extent the Required Lenders waive the provisions of this Section 8.1 with respect to the sale of any Collateral, or any Collateral is sold or transferred (by dividend, contribution or otherwise) as permitted by this Section 8.1, such Collateral in each case (so long as the Collateral is not being sold or transferred to Holdings (other than cash distributed to Holdings in accordance with the terms of this Credit Agreement), the Borrower or any of the Borrower’s Domestic Subsidiaries or Canadian Subsidiaries and Section 2.5(j), to the extent applicable, is complied with as to such Collateral) shall be sold or transferred free and clear of the Liens in favor of the Collateral Agent and the Lenders created by the Collateral Documents and the Collateral Agent shall take such actions as it deems appropriate in connection therewith or may be reasonably requested by the Borrower to evidence such Lien release, in each case at the Borrower’s expense.

8.2           Liens.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to (i) the capital stock of the Borrower or any of its Subsidiaries or (ii) any property or assets of any kind (real or personal, tangible or intangible) of Holdings, the Borrower or any of their respective Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings, the Borrower or any of their respective Subsidiaries, but excluding sales of Leases and conditional sales contracts relating to Rental Equipment, in either case with residual guarantees to the extent permitted under Section 8.1(l)) or assign any right to receive income, or file or register or permit the filing or registration of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute including the PPSA (other than precautionary filings covering leases of equipment), except Liens, sales and assignments described below (herein referred to as “Permitted Liens”):

(a)           Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without penalty or that are not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established and which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(b)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law or which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, and other similar Liens arising in the ordinary course of business, and (x) which, if any such property or asset is material, do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings diligently pursued, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)           Liens created by or pursuant to this Credit Agreement or the other Credit Documents;

(d)           Liens existing on the Effective Date and listed on Schedule XIV hereto and renewals and extensions thereof so long as the principal amount of the Indebtedness secured thereby is not increased and no additional assets are encumbered thereby (“Existing Liens”);

(e)           Liens (other than any Lien imposed by or created under ERISA or any Environmental Law) incurred or deposits made in the ordinary course of business (x) in connection with liability insurance, workers’ compensation, unemployment insurance and other types of social security, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations (i) in respect of borrowed money or (ii) in respect of which a Letter of Credit has been issued), provided that the aggregate amount (in the case of this clause (y)) does not exceed $7,500,000;

(f)            leases or subleases granted to third Persons not interfering with the ordinary course of business of the Borrower or any of its Subsidiaries;

(g)           Capital Leases to the extent permitted under Section 8.3(b);

(h)           Liens (x) arising pursuant to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of property or other assets acquired by the Borrower or any Subsidiary, and any extensions, renewals or replacements of such Liens, provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100% of the purchase price of the assets being purchased and (iii) the Indebtedness secured thereby or any refinancing thereof is permitted by Section 8.3(b); or (y) existing on specific tangible assets at the time acquired by the Borrower or any Subsidiary or on assets of a Person at the time such Person first becomes a Subsidiary or was merged into the Borrower or any Subsidiary; provided that (i) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the Borrower or such Subsidiary, (ii) in the case of any such acquisition of a Person, any such Lien attaches only to specific tangible assets of such Person and not assets of such Person generally and (iii) the Indebtedness secured thereby or any refinancing thereof is permitted by Section 8.3(b);

(i)            easements, servitudes, rights-of-way, restrictions and other similar charges or encumbrances on Real Property not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(j)            Liens created under ERISA (or such other applicable law relating to Foreign Pension Plans) and under Environmental Laws that are being diligently contested in good faith and as to which adequate reserves have been established to the extent required by GAAP and secure obligations not in excess of $5,000,000 in the aggregate;

(k)           Permitted Encumbrances;

(l)            any attachment or judgment Lien securing assets with a value less than $2,000,000 not constituting an Event of Default under Section 9.1(h) that is being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP;

(m)          the leasehold interests of customers in Rental Equipment, in each case to the extent the respective lease is entered into by the Borrower or its respective Subsidiary in the ordinary course of its business and is not pursuant to a sale-leaseback or similar financing transaction;

(n)           Liens on the assets of Non-Canadian Foreign Subsidiaries securing Indebtedness outstanding under Section 8.3(i);

(o)           Liens granted by Holdings and/or the Borrower to secure the performance of, and reimbursement obligations with respect to, bid, performance, payment, surety, indemnity, or other similar bonds arising in the ordinary course of business (collectively, “Surety Bonds”) and in favor of the provider of any such Surety Bond (any such provider, a “Surety”), so long as the obligations so secured are outstanding under Section 8.3(f) and do not exceed the basket amount contained in Section 8.3(f) less the aggregate amount of all obligations secured by Liens permitted under clause (y) of Section 8.2(e); provided, that (i) such Liens shall extend only to (A) the assets, interests and other property described in Schedule XV and (ii) nothing herein shall permit Holdings, the Borrower or any of its Subsidiaries to deposit funds due or to become due under any contract for which any Surety has issued a Surety Bond into any account over which the Borrower (or the Collateral Agent) does not have unilateral control or into any trust account for the benefit of any Surety and any such action by Holdings, the Borrower or any of its Subsidiaries shall be deemed to be an immediate Event of Default; and

(p)           Liens other than those described in the preceding clauses (a) through (o) so long as neither (i) the aggregate amount of obligations at any time secured thereby, nor (ii) the aggregate fair market value of the assets subject thereto, exceeds $7,500,000 at any time.

8.3           Indebtedness.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Credit Agreement and the other Credit Documents;

(b)           Capitalized Lease Obligations and Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted by Section 8.2(h) in an aggregate amount not to exceed $15,000,000 outstanding at any time;

(c)           Existing Indebtedness (other than under the Senior Unsecured Notes or the Senior Secured Notes);

(d)           Indebtedness of the Borrower evidenced by the Senior Unsecured Notes in an aggregate principal amount not to exceed $550,000,000 (less the amount of principal repayments thereof made after the original issuance thereof), and unsecured guarantees thereof by the Subsidiary Guarantors, so long as the guarantee of the Unit Subsidiary is subordinated on the terms as provided in the Senior Unsecured Notes Indenture as in effect on the Effective Date (as defined in the Existing Credit Agreement);

(e)           (i) Indebtedness of any Qualified Credit Party or any Wholly-Owned Subsidiary of the Borrower (in each instance, other than the Unit Subsidiary) owing to another Qualified Credit Party or Wholly-Owned Subsidiary of the Borrower, in each case to the extent making such loan is permitted in Section 8.5(i) or (k), (ii) Indebtedness among Non-Canadian Foreign Subsidiaries, (iii) Indebtedness of the Borrower owing to Non-Canadian Foreign Subsidiaries arising from loans and advances made in accordance with Section 8.5(o)(ii) and (iv) Indebtedness of Non-Canadian Foreign Subsidiaries owing to the Borrower or its Subsidiaries arising from loans and advances made in accordance with Section 8.5(q);

(f)            Indebtedness of the Borrower and/or Holdings evidenced by guarantees, performance bonds and surety bonds (including reimbursement obligations relating thereto) incurred in the ordinary course of business (and not to support Indebtedness for borrowed money) for purposes of insuring the performance of the Borrower or any of its Domestic Subsidiaries or Canadian Subsidiaries in an aggregate principal amount, without duplication, not to exceed (i) $100,000,000 at any time outstanding during the fiscal year of the Borrower ending December 31, 2005, (ii) $125,000,000 at any time outstanding during the fiscal year of the Borrower ending December 31, 2006, and (iii) $150,000,000 at any time outstanding during the fiscal year of the Borrower ending December 31, 2007 and any fiscal year of the Borrower ending thereafter;

(g)           Indebtedness under Interest Rate Agreements determined in good faith by the Borrower to be related to outstanding Indebtedness permitted to remain outstanding pursuant to this Section 8.3 and which the Borrower in good faith determines are non-speculative in nature;

(h)           Indebtedness of the Borrower or any of the Borrower’s Subsidiaries incurred to refinance any outstanding Indebtedness described in Section 8.3(c), in each case so long as the principal amount of such Indebtedness outstanding of the time of the refinancing thereof is not increased as a result of any such refinancing, the weighted average maturity thereof is not decreased and no greater Liens or security interests are granted, and no additional guarantees provided, in connection therewith;

(i)            Indebtedness of Non-Canadian Foreign Subsidiaries, provided that such Indebtedness shall not be guaranteed by the Borrower, any Domestic Subsidiary or any Canadian Subsidiary or otherwise supported by any such entity (or any of its assets) in any manner;

(j)            Indebtedness of Foreign Subsidiaries under Hedge Agreements providing protection against fluctuations in currency values in connection with such Foreign Subsidiaries’ operations so long as such Foreign Subsidiary has determined that the entering into of such Hedge Agreements are bona fide hedging activities and not for speculative purposes;

(k)           Indebtedness which may exist as a result of guarantees expressly permitted under clause (ii) of the proviso to Section 8.1(l) (subject to compliance with the dollar limitations contained therein);

(l)            Indebtedness of the Credit Parties evidenced by the Senior Secured Notes and the other Senior Secured Notes Documents in an aggregate principal amount not to exceed

$150,000,000 (less the amount of any repayments of principal thereof made after the original issuance thereof), which Indebtedness may be secured by a second priority Lien on the Collateral that is subject to the terms of the Intercreditor Agreement, provided that the Unit Subsidiary’s guarantee of the Senior Secured Notes is subordinated to the Obligations on terms substantially similar to the subordination of the Unit Subsidiary’s guarantee of the Senior Unsecured Notes;

(m)          Indebtedness of the Borrower or any of the Borrower’s Subsidiaries, in addition to other Indebtedness permitted under clauses (a) through (l) above and clause (n) below, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; and

(n)           unsecured Indebtedness of the Borrower having (i) no amortization of principal, (ii) a scheduled maturity date no earlier than 5 ½ years after the Initial Borrowing Date, (iii) cash interest not to exceed 12 ½% per annum (in the case of floating rate Indebtedness, based on the interest rate as of the date of the original issuance thereof) and (iv) covenants and events of default customary for public high yield senior unsecured note offerings, the proceeds of which shall be used to prepay the Senior Secured Notes and/or the Senior Unsecured Notes or to refinance prior Indebtedness permitted under this clause (n), in each instance, as provided in Section 8.13(i)(A), (B) or (C), as appropriate, and unsecured guarantees thereof by Holdings and the Subsidiary Guarantors, provided that the Unit Subsidiary’s guarantee of any such Indebtedness is subordinated on terms substantially similar to the subordination of the Unit Subsidiary’s guarantee of the Senior Unsecured Notes.

8.4           Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Domestic Subsidiaries or Canadian Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of the Borrower set forth below, the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries may make Capital Expenditures, so long as the aggregate amount of such Capital Expenditures (less proceeds of sales of Rental Equipment in the ordinary course of business) does not exceed in any fiscal year of the Borrower set forth below the amount set forth below opposite such fiscal year:

Fiscal Year Ending	Amount
December 31, 2005	$130,000,000
December 31, 2006	$140,000,000
December 31, 2007	$150,000,000
December 31, 2008	$160,000,000
December 31, 2009	$175,000,000
December 31, 2010	$180,000,000

(b)           Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b) and after giving effect to any reduction in such permitted expenditure amount pursuant to clause (c) below) is greater than the amount of such Capital Expenditures made by the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries during such fiscal year, the lesser of (i) such excess and (ii) 50% of the applicable permitted scheduled Capital Expenditure amount for such fiscal year as set forth in such clause (a) above (such lesser amount, the “CapEx Rollover Amount”) may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year.

(c)           In addition to any amounts set forth in clause (a) or (b) above, in any fiscal year of the Borrower the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries may make Capital Expenditures in an amount equal to 20% of the amount set forth in clause (a) above for such fiscal year; provided, that (i) no Capital Expenditures were made pursuant to this clause (c) during the prior fiscal year and (ii) if Capital Expenditures are made during a fiscal year pursuant to this clause (c), then the amount of Capital Expenditures permitted for the subsequent fiscal year pursuant to clause (a) above shall be reduced by the amount of such Capital Expenditures made during such fiscal year pursuant to this clause (c).

(d)           Notwithstanding the foregoing, the Borrower and its Domestic Subsidiaries and Canadian Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a), (b) or (c)) with the insurance proceeds received by the Borrower or any of its Domestic Subsidiaries and Canadian Subsidiaries from any Casualty Loss so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid in accordance with Section 7.10.

(e)           To the extent any Capital Expenditures made pursuant to clauses (a), (b) or (c) above involve the purchase or lease of real property, such Capital Expenditures may not be made unless, to the best of the Borrower’s knowledge, such purchase or lease will not result in any material increase in the contingent liabilities (including environmental liabilities) of the Borrower or any of its Subsidiaries.

8.5           Investments.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities issued by, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date or in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing “Investment” and, collectively, “Investments”), except:

(a)           the Borrower or any of its Subsidiaries may acquire and hold accounts receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with the customary trade terms of the Borrower or its applicable Subsidiary, as the case may be;

(b)           loans and advances to employees, officers and directors in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any time outstanding shall be permitted;

(c)           subject to continued compliance with Section 7.18 and the last paragraph of Section 8.1 in the case of any Investments being made by the Unit Subsidiary, any Investment by any Qualified Subsidiary Guarantor in the Borrower or in another Qualified Subsidiary Guarantor (except that loans and advances to the Unit Subsidiary shall not be permitted);

(d)           subject to Section 8.17, Investments in cash, Cash Equivalents and, in the case of Foreign Subsidiaries, Foreign Cash Equivalents shall be permitted;

(e)           Investments by the Borrower and its Subsidiaries permitted under Section 8.1 and Capital Expenditures permitted under Section 8.4 shall be permitted;

(f)            Investments existing on the Effective Date and listed on Schedule XVI hereto, without giving effect to any additions thereto or replacements thereof, shall be permitted;

(g)           Investments which may be deemed to exist as a result of the entering into of Interest Rate Agreements to the extent permitted by Section 8.3(g);

(h)           Holdings may purchase or acquire stock or securities of or make capital contributions to the Borrower;

(i)            the Borrower and Qualified Subsidiary Guarantors may make intercompany loans and advances to each other (but loans and advances may not be made to the Unit Subsidiary), provided that in the case of any such loan or advance made pursuant to this clause (i) that is evidenced by a promissory note or other instrument, such promissory note or other instrument shall be in each case pledged pursuant to the relevant Pledge Agreement;

(j)            the Borrower, any Wholly-Owned Subsidiary of the Borrower (other than the Unit Subsidiary), Holdings or any Unrestricted Subsidiary may make Permitted Acquisitions in accordance with the terms of this Credit Agreement;

(k)           so long as no Default or Event of Default is then in existence or would exist immediately after giving effect thereto, the Borrower and its Wholly-Owned Subsidiaries may make intercompany loans and advances (but loans and advances may not be made to the Unit Subsidiary) to pay Dividends to the extent permitted by Section 8.6, provided that any such loans or advances that are made by a Non-Canadian Foreign Subsidiary to a Credit Party shall, in each case, be subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(l)            the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(m)          the Borrower and the Qualified Subsidiary Guarantors may purchase or acquire stock or securities of, or make capital contributions (but not of Eligible Accounts Receivable) to, their respective Wholly-Owned Subsidiaries which are Qualified Subsidiary Guarantors so long as any such capital contributions are made in compliance with Section 7.18 (if applicable);

(n)           the Non-Canadian Foreign Subsidiaries may purchase or acquire stock or securities of, or make capital contributions to, other Non-Canadian Foreign Subsidiaries;

(o)           the Non-Canadian Foreign Subsidiaries may make loans and advances to (i) one another and (ii) the Borrower, provided that any and all such loans and advances made pursuant to this clause (ii) are (x) in cash constituting funds repatriated by any such Non-Canadian Foreign Subsidiary to the Borrower and (y) subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(p)           Investments by Foreign Subsidiaries which may be deemed to exist as a result of the entering into of Hedge Agreements to the extent permitted by Section 8.3(j);

(q)           so long as no Default or Event of Default is then in existence or would exist immediately after giving effect thereto, the Borrower and its Subsidiaries may from time to time make cash capital contributions, or loans or advances, to any Non-Canadian Foreign Subsidiary of the Borrower so long as (x) such Non-Canadian Foreign Subsidiary uses all of the proceeds therefrom within 30 days to either (I) effect a Permitted Acquisition in accordance with Section 7.17 or (II) make Capital Expenditures and (y) the amount of all such capital contributions, loans and advances, (as expended in connection with the respective Permitted Acquisition or Capital Expenditure, as the case may be) shall (and shall be deemed to) constitute a utilization of the relevant basket amounts in Section 7.17(a)(vi) and shall, when added to all other relevant expenditures pursuant to this clause (q) and Section 7.17, not cause either of said basket amounts to be exceeded;

(r)            Investments referred to in Section 8.1(q);

(s)           loans to Holdings to the extent permitted by Sections 8.6(c), (f), (h), (j) and (k); and

(t)            any Investments in addition to those contemplated by the foregoing clauses (a) through (s), provided that all Investments made pursuant to this clause (t) shall be permitted by the Senior Unsecured Notes Documents and the Senior Secured Notes Documents and shall not exceed $20,000,000 at any time outstanding.

8.6           Dividends, etc.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of the Person paying such dividend) or return any capital to, its equityholders or authorize or make any other distribution, payment or delivery of property or cash to its equityholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration (other than consideration in the form of common stock of the Person paying such dividend), any shares of any class of its capital stock or any other of its equity interests now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares or other equity interests), or set aside any funds for any of the foregoing purposes and Holdings and the Borrower will not permit any of their respective Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of or other equity interests in Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding (or any warrants for or options or stock or similar appreciation rights issued by such Person in respect of any such shares or other equity interests) (all of the foregoing “Dividends”), except that:

(a)           any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower which owns equity interest therein;

(b)           Holdings may pay regularly scheduled Dividends on the Permitted Preferred Stock pursuant to the terms thereof solely through the issuance of additional preferred shares of such Permitted Preferred Stock;

(c)           the Borrower may pay Dividends or make loans to Holdings to enable Holdings to (i) pay reasonable and customary corporate and administrative expenses in the ordinary course (including those related to Holdings being a public company) and (ii) make payments expressly permitted pursuant to Section 8.7;

(d)           so long as the payments relate to a period for which the Borrower is a member of the same consolidated group as Holdings for federal income tax purposes, the Borrower may make payments required pursuant to the Tax Sharing Agreement as in effect on the Effective Date and delivered to the Administrative Agent pursuant to Section 5.1(m) or as amended pursuant to Section 8.13(iii);

(e)           Holdings may repurchase Holdings Common Stock or options to purchase Holdings Common Stock held by current or former directors, executives, officers, members of management or employees of Holdings, the Borrower or any of their respective Subsidiaries (or their spouses or estates), provided that no Default or Event of Default then exists or would exist immediately after giving effect thereto;

(f)            the Borrower may pay cash Dividends or make loans to Holdings for the purpose of enabling Holdings (x) to make the purchases referred to in clause (e) above, so long as all proceeds thereof are promptly used by Holdings to make such purchases and (y) to pay fees and expenses related to the Holdings IPO or any other offering of debt or equity securities by Holdings not prohibited by this Credit Agreement; provided that, in each case, no Default or Event of Default then exists or would exist immediately after giving effect thereto;

(g)           non-cash repurchases of capital stock of Holdings which may be deemed to occur upon exercise of stock options if such capital stock represents a portion of the exercise price of such options;

(h)           the Borrower may pay cash Dividends or make loans to Holdings for the purpose of enabling Holdings or any Unrestricted Subsidiary to consummate a Permitted Acquisition, provided that (1) the applicable requirements set forth in the definition of “Permitted Acquisition” and in Section 7.17 are satisfied as of the date of the making of such Dividend or loan (as if Section 1.5 were not in effect), (2) the aggregate amount of such cash Dividends and loans by the Borrower to Holdings pursuant to this clause (h) shall not exceed the aggregate amount of proceeds of Revolving Loans permitted under Section 7.17 to be used in connection with Permitted Acquisitions, except that not more than $50,000,000 of the $100,000,000 of proceeds of Revolving Loans permitted to be used in connection with Permitted Acquisitions in any fiscal year of the Borrower under Section 7.17(a)(vi)(A) (less the amount of proceeds of Revolving Loans used by the Borrower or any of its Wholly-Owned Subsidiaries under Section 7.17(a)(vi)(A) in connection with Permitted Acquisitions referred to in clause (y)

of the last sentence of Section 7.17(a)) shall be permitted to be dividended or lent by the Borrower to Holdings during such fiscal year of the Borrower, (3) all proceeds thereof are, within 30 days of the making of such Dividend or loan, used by Holdings to make such Permitted Acquisition (and if not so timely used, shall promptly be paid to the Borrower as a common stock contribution), and (4) there exists no Default or Event of Default at the time of such Dividend or loan or after giving effect thereto;

(i)            the Borrower may distribute to Holdings the capital stock of any of the Existing Non-Canadian Foreign Subsidiaries; provided that (1) all transfers of assets from the Borrower or any of its Subsidiaries to any such Existing Non-Canadian Foreign Subsidiary during the period commencing on May 16, 2005 and ending on and including the date of such Dividend are made in the ordinary course of business and consistent with historical practices, (2) neither the Borrower nor any Guarantor (other than Holdings) is (or at any time after such Dividend will be) a guarantor of or otherwise liable with respect to any Indebtedness or other obligations of any Existing Non-Canadian Foreign Subsidiary, (3) no assets of the Borrower or any Guarantor (other than in the case of Holdings, the capital stock of the applicable Existing Non-Canadian Foreign Subsidiary) secure (or at any time after such Dividend will secure) any Indebtedness of or other obligations of any of the Existing Non-Canadian Foreign Subsidiaries and (4) no Default or Event of Default exists at the time of such Dividend or will result from such Dividend;

(j)            Holdings may make repurchases of options to purchase Holdings Common Stock as disclosed in a writing delivered by the Borrower to the Administrative Agent and the Syndication Agent (and the Borrower may pay cash Dividends or make loans to Holdings for the purpose of enabling Holdings to make such repurchases so long as the proceeds thereof are promptly used by Holdings to make such repurchases), provided that (i) no Default or Event of Default exists at the time of any such Dividend, loan or repurchase or would exist immediately after giving effect thereto and (ii) the aggregate amount of such repurchases does not exceed $5,500,000; and

(k)           the Borrower may pay Dividends and make loans to Holdings for any other lawful purpose;

provided that the aggregate amount of Dividends and loans by the Borrower to Holdings pursuant to clauses (c), (f) and (k) above and of repurchases of capital stock or options by Holdings pursuant to clause (e) above shall not exceed $10,000,000 in the aggregate in any fiscal year of the Borrower; provided further that the Borrower and Holdings may make additional Dividends, loans and repurchases of capital stock or options pursuant to such clauses (c), (e), (f) and (k) so long as (1) the Consolidated Interest Coverage Ratio for the four consecutive fiscal quarter period (taken as one accounting period) of the Borrower most recently ended prior to the date of such Dividend, loan or repurchase, on a pro forma basis as if the Dividend, loan or repurchase had occurred on the first day of such period, is at least 2.00:1.00, (2) (x) Average Excess Availability for the period of 60 consecutive days (or such lesser number of consecutive days as may have elapsed from the Effective Date) ending on (and including) the day on which such Dividend, loan or repurchase is consummated, on a pro forma basis as if the Dividend, loan or repurchase (and any Credit Events to occur in connection therewith) had occurred on the first day of such 60 (or lesser, as the case may be) day period, is greater than $75,000,000 and

(y) Excess Availability is greater than $100,000,000 on the date of consummation of such Dividend, loan or repurchase after giving effect to such Dividend, loan or repurchase and any Credit Events in connection therewith, and (3) the aggregate amount of cash expended by Holdings and the Borrower pursuant to this proviso shall not exceed $25,000,000 in the aggregate during any fiscal year of the Borrower.

8.7           Transactions with Affiliates.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any transaction or series of transactions after the Effective Date, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Holdings, the Borrower or such Subsidiary as would be obtainable by Holdings, the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restrictions shall not apply to (i) payments by Holdings, the Borrower and any of their respective Subsidiaries to the Equity Investors and their respective Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case as approved by the board of directors of such Person in good faith, so long as the amount of any such fees, expenses, or other amounts paid for any such service provided shall not exceed the usual and customary fees for similar services rendered by or obtainable from Persons other than the Equity Investors and their Affiliates to such Credit Party, (ii) employment arrangements entered into in the ordinary course of business with officers, directors or similar executives of Holdings, the Borrower, and their respective Subsidiaries, (iii) customary fees paid to members of the Board of Directors of Holdings, the Borrower, and their respective Subsidiaries, (iv) subject to, in the case of the Unit Subsidiary, continued compliance with the requirements of Section 7.18 and the last paragraph of Section 8.1, transactions between the Borrower and any of its Wholly-Owned Subsidiaries or among Wholly-Owned Subsidiaries of the Borrower; (v) transactions expressly permitted pursuant to Sections 8.5 and 8.6; (vi) any issuance of securities, or other payments, benefits, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or deferred compensation plans approved by the Board of Directors of Holdings, the Borrower or the respective Subsidiary (other than the Unit Subsidiary); (vii) loans or advances to employees in the ordinary course of business in accordance with past practices of Holdings, the Borrower or its Subsidiaries (other than the Unit Subsidiary), but in any event not to exceed $2,000,000 in aggregate amount at any time outstanding (calculated without regard to any write-downs or write-offs thereof); (viii) payments pursuant to the Tax Sharing Agreement as in effect on the Effective Date or as amended pursuant to Section 8.13(iii); (ix) indemnification agreements with, and the payment of fees and indemnity to, directors, officers and employees of Holdings, the Borrower or any Subsidiary of the Borrower (other than the Unit Subsidiary) in each case in the ordinary course of business; (x) any severance, noncompetition or confidentiality agreement entered into by Holdings, the Borrower or any Subsidiary (other than the Unit Subsidiary) with its employees in the ordinary course of business; (xi) Holdings’ entrance into and, subject to continued compliance with the terms and conditions set forth herein, Holdings’ performance of its obligations under (a) the Investor Stockholders Agreement dated as of May 22, 1997 among Holdings, Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Scotsman Partners L.P., Odyssey Partners, L.P. and BT Investment Partners, Inc. (as same is amended pursuant to Amendment No. 1 thereto, dated as of September 1, 1998) and (b) the Second Amended and Restated Management Stockholders’ and Optionholders’ Agreement dated as of May 22, 1997 among Holdings,

Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Scotsman Partners, L.P., the Management Stockholders (as defined therein) and the Permitted Transferees (as defined therein) of the Management Stockholders who become parties thereto pursuant to the terms and provisions contained therein; and (xii) any transactions described on Schedule XIX attached hereto.

Notwithstanding the foregoing, Holdings and the Borrower shall not, and shall not permit their respective Subsidiaries to, enter into any agreements with any Affiliates thereof (or any officers or management of such Affiliates), or any other Person providing for management services (other than the Unit Subsidiary Management Agreement, any other Management Agreements whereby one or more Subsidiaries of the Borrower pay fees for management services solely to the Borrower and any management services agreement described on Schedule XIX attached hereto).

8.8           Changes in Business.  Holdings and the Borrower will not, and will not permit their respective Subsidiaries to, engage in any business except (i) all or any part of the business of selling and leasing storage containers, mobile offices and modular structures and related equipment or any other equipment sold or leased to a similar customer base and (ii) any business or services related, ancillary or complementary to such businesses.

8.9           Senior Secured Leverage Ratio.  The Borrower will not permit the Senior Secured Leverage Ratio for (x) any Test Period ended on or prior to December 31, 2006 to be greater than 3.75:1.00 and (y) any Test Period ended after December 31, 2006, to be greater than 3.50:1.00.

8.10         Consolidated Interest Coverage Ratio.  The Borrower will not permit the Consolidated Interest Coverage Ratio for (x) any Test Period ended prior to December 31, 2007 to be less than 1.70:1.00 and (y) any Test Period ended on or after December 31, 2007, to be less than 1.90:1.00; provided that if the Holdings IPO shall be consummated, such ratio shall become 2.00:1.00 commencing on the first day of the first fiscal quarter of the Borrower that begins not earlier than 12 calendar months after the date of the consummation of the Holdings IPO.

8.11         Utilization.  The Borrower will not permit the Utilization for any period of 13 consecutive fiscal months of the Borrower (calculated by taking the average of the Utilization for each of the 13 fiscal months in such period) ending (x) with the fiscal month most recently ended prior to the occurrence of a Trigger Event or (y) during a Trigger Event Compliance Period to be less than 73%.

8.12         Creation of Subsidiaries.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create or acquire any Subsidiaries without the written consent of the Required Lenders, except (i) as permitted in Section 7.17 and (ii) each of Holdings and the Borrower may create Non-Canadian Foreign Subsidiaries from time to time so long as (x) to the extent such Non-Canadian Foreign Subsidiary is owned by a Credit Party, the equity interests of such Non-Canadian Foreign Subsidiary is pledged to the Collateral Agent pursuant to the relevant Pledge Agreement (although if the granting of a pledge of more than 66-2/3% of the voting capital stock or voting equity interests of such Non-Canadian Foreign Subsidiary would give rise to “deemed dividend” tax consequences under Section 956 of the

Code, then not more than 65% of the outstanding voting capital stock or equity interests (plus 100% of the non-voting capital stock or equity interests) shall be required to be pledged to the Collateral Agent pursuant to the relevant Pledge Agreement) and (y) all Investments (and any other contribution) made by Holdings or any of its Subsidiaries in or to any such Non-Canadian Foreign Subsidiary are permitted under Section 8.5.

8.13         Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Governing Documents, Preferred Stock and Certain Other Agreements; etc.  Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to:

(i)            make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), exchange or purchase, redeem or acquire for value (whether as a result of a Change of Control, the consummation of asset sales or otherwise) any Senior Unsecured Note, any Senior Secured Note or any Indebtedness permitted in Section 8.3(n), except that (A) the Borrower may make (and give any notice in respect of) one or more voluntary prepayments, redemptions or acquisitions for value of Senior Secured Notes up to and including the full outstanding amount thereof; provided that, (1)(x) Average Excess Availability for the period of 60 consecutive days (or such lesser number of consecutive days as may have elapsed from the Effective Date) ending on (and including) the day on which each such prepayment, redemption or acquisition, as the case may be, of Senior Secured Notes is made, on a pro forma basis as if such prepayment, redemption or acquisition, as the case may be, (and any Credit Events to occur in connection therewith) had occurred on the first day of such 60 (or lesser, as the case may be) day period, is greater than or equal to $75,000,000 (it being agreed that the requirement in this clause (x) shall not be applicable if such prepayment, redemption or acquisition, as the case may be, is made solely from proceeds of the Holdings IPO and/or unsecured debt permitted under Section 8.3(n)) and (y) Excess Availability is greater than $75,000,000 on the date of each such prepayment, redemption or acquisition, as the case may be, after giving effect to such prepayment, redemption or acquisition, as the case may be, and any Credit Events in connection therewith, (2) with respect to each prepayment, redemption or acquisition of Senior Secured Notes that results in the prepayment, redemption and/or acquisition for value on or after the Effective Date of an aggregate amount greater than $75,001,000 of Senior Secured Notes, the Senior Secured Leverage Ratio for the four consecutive fiscal quarter period of the Borrower (taken as one accounting period) most recently ended prior to the date of such prepayment, redemption or acquisition, as the case may be, on a pro forma basis as if such prepayment, redemption or acquisition, as the case may be, had occurred on the first day of such period, is less than 3.25:1.00 (3.50:1.00 if such prepayment, redemption or acquisition is made upon or within 60 days following the consummation of the Holdings IPO) and (3) no Default or Event of Default exists at the time of such prepayment, redemption or acquisition, as the case may be, or will result from such prepayment, redemption or acquisition, as the case may be, (B) the Borrower may (and in any event shall) refinance the Senior Unsecured Notes in full at least 90 days prior to their scheduled maturity date with any or a combination of (1) proceeds from the Holdings IPO or any other equity or debt offering by Holdings not prohibited by this

Credit Agreement, (2) unsecured debt permitted under Section 8.3(n) or (3) proceeds of Revolving Loans (provided that if proceeds of Revolving Loans are used, (x) Average Excess Availability for the period of 60 consecutive days (or such lesser number of consecutive days as may have elapsed from the Effective Date) ending on (and including) the day on which such refinancing is consummated, on a pro forma basis as if such refinancing (and any Credit Events to occur in connection therewith) had occurred on the first day of such 60 (or lesser, as the case may be) day period, is greater than or equal to $75,000,000, (y) Excess Availability is greater than $75,000,000 on the date of such refinancing after giving effect to such refinancing and any Credit Events in connection therewith and (z) no Default or Event of Default exists at the time of such refinancing or would result therefrom) and (C) the Borrower may refinance any Indebtedness permitted under Section 8.3(n) with other Indebtedness permitted under Section 8.3(n) or any other equity or debt offering by Holdings not prohibited by this Credit Agreement; provided that (x) Average Excess Availability for the period of 60 consecutive days (or such lesser number of consecutive days as may have elapsed from the Effective Date) ending on (and including) the day on which such refinancing is consummated, on a pro forma basis as if such refinancing (and any Credit Events to occur in connection therewith) had occurred on the first day of such 60 (or lesser, as the case may be) day period, is greater than or equal to $75,000,000, (y) Excess Availability is greater than $75,000,000 on the date of such refinancing after giving effect to such refinancing and any Credit Events in connection therewith and (z) no Default or Event of Default exists at the time of such refinancing or would result therefrom;

(ii)           amend or modify, or permit the amendment or modification of, any provision of any Senior Unsecured Notes Document, any Senior Secured Notes Document or any indenture, note or other documentation governing or otherwise relating to any Indebtedness permitted under Section 8.3(n), except any amendment or modification which is not adverse to the Lenders in any respect (it being understood and agreed that (i) the Borrower may, in connection with a tender for the redemption or acquisition for value of, or exercise of a call with respect to, Senior Secured Notes or Senior Unsecured Notes permitted under clause (i) above, amend the Senior Secured Notes Documents or the Senior Unsecured Notes Documents, as the case may be, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Administrative Agent, to remove covenants contained in such documents and (ii) with respect to each of the Senior Unsecured Notes Documents, the Senior Secured Notes Documents and the documentation governing or otherwise relating to any Indebtedness permitted under Section 8.3(n), in no event shall any amendment be permitted which relates to the Unit Subsidiary’s guaranty of the Senior Unsecured Notes, the Senior Secured Notes or such other Indebtedness, as the case may be, or the subordination provisions applicable thereto);

(iii)          amend, modify or change in any way adverse to the interests of the Lenders, any Tax Sharing Agreement, any Management Agreement, the Master Lease Agreements, the Unit Subsidiary Management Agreement, the Trade Name License Agreement, any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation) or any agreement entered into by it, with respect to its capital stock (including any Shareholders’ Agreement), or enter into any new Tax Sharing Agreement, Management Agreement or agreement with respect to its capital stock which could in any way be adverse to the interests of the Lenders in their capacity as such; or

(iv)          amend, modify or change in any way adverse to the Lenders any preferred stock (or any certificates of designation relating thereto).

8.14         Issuance of Stock.  (a) prior to the Holdings IPO, Holdings shall not issue any shares of capital stock after the Effective Date, other than (i) shares of Holdings Common Stock to the extent not resulting in a Change of Control, (ii) shares of Permitted Preferred Stock on terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Administrative Agent and the Required Lenders, and (iii) shares of Permitted Preferred Stock paid as pay-in-kind Dividends on the Permitted Preferred Stock and (b) neither Holdings nor the Borrower will permit any of their respective Subsidiaries directly or indirectly to, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity securities (or warrants, rights or options to acquire shares or other equity securities) of such Subsidiary to any Person other than Holdings (but only in the case of equity interests in Foreign Subsidiaries not constituting Canadian Subsidiaries), and, in the case of any Subsidiary of the Borrower, the Borrower or a Wholly-Owned Subsidiary of the Borrower, except, (x) to the extent permitted by Sections 7.3, 7.17, 8.1(c), 8.2 and 8.5 and (y) for the issuance of directors’ qualifying shares to the extent required by applicable law.

8.15         Limitation on Restrictions Affecting Subsidiaries.  Each of Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of the Borrower or any Subsidiary of Holdings or the Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to Holdings, the Borrower or any of their respective Subsidiaries, (b) make loans or advances to Holdings, the Borrower or any of their respective Subsidiaries, (c) transfer any of its properties or assets to Holdings, the Borrower or any of their respective Subsidiaries or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Credit Agreement and the other Credit Documents, (iii) Indebtedness permitted pursuant to Sections 8.3(c), (d), (h), (i) (as to the relevant Non-Canadian Foreign Subsidiary only), (l) and (n), (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any of their respective Subsidiaries, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Holdings, the Borrower or any of their respective Subsidiaries, (vi) any agreement relating to Indebtedness incurred by a Subsidiary of the Borrower prior to the date on which such Subsidiary was acquired by the Borrower and outstanding on such acquisition date, (vii) the extension or continuation of contractual obligations in existence on the date hereof, provided that any such encumbrances or restrictions contained in such continuation are no less favorable to the Lenders, than those encumbrances and restrictions under or pursuant to the contractual obligations continued hereby, (viii) restrictions imposed under the agreements relating to Indebtedness permitted under Section 8.3(b), provided that such restrictions apply only to the property securing such Indebtedness as permitted hereunder and (ix) restrictions imposed on the transfer of rights under contracts related to sales of Leases or conditional sales made pursuant to

Section 8.1(l) so long as any guarantees of such Leases do not exceed the dollar limitations contained in clause (ii) of the proviso contained in such Section 8.1(l).

8.16         No Additional Bank Accounts.  The Borrower will not, and will not permit any of its Domestic Subsidiaries or Canadian Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings, any other deposit accounts or any other accounts at any bank or other financial institution where money or any other assets is or may be deposited or maintained with any Person, other than (A) in the case of the Credit Agreement Parties and their respective Domestic Subsidiaries (i) the Concentration Account, the Collection Accounts, the Disbursement Account, any cash collateral account established pursuant to Section 2.5(g) and the accounts set forth on Schedule XVII and (ii) local accounts in the ordinary course of business and in compliance with Section 8.17, it being understood that in no event shall Holdings, the Borrower or any of their respective Domestic Subsidiaries be permitted to direct any payments on behalf of any Accounts or Leases or any other Collateral to such local accounts, (B) in the case of any Canadian Subsidiary, in an account subject to a Canadian Bank Control Agreement and (C) in the case of a Domestic Subsidiary or Canadian Subsidiary of the Borrower acquired by the Borrower after the Effective Date pursuant to a Permitted Acquisition, accounts of such Subsidiary so long as within 120 days of the consummation of such Permitted Acquisition, such Subsidiary is in compliance with this Section 8.16 without giving effect to this clause (C).

8.17         No Excess Cash.  (a)  The Borrower will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, maintain in the aggregate in all of the checking, savings or other accounts (other than the Disbursement Accounts, the Collection Accounts, the Concentration Account, the payroll accounts and the Deferred Compensation Program Investment Account set forth on Schedule XVII) of the Borrower and its Domestic Subsidiaries total cash balances and investments (including Investments in Cash Equivalents) in excess of $500,000 at any time during which any Revolving Loans are outstanding hereunder.

(b)           Holdings and the Borrower will not permit their respective Canadian Subsidiaries to maintain in the aggregate in all of the checking, savings or other accounts of such Canadian Subsidiaries total cash balances and investments (including Investments in Cash Equivalents and Foreign Cash Equivalents) in excess of $10,000,000 for fifteen or more consecutive days at any time during which Revolving Loans are outstanding hereunder.

8.18         Account Terms.  The Borrower shall, and shall cause each of its Subsidiaries to, promptly pay when due, or in conformity with customary trade terms consistent with past practices, all of their trade accounts payable, except for late payment in the ordinary course of business, the lateness of which payment, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.19         Permitted Preferred Stock.  At all times prior to the Maturity Date and thereafter until the payment in full in cash of all Obligations then due and payable hereunder and under the other Credit Documents, the Borrower shall pay Dividends on the Permitted Preferred Stock only in additional shares of Permitted Preferred Stock.

8.20         Unit Subsidiary.  Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, in no event shall (i) the Unit Subsidiary be liquidated and/or dissolved, (ii) the Unit Subsidiary be merged or consolidated with or into Holdings, the Borrower or any of their respective other Subsidiaries or any other Person, (iii) the Unit Subsidiary become a “Guarantor” as opposed to a “Subordinated Guarantor” under the Senior Unsecured Notes Indenture or the Senior Secured Notes Indenture or (iv) the Borrower permit the “Subordinated Guaranty” of the Unit Subsidiary contained in the Senior Unsecured Notes Indenture or the Senior Secured Notes Indenture to be released.

8.21         Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization etc.  Neither Holdings, the Borrower nor any Subsidiary Guarantor shall change its legal name, its type of organization, its status as a registered organization (in the case of a registered organization), its jurisdiction of organization, its Location, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Collateral Documents and so long as same do not involve (x) a registered organization ceasing to constitute same or (y) Holdings, the Borrower or any Subsidiary Guarantor changing its jurisdiction of organization or location from the United States or a State thereof to a jurisdiction of organization or location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 15 days’ prior written notice of each change to the information listed on Schedule XI (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule XI which shall correct all information contained therein for Holdings, the Borrower or the respective Subsidiary Guarantor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby pursuant to the Collateral Documents at all times fully perfected and in full force and effect.

ARTICLE 9

Events of Default and Remedies

9.1           Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on any Loans or any drawings under Letters of Credit which have not been reimbursed by the Borrower (including through the incurrence of Revolving Loans), or (iii) default, and such default shall continue for five or more days after written demand therefor by the Administrative Agent, in the payment when due of any Fees, Expenses or any other amounts owing hereunder or under any other Credit Document; or

(b)           Representations, etc.  Any representation or warranty made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c)           Covenants.  Holdings or the Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1(e), 7.1(g), 7.1(h), 7.1(j)(iii), 7.1(j)(iv), 7.1(m), 7.3, 7.4, 7.8, 7.12, 7.17, 7.18, 7.20, 7.23, 11.19 or Article 8, (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.14 (with respect to the Unit Subsidiary) and such default shall continue unremedied for a period of at least 10 days, or (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1(a), 9.1(b) or clause (i) or (ii) of this Section 9.1(c)) contained in this Credit Agreement or the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or

(d)           Default Under Other Agreements.  (i) Holdings, the Borrower or any of their respective Subsidiaries (other than any Unrestricted Subsidiaries) shall (x) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness of Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) shall be declared by the holders thereof or a representative therefor to be due and payable prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this Section 9.1 unless the aggregate principal amount of all such Indebtedness referred to in clauses (i) and/or (ii) above exceeds $10,000,000; or

(e)           Bankruptcy, etc.  Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary), and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary); or Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or such Subsidiary; or there is commenced against Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary), any such proceeding which remains undismissed for a period of 60 days; or Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) suffers any appointment of any custodian, receiver, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) for the purpose of effecting any of the foregoing; or

(f)            ERISA.  (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof after the Effective Date under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan subject to Title IV of ERISA shall have an Unfunded Current Liability, a material contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or any other applicable continuation of coverage laws) or Plans or Foreign Pension Plans; (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) such Lien, security interest or liability, individually, and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(g)           Collateral Documents.  Any Collateral Document shall cease to be in full force and effect (except in accordance with the terms thereof), or shall cease to give the Collateral Agent on behalf of the Lenders the perfected Liens, rights, powers, priorities or privileges purported to be created thereby in favor of the Collateral Agent, any Credit Party shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Collateral Document and such default shall continue unremedied for a period of at least 30 days after notice to the Borrower by the Administrative Agent or the Required Lenders; or

(h)           Judgments.  One or more judgments or decrees shall be entered against Holdings, the Borrower or any of their respective Subsidiaries (other than an Unrestricted Subsidiary) involving liability of $5,000,000 or more in the aggregate for all such judgments or decrees (in each case, to the extent not paid or covered by insurance provided by a carrier that has acknowledged coverage) and all such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within 60 days from the entry thereof; or

(i)            Change of Control.  A Change of Control shall occur; or

(j)            Guaranty.  Any Guaranty shall cease to be in full force and effect (except in accordance with the terms thereof), or any Guarantor shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto or any Guarantor shall deny or disaffirm any of its obligations thereunder and such default, denial or disaffirmation shall continue unremedied for a period of at least 30 days after notice to the Borrower by the Administrative Agent or the Required Lenders; or

(k)           Intercreditor Agreement.  The Intercreditor Agreement or any material provision thereof shall cease to be in full force and effect except in accordance with the terms thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and shall upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Credit Agreement (provided that, if an Event of Default specified in Section 9.1(e) shall occur with respect to the Borrower or the Unit Subsidiary, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitments terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any accrued and unpaid Unused Line Fee shall forthwith become due and payable without any other notice of any kind and declare the principal of and any accrued interest in respect of all Loans and all other Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (ii) direct the Collateral Agent to enforce any or all of the Liens and security interests created pursuant to the Collateral Documents; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(e) in respect of the Borrower, it will pay) to the Administrative Agent at its Payment Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations in respect of Letter of Credit then outstanding equal to 105% of the aggregate of all Letters of Credit Obligations.

If a Default or an Event of Default resulting from the failure of any of the Credit Parties to comply with the covenant contained in Section 8.9, 8.10 or 8.11 occurs during a Trigger Event Compliance Period, the termination of such Trigger Event Compliance Period shall not result in, or otherwise constitute, the cure or waiver of such Default or Event of Default.

ARTICLE 10

The Agents

10.1         Appointment.  (a)  Each Lender hereby designates BofA as Administrative Agent (for purposes of this Section 10, the term “Administrative Agent” shall include BofA as Collateral Agent under the Collateral Documents), in each case to act as specified herein and in the other Credit Documents.  Each Lender hereby appoints DBTCA as Syndication Agent, in each case to act as specified herein and in the other Credit Documents.  Each Lender hereby appoints Citicorp USA, Inc., Wells Fargo Bank, N.A. and Lehman Commercial Paper Inc. as Co-Documentation Agents, in each case to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note or participation in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Credit Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Each Agent may perform any of its duties herein by or through its respective officers, directors, agents, employees or affiliates.  Subject to the various Credit Documents, the Collateral Agent shall hold all Collateral and the Administrative Agent shall hold all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders to be distributed as provided herein and therein.  Each Agent may perform any of its duties hereunder by or through its agents or employees.

(b)           The provisions of this Article 10 are solely for the benefit of the Agents and the Lenders, and neither Holdings, the Borrower nor any of their respective Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.9 and 10.10(c)).  In performing its functions and duties under this Credit Agreement, each Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.

10.2         Nature of Duties.  No Agent shall have any duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents.  No Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or thereunder or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct.  The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Credit Agreement or any of the other Credit Documents a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Credit Agreement or any of the other Credit Documents except as expressly set forth herein or therein.

10.3         Lack of Reliance on the Agents.  (a)  Independently and without reliance upon any Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Holdings, the Borrower and their respective Subsidiaries in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings, the Borrower and their respective Subsidiaries, and, except as expressly provided in this Credit Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loans or at any time or times thereafter.

(b)           No Agent shall be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or any of the other Credit Documents (or for the validity, perfection or priority of any Liens purported to be created or granted pursuant thereto) or the financial or other condition of Holdings, the Borrower or any of their respective Subsidiaries. No Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any of the other Credit Documents, or the financial condition of Holdings, the Borrower or any of their respective Subsidiaries, or the existence or possible existence of any Default or Event of Default.

10.4         Certain Rights of the Agents.  Each Agent shall have the right to request instructions from the Required Lenders at any time.  If any Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement or any of the other Credit Documents, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders and such Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.5         Reliance by the Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Each Agent may consult with legal counsel (including counsel for Holdings and the Borrower with respect to matters concerning Holdings, the Borrower and their respective Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.6         Indemnification.  To the extent that any Agent is not reimbursed and indemnified by Holdings or the Borrower, each Lender will reimburse and indemnify such Agent and any affiliate thereof, in proportion to its percentage voting interest as in effect from time to time for purposes of determining the Required Lenders (for this purpose, determined as if there were no Defaulting Lenders and, from and after any date upon which all Obligations have been paid in full, with such determinations to be made immediately prior to giving effect to such repayment in full), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against such Agent and any affiliate thereof in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Credit Agreement or any other Credit Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and unappealable decision).  The agreements contained in this Section shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations.

10.7         Each Agent in its Individual Capacity.  With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, and its participation in Letters of Credit issued hereunder, each Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Revolving Notes”, “holders of Term Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Each Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or Borrower or any Affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings, the Borrower or an Affiliate thereof for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

10.8         Holders of Notes.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.9         Resignation by the Agents; Successor Agents; etc.  (a)  The Administrative Agent may, upon five Business Days’ notice to the Lenders and the Borrower, resign at any time (effective upon the appointment of a successor Administrative Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, upon five days’ notice and written approval by the Borrower (which approval shall not be unreasonably withheld or be required at any time while an Event of Default exists), to appoint a successor Administrative Agent.  If no successor Administrative Agent (i) shall have been so appointed by the Required Lenders, and (ii) shall have accepted such appointment, within thirty days after the retiring Administrative Agent’s giving of notice of resignation, then, upon five days’ notice, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative

Agent.  In the event that no successor Administrative Agent is appointed pursuant to the foregoing provisions, the Administrative Agent’s resignation shall become effective on the date which is forty-five days after the retiring Administrative Agent’s giving of notice of resignation, and the Required Lenders shall perform the duties of the Administrative Agent hereunder.

(b)           The Syndication Agent and each Co-Documentation Agent may, upon five Business Days’ notice to the Borrower, the Administrative Agent and the Lenders, resign at any time (effective upon the fifth Business Day after the giving of such notice).

(c)           Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement and the other Credit Documents.

(d)           After any retiring Agent’s resignation hereunder as such, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

10.10       Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Credit Agreement or any of the Collateral Documents, and the exercise by the Required Lenders, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, upon the direction of the Administrative Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitments and payment and satisfaction of all of the Obligations arising under or in respect of this Credit Agreement and the other Credit Documents, (ii) constituting property being sold or disposed of if the Credit Party disposing of such property certifies to the Administrative Agent and the Collateral Agent that the sale or disposition is made in compliance with Section 8.1 (and the Agents may rely conclusively on any such certification, without further inquiry), (iii) constituting property in which no Credit Party owned any interest at the time the Lien was granted or at any time thereafter or (iv) constituting property leased to a Credit Party under a lease that has expired or been terminated in a transaction permitted under this Agreement.  The Collateral Agent may, in its discretion with the prior written authorization of the Administrative Agent, release its Liens on Collateral valued in the aggregate not in excess of $2,000,000 during each Fiscal Year without the prior written authorization of any Lender.  Upon request by the

Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10.

(c)           Upon any sale and transfer (by dividend, contribution or otherwise) of Collateral which is permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders, or all of the Lenders, as applicable, and upon at least five (5) Business Days’ (or such shorter period as is acceptable to the Collateral Agent) prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents upon the Collateral that was sold or transferred; provided that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse, representation or warranty, (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Holdings, the Borrower or any of their respective Subsidiaries in respect of) all interests retained by Holdings, the Borrower or any of their respective Subsidiaries, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral and (iii) the Collateral Agent shall not be required to release any Lien in Collateral sold or transferred by Holdings, the Borrower or any of their respective Subsidiaries to any other of Holdings, the Borrower or any of their respective Subsidiaries except for cash and cash equivalents distributed to Holdings in accordance with the terms of this Credit Agreement and Collateral transferred to an Unrestricted Subsidiary in accordance with the terms of this Credit Agreement.  In the event of any foreclosure or similar enforcement action with respect to any of the Collateral, the Collateral Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by Holdings, the Borrower or any of their respective Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or in any other Credit Document or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.11       Co-Collateral Agents; Separate Collateral Agents.  (a)  If at any time or times it shall be necessary or, in the judgment of the Collateral Agent, desirable, then the Collateral Agent shall be entitled to appoint one or more separate collateral agents, sub-collateral agents or co-collateral agents, and in such case the Collateral Agent, the Borrower and each of the other Credit Parties having an interest in the Collateral with respect to which such separate or sub-collateral agent or co-collateral agent is to act shall execute and deliver all instruments and agreements necessary or proper to constitute another bank, trust company or other entity, or one or more individuals approved by the Collateral Agent, either to act as co-collateral agent or co-collateral agents jointly with the Collateral Agent originally named herein or any successor or successors, or to act as a separate or sub-collateral agent or agents of the Collateral Agent and the Secured Creditors in respect of any or all of the Collateral.  If the Borrower and each of the other Credit Parties having an interest in the Collateral with respect to which such separate or sub-collateral agent or co-collateral agent is to act shall not have joined in the execution of such instruments or agreements within 10 days after the receipt of a written request from the Collateral Agent so to do, or if a Default or an Event of Default shall be continuing, the Collateral Agent may act under the foregoing provisions of this Section 10.11 without the concurrence of the Borrower or any other Credit Party, and the Borrower and each of the other Credit Parties hereby irrevocably appoint the Collateral Agent as their agent and attorney to act for them under the foregoing provisions of this Section 10.11 in either of such contingencies.

(b)           Every separate or sub-collateral agent (and all references herein to a “separate collateral agent” shall be deemed to refer also to a “sub-collateral agent” or a “collateral sub-agent”) and every co-collateral agent, other than any collateral agent which may be appointed as successor to any Collateral Agent, shall, to the extent permitted by applicable law, be appointed and act and be such, subject to the following provisions and conditions, namely:

(i)            all rights, remedies, powers, duties and obligations conferred upon, reserved to or imposed upon the Collateral Agent hereunder shall be conferred, reserved or imposed and exercised or performed by the Collateral Agent and such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents, jointly or severally, as shall be provided in the instrument appointing such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents, except to the extent that, under any law of any jurisdiction in which any particular act or acts are to be performed, the Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, remedies, powers, duties and obligations shall be exercised and performed by such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents;

(ii)           no power given hereby to, or which it is provided hereby may be exercised by, any such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents shall be exercised hereunder by such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents except (subject to applicable law) jointly with, or with the consent or at the direction in writing of, the Collateral Agent;

(iii)          all provisions of this Credit Agreement and any relevant Collateral Document relating to the Collateral Agent or to releases of Collateral shall apply to any such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents;

(iv)          no collateral agent constituted under this Section 10.11 shall be personally liable by reason of any act or omission of any other separate or co-collateral agent or the Collateral Agent hereunder; and

(v)           the Collateral Agent at any time by an instrument in writing, executed by it, may accept the resignation of any such separate collateral agent or co-collateral agent and the Collateral Agent or the Required Lenders may individually or jointly remove any such separate collateral agent or co-collateral agent, and in that case, by an instrument in writing executed by the Collateral Agent or the Required Lenders, as the case may be, and the Collateral Agent or the Required Lenders, as the case may be, may appoint a successor to such separate collateral agent or co-collateral agent, as the case may be, anything herein contained to the contrary notwithstanding.  If the Borrower and each of the other Credit Parties shall not have joined in the execution of any such instrument within 10 days after the receipt of a written request from the Collateral Agent so to do, or if a Default or an Event of Default shall be continuing, the Collateral Agent shall have the power to accept the resignation of or remove any such separate collateral agent or co-collateral agent and to appoint a successor to such separate collateral agent or co-collateral agent, as the case may be, and to execute any such instrument without the concurrence of the Borrower or any other Credit Party, and the Borrower and each of the other Credit Parties hereby irrevocably appoint the Collateral Agent their agent and attorney to act for them in such connection in either of such contingencies. If the Collateral Agent shall have appointed a separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents as above provided, the Collateral Agent may at any time, by an instrument in writing, accept the resignation of or remove any such separate collateral agent or co-collateral agent, the successor to any such separate collateral agent or co-collateral agent to be appointed by the Borrower and each of the other Credit Parties and the Collateral Agent, or by the Collateral Agent alone, as hereinabove provided in this Section 10.11.

(c)           Without limiting the foregoing, each of the parties to this Credit Agreement (and each other Credit Party) hereby agrees to the appointment of each of DBTCA and BTCC, as sub-collateral agent of the Collateral Agent, for the purposes set forth in Section 10.15 of the U.S. Security Agreement.

10.12       Actions with Respect to Defaults.  In addition to the Administrative Agent’s right to take actions on its own accord as permitted under this Credit Agreement, the Administrative Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders; provided that, (i) until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders and (ii) the Administrative Agent shall not be required to take any action as shall be directed by the Required Lenders if doing so would be contrary to any Credit Document or applicable law or would expose the Administrative Agent to liability.

10.13       Delivery of Information.  No Agent shall be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by such Agent from Holdings, the Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

10.14       The Syndication Agent and the Co-Documentation Agents.  Notwithstanding any other provision of this Credit Agreement or any provision of any other Credit Document, the Syndication Agent and each Co-Documentation Agent is named as such for recognition purposes only, and in their respective capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Credit Agreement or the other Credit Documents or the transactions contemplated hereby and thereby.  Without limitation of the foregoing, the Syndication Agent shall not, and none of the Co-Documentation Agents shall, solely by reason of this Credit Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE 11

Miscellaneous

11.1         Submission to Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Credit Agreement or any of the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the Courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as applicable, at its address set forth in Section 11.5 or at such other address for such Persons which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)           to the extent permitted by law, waives the right to assert any setoff, counterclaim or cross-claim in respect of, and all statutes of limitations which may be relevant to, such action or proceeding (other than compulsory counterclaims), provided that nothing in this clause (e) shall preclude a separate action asserting any such claims; and

(f)            waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment.

11.2         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

11.3         Governing Law.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS CREDIT AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS).

11.4         Delays: Partial Exercise of Remedies.  No delay or omission of any Agent, the Issuing Lender or the Lenders to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by any Agent, the Issuing Lender or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

11.5         Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the address set forth in the definition of “Payment Office” contained in this Credit Agreement; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Credit Party shall not be effective until received by the Administrative Agent or such Credit Party.

11.6         Benefit of Agreement.  (a)  This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto, provided that neither Holdings nor the Borrower may assign or transfer any of its interests or obligations hereunder, without the prior written consent of the Lenders and provided further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.6, provided that (i) nothing in this Section 11.6 shall prevent or prohibit any Lender from pledging its rights under this Credit Agreement and/or its Loans and/or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and (ii) with prior notification to the Administrative Agent and the Borrower (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to its trustee or such collateral agent, as the case may be.  No pledge pursuant to the last proviso in the immediately preceding sentence shall release the transferor Lender from any of its obligations hereunder.

(b)           Each Lender shall have the right to transfer, assign or grant participations in all or any part of its remaining rights and obligations hereunder on the basis set forth below in this clause (b).

(A)          Assignments.  Each Lender may assign pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit Q-1 hereto (an “Assignment and Assumption Agreement”) all or a portion of its rights and obligations hereunder pursuant to this clause (b)(A) to (x)(i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company, (ii) one or more Lenders or (iii) any fund that invests in bank loans and is managed or advised by the same investment advisor of a Lender or by an Affiliate of such investment advisor or (y) one or more other Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), provided that any assignments of Revolving Credit Commitments pursuant to clause (x) above shall require the consent of each Issuing Lender, which consents shall not be unreasonably withheld or delayed; provided further that any assignments pursuant to clause (y) above shall be not less than $1,000,000 in the case of such Lender’s Term Loan or $5,000,000 in the case of such Lender’s Revolving Credit Commitment (or, in each case, if less, the entire amount of the assigning Lender’s Commitments and outstanding Loans at such time), and shall require the consents of (i) the Administrative Agent, (ii) in connection with any assignment of all or any portion of Total Revolving Credit Commitments, each Issuing Lender and (iii) when no Default under Section 9.1(a) or 9.1(e) then exists and no Event of Default then exists, the Borrower, each of which consents shall not be unreasonably withheld or delayed.  Any assignment to another Lender pursuant to this clause (b)(A) will become effective upon the payment to the Administrative Agent by either the assigning or the assignee Lender of a nonrefundable assignment fee of $3,500 (provided that (i) no such fee shall be payable in the event of assignments from any Lender to a fund that invests in loans and is managed or advised by the same investment advisor as such assigning Lender (or by an Affiliate of such investment advisor) and (ii) contemporaneous assignments by a Lender to two or more Eligible Transferees that are funds that invest in loans which are managed or advised by the same investment advisor (or an Affiliate thereof) shall be treated as one assignment for the purposes of the aforementioned assignment fee) and the recording by the Administrative Agent of such assignment, and the resultant effects thereof on the Loans and Commitments of the assigning Lender and the assignee Lender, in a register maintained by the Administrative Agent as agent of the Borrower for this purpose (the “Register”), the Administrative Agent hereby agreeing to effect such recordation no later than five Business Days after its receipt of a written notification by the assigning Lender and the assignee Lender of the proposed assignment.  Assignments pursuant to clause (b)(A) will only be effective if the Administrative Agent shall have received a written notice in the form of Exhibit Q-2 hereto from the assigning Lender and the assignee.  No later than five Business Days after its receipt of such written notice, the Administrative Agent will record such assignment, and the resultant effects thereof on the Loans and Commitments of the assigning Lender, in the Register, at which time such assignment shall become effective.  Notwithstanding the foregoing, the Administrative Agent may, but shall not be required to, record any assignment in the Register on or after the date on which any proposed amendment, modification or supplement in respect of this Credit Agreement has been circulated to the Lenders for approval until the earlier of (x) the effectiveness of such amendment, modification or supplement in accordance with Section 11.10 or (y) 30 days following the date on which such proposed amendment, modification or supplement was circulated to the Lenders.  Upon the effectiveness of any assignment pursuant to clause (b)(A)(y), (x) the assignee will become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents with the Loans and a Commitment as so recorded by the Administrative Agent in the Register, and to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder with respect to the portion of its Commitment being assigned and (y) the Borrower shall issue new Notes (in exchange for the Note or Notes of the assigning Lender) to the assigning Lender (to the extent such Lender’s Commitments and outstanding Loans are not reduced to zero as a result of such assignment) and to the assignee Lender, in each case to the extent requested by the assigning Lender or assignee Lender, as the case may be, to the extent needed to reflect the revised Commitments and outstanding Loans of such Lenders.  The Administrative Agent will (x) notify the Issuing Lender with respect to outstanding Letters of Credit within 5 Business Days of the effectiveness of any assignment hereunder and (y) prepare on the last Business Day of each calendar quarter during which an assignment has become effective pursuant to this clause (b)(A) a new Schedule I giving effect to all such assignments effected during such quarter and will promptly provide same to the Borrower and each of the Lenders.  To the extent that an assignment of all or any portion of a Lender’s rights and obligations hereunder would, at the time of such assignment, result in increased payment obligations under Section 2.9, 4.5 or 4.11 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased amounts (although the Borrower shall be obligated to pay any other increased amounts of the type described above resulting from changes after the date of the respective assignment).  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.6 other than those resulting from the Administrative Agent’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and unappealable decision).  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time during normal business hours of the Administrative Agent upon reasonable prior notice.

(B)           Participations.  Each Lender may transfer, grant or assign participations in all or any part of such Lender’s interests and obligations hereunder pursuant to this clause (b)(B) to any Eligible Transferee, provided that (i) such Lender shall remain a “Lender” for all purposes of this Credit Agreement and the transferee of such participation shall not constitute a Lender hereunder, (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any of the Loans or the Commitments in which such participant is participating (it being understood that a waiver of a mandatory reduction in the Total Commitments or the waiver of the application of any prepayment to the Loans shall not constitute the extension of the final scheduled maturity of any Loan or Commitment), (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or Fees or postpone the payment or reduce the amount thereof or (z) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  In the case of any such participation, the participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Sections 2.9 (to the extent that such participant complies with such Section, including clause (b) thereof, as if it were a Lender), 2.10, 4.5 and 4.11 on the same basis as if it were a Lender to the extent that the Lender granting such participation would be entitled to such benefit if the participation had not been made.  In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 11.7 of this Credit Agreement.

(c)           Notwithstanding any other provisions of this Section 11.6, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(d)           (I) If any Lender becomes a Defaulting Lender, (II) upon the occurrence of any event giving rise to the operation of Section 2.9, 4.3(c)(ii) or 4.11 with respect to such Lender (and not other Lenders generally) or (III) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 11.10(a), the Borrower shall have the right, with the consents of the Administrative Agent and each Issuing Lender (which consents shall not be unreasonably withheld), if no Default or Event of Default then exists to replace such Lender (the “Replaced Lender”), either in whole or, if such Lender is both a Revolving Credit Lender and a Term Loan Lender, with respect to its Revolving Credit Commitment (and related Obligations) only or its Term Loan Outstandings only, in each case at the option of the Borrower, with one or more Eligible Transferees (collectively, the “Replacement Lender”), provided that (i) at the time of any replacement pursuant to this Section 11.6(d), the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.6(b)(A) (and with all fees payable pursuant to said Section 11.6(b)(A) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire (x) the Revolving Credit Commitment and related outstanding Revolving Loans of, and participations in Letters of Credit by, the Replaced Lender, in instances where a Revolving Credit Lender is being replaced, and (y) the outstanding Term Loans of the Replaced Lender, in instances where a Term Loan Lender is being replaced and, in each case in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender (or the Revolving Loans or Term Loans, as the case may be, of the Replaced Lender if only such Loans are being acquired pursuant to the respective replacement), (B) in the case of any replacement of a Revolving Credit Lender, an amount equal to all drawings under Letters of Credit that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, (C) an amount equal to the increased costs incurred by the Borrower and owing to the Replaced Lender (or, if the respective Replaced Lender is both a Revolving Credit Lender and a Term Loan Lender, and is only being replaced with respect to a single such Tranche, the respective increased costs owing with respect thereto) pursuant to Sections 2.9 and 4.11 and (D) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (or, if the respective Replaced Lender is both a Revolving Credit Lender and a Term Loan Lender, and is only being replaced with respect to a single such Tranche, the Fees owing with respect to such Tranche) pursuant to Article 4 and (y) in the case of any replacement of a Revolving Credit Lender, the Issuing Lender the amount of all unreimbursed drawings under Letters of Credit attributable to such Replaced Lender and (ii) all obligations of the Borrower owing to the Replaced Lender (other than (x) those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid and (y) if the respective Replaced Lender is both a Revolving Credit Lender and a Term Loan Lender and is only being replaced with respect to a single such Tranche, obligations relating to the Tranche with respect to which such Lender is not being replaced) shall be paid in full by the Borrower to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective Assignment and Assumption Agreements and the payment of amounts referred to in clauses (i) and (ii) above the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder (unless such Lender was both a Revolving Credit Lender and a Term Loan Lender hereunder, and was only replaced with respect to a single such Tranche), except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such Replaced Lender.  In no event may the Borrower replace a Lender which is also an Issuing Lender or whose Affiliate is an Issuing Lender or replace any such Lender as a Revolving Credit Lender unless (x) all Letters of Credit issued by such Lender and its Affiliates have expired or have been terminated or canceled and such Lender and/or Affiliate, as the case may be, shall have been reimbursed for all payments made by it under the Letters of Credit issued by it or (y) such Lender and/or Affiliate, as the case may be, shall have been indemnified in a manner satisfactory to it for any outstanding Letters of Credit issued by it and other obligations, absolute or contingent, with respect to Letters of Credit issued by it.

(e)           Each Lender party to this Credit Agreement on the Effective Date hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by the preceding clause (b)(A) will upon its becoming party to this Credit Agreement represent, that it is an Eligible Transferee which makes or acquires loans in the ordinary course of its business and that it will make or acquire the Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) through (d), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

11.7         Confidentiality.  Subject to Section 11.6, the Lenders shall hold all non-public information obtained pursuant to the requirements of this Credit Agreement which has been identified as such by Holdings or the Borrower in accordance with such Lenders’ customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its Affiliates, employees, auditors, advisors, or counsel in connection with the evaluation or administration of the Loans or as reasonably required by any bona fide actual or potential transferee or participant in connection with the contemplated transfer of any Loans or participation therein, or by any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such transferee or participant, or such contractual counterparty or professional advisor, as the case may be, agrees to be bound by the provisions of this Section 11.7), or as required in connection with the exercise of remedies under any of the Credit Documents, or as required in connection with any litigation or proceeding (including, without limitation, bankruptcy proceeding) to which any Lender or any of its Affiliates may be a party, or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall use its reasonable best efforts (in accordance with customary banking procedures) to notify Holdings or the Borrower of any disclosure in connection with any litigation or proceeding, other than any litigation or proceeding against any Credit Party, or any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further, that in no event shall any Lender be obligated or required to return any materials furnished by Holdings, the Borrower, any of their respective Subsidiaries or any Equity Investor.

11.8         Indemnification.  (a)  Each of Holdings and the Borrower shall, jointly and severally, and hereby agrees to jointly and severally, indemnify, defend and hold harmless each Agent, the Issuing Lender and each of the Lenders and their respective Affiliates, directors, officers, agents and employees (the “Indemnitees”) from and against (x) any and all losses, claims, damages, Taxes, liabilities or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of the respective Indemnitee (as determined by a court of competent jurisdiction in a final and unappealable decision)) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement, any of the other Credit Documents or any of the transactions contemplated hereby or thereby, (ii) the issuance of Letters of Credit, (iii) any actual or proposed use by the Borrower of the proceeds of any Loans or (iv) the Agents’ or the Lenders’ entering into this Credit Agreement, any of the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in any settlement agreed to by Holdings or the Borrower, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing (whether or not such lender is a party thereto) and (y) any such losses, claims (including Environmental Claims), damages, liabilities, deficiencies, judgments, fees and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) or expenses incurred in connection with any removal, remedial or other action under any Environmental Laws taken by the Borrower, any of its Subsidiaries or any of the Lenders (except to the extent resulting from the gross negligence or willful misconduct of the respective Indemnitee (as determined by a court of competent jurisdiction in a final and unappealable decision)) or in connection with compliance by Holdings, the Borrower or any of their respective Subsidiaries, or any of their respective properties, with any Environmental Laws or in connection with the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries.

(b)           If and to the extent that any of the Obligations of either Holdings or the Borrower under this Section 11.8 are unenforceable for any reason, each of Holdings and the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law.  Each of Holdings’ and the Borrower’s Obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.

(c)           In addition, each of Holdings and the Borrower shall, upon demand, pay to each Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by such Agent or such Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) in collecting the Loans, (iii) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

11.9         Entire Agreement; Successors and Assigns.  This Credit Agreement and the other Credit Documents constitute the entire agreement among Holdings, the Borrower, the Administrative Agent and the Lenders, and supersedes any prior agreements among them (other than the Fee Letter, which remains in effect), and shall bind and benefit Holdings, the Borrower, the Administrative Agent and the Lenders and their respective successors and permitted assigns.

11.10       Amendment or Waiver.  (a)  Subject to the provisions of following clause (c), neither this Credit Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations owed to such Lender being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note (it being understood that any waiver of the application of any prepayment or the method of application of any prepayment to the Loans or Notes or any mandatory reduction to the commitments shall not constitute an extension of the final maturity date of such Loan or Note) or extend the stated expiration date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest on any Loan or Note or of Fees (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount of any Loan or Note (it being understood that any amendment or modification to the financial definitions in this Credit Agreement, other than any amendment or modification to the amounts or percentages in the pricing grid or the level of the Consolidated Leverage Ratio, in either instance, contained in the Applicable Margin definition, or to Section 1.2 shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 11.10 (except for technical amendments with respect to additional extensions of credit permitted in this Credit Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Credit Commitments on the Effective Date), (iv) reduce the respective percentage specified in the definition of Required Lenders or Aggregate Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Credit Agreement may be included in the determination of the Required Lenders or the Aggregate Supermajority Lenders, as the case may be, on substantially the same basis as the extensions of Term Loans and Revolving Credit Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Issuing Lender, amend, modify or waive any provision of Article 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Article 10 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Lenders of each Tranche in the case of an amendment to the definition of Majority Lenders), amend the definition of Majority Lenders or alter the required application of any prepayments or repayments (or commitment reductions), as between the various Tranches, pursuant to Section 2.5 (although the Required Lenders may (i) waive in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application as amongst the various Tranches of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (ii) agree to inclusion of additional extensions of credit made after the Initial Borrowing Date (and not pursuant to commitments as in effect on the Initial Borrowing Date) on substantially the same basis as other similar extensions of credit, pursuant to Section 2.5), or (6) without the consent of the Aggregate Supermajority Lenders (i) increase any percentage specified in the definition of Adjusted Net Book Value Percentage or specified in Section 2.2(a)(ii)(B), in any such case above the respective percentage set forth in such definition or such Section, as the case may be, on the Effective Date, (ii) increase the sum of the aggregate principal amount of outstanding Term Loans plus the Total Revolving Credit Commitments to an amount in excess of $800,000,000 or (iii) release any Subsidiary Guarantor from its respective Subsidiaries Guaranty (except as expressly provided in Section 8.1(c) or in the respective Subsidiaries Guaranty).

(b)           If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Credit Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 11.10(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 11.6(d) so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the respective Tranche or Tranches of outstanding Loans of such Lender giving rise to such non-consenting Lender’s right to consent to such proposed change, waiver, discharge or termination, provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.10(a).

(c)           Notwithstanding anything to the contrary contained above in this Section 11.10, (x) additional Subsidiaries may become parties to the various Credit Documents as contemplated herein and therein (which shall not require the approval of any other Credit Parties or Lenders) and (y) amendments and modifications to the Collateral Documents in connection with the provision of any Incremental Revolving Credit Commitments by Incremental Revolving Credit Lenders may be made as contemplated in Section 2.1(e)(ii) (with the consent of the Administrative Agent and/or the Collateral Agent, as appropriate).

11.11       Nonliability of Administrative Agent, Collateral Agent and Lenders.  The relationship between Holdings, the Borrower and their respective Subsidiaries, on the one hand, and the Lenders, the Administrative Agent and the Collateral Agent, on the other hand, shall be solely that of debtors and creditors.  None of the Administrative Agent, the Collateral Agent or any Lender shall have any fiduciary responsibilities to Holdings, the Borrower, or any of their respective Subsidiaries.  None of the Administrative Agent, the Collateral Agent or any Lender undertakes any responsibility to Holdings, the Borrower, or any of their respective Subsidiaries to review or inform Holdings, the Borrower, or any of their respective Subsidiaries of any matter in connection with any phase of the business or operations of Holdings, the Borrower, or any of their respective Subsidiaries.

11.12       Independent Nature of Lenders’ Rights.  The amounts payable at any time hereunder to each Lender under such Lender’s Note or Notes shall be a separate and independent debt.

11.13       Counterparts.  This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

11.14       Effectiveness.  This Credit Agreement shall become effective on the date (the “Effective Date”) on which (i) Holdings, the Borrower, the Lenders and the Administrative Agent shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to the Administrative Agent and (ii) the conditions contained in Sections 5.1 and 5.2 are met to the satisfaction of the Administrative Agent and the Required Lenders.  Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Sections 5.1 and 5.2 have not been met, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

11.15       Headings Descriptive.  The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.16       Maximum Rate.  Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Administrative Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Administrative Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate.  If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower.  All sums paid or agreed to be paid to the Administrative Agent or any

Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Administrative Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness.  The terms and provisions of this Section 11.16 shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Administrative Agent and the Lenders.

11.17       Right of Setoff.  In addition to and not in limitation of all rights of offset that any Lender or the Issuing Lender may have under applicable law, each Lender and the Issuing Lender shall, upon the occurrence of any Event of Default and whether or not such Lender or such Issuing Lender has made any demand or the Obligations of any Credit Party are matured, have the right, upon prior notice to Holdings or the Borrower, to appropriate and apply to the payment of the Obligations of Holdings or the Borrower or any of their respective Subsidiaries all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other Indebtedness or property then or thereafter owing by such Lender or such Issuing Lender, including, without limitation, any and all amounts in the Concentration Account or the Disbursement Account. Each Lender or the Issuing Lender exercising such rights shall notify the Administrative Agent thereof and any amount received as a result of the exercise of such rights shall be reallocated among the Lenders and the Issuing Lender as set forth in Section 2.10 hereof; provided, however, that failure of the Borrower to receive such notice shall not impair any Lender’s or the Issuing Lender’s rights hereunder.

11.18       Other Credit Documents.  The Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into or otherwise become bound by the various Credit Documents (or amendments thereto) attached as exhibits to this Credit Agreement on their behalf.

11.19       Certain Provisions Regarding Perfection of Security Interests.  (a)  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Credit Documents, the Lenders acknowledge and agree that, except to the extent that further actions are required to be taken in accordance with the terms of Section 7.13 of this Credit Agreement, (i) with respect to Non-Certificated Units from time to time held by the Unit Subsidiary, certificates of title have not been issued with respect thereto and, accordingly, no notation of a security interest has been made under the titling statutes of any State in connection therewith and (ii) with respect to Units from time to time leased to customers, “fixture filings” will not be made under the provisions of the UCC or the PPSA (or other applicable law) as in effect in the relevant jurisdiction, both because of the administrative difficulty of ascertaining whether any such Unit is or becomes a fixture and the inability of the Borrower and its Subsidiaries to provide the relevant information which would be required to make such filings.  Notwithstanding the penultimate sentence of Section 7.13, if the Borrower or any of its Subsidiaries becomes aware that a Certificate of Title is required to be issued with respect to any Non-Certificated Unit under applicable law, the Borrower shall take all steps as may be necessary so that a certificate of title is issued with respect thereto, on which the security interest of the Collateral Agent is noted.  Furthermore, in the event the Administrative Agent or the Required Lenders reasonably believes that Certificates of Title may be required to be issued in connection with Non-Certificated Units located in any jurisdiction, the Borrower shall promptly

(and in any event within 30 days after its receipt of the respective request) following a request by the Administrative Agent or the Required Lenders, cause special counsel or special counsels designated by it (who shall be reasonably acceptable to the Administrative Agent or the Required Lenders) to issue, with respect to the laws of a requested jurisdiction or jurisdictions, an opinion in form reasonably satisfactory to the Administrative Agent and the Required Lenders as to whether Certificates of Title are required to be issued with respect to any Non-Certificated Units under the laws of such jurisdiction or jurisdictions and, whether based thereon or upon the advice of their own counsel, if at any time the Administrative Agent or the Required Lenders inform the Borrower that they in good faith believe that Certificates of Title are required to be issued with respect to any Non-Certificated Unit under applicable law and further request that the actions described in this sentence be taken, then the Borrower shall take all steps as may be necessary so that, within 90 days from the date of the respective request, a certificate of title is issued with respect thereto, on which the security interest of the Collateral Agent is noted; provided that unless an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders shall not, in any event, request an opinion with respect to any one jurisdiction more than once in a calendar year.  So long as Sections 7.18(a) and 8.12 of this Credit Agreement are complied with, the provisions of this Credit Agreement and the other Credit Documents shall be deemed modified to the extent necessary to permit the foregoing (and so that no violation of this Credit Agreement or the other Credit Documents exists or shall exist as a result of the actions permitted to be taken (or not taken) in accordance with the provisions of preceding clauses (i) and (ii) of the first sentence of this Section 11.19 unless and until (and then to the extent) required to be taken in accordance with the two preceding sentences) (including, without limitation, all conditions precedent, representations, warranties, covenants and other agreements herein and therein).

(b)           Automobiles and Trucks.  The Borrower and its Subsidiaries were not required to take steps necessary to perfect the security interests purported to be created by the Security Agreements in automobiles and trucks.  The Collateral Agent or the Required Lenders at any time may, but shall not be required to, request that the Borrower and/or of the Subsidiary Guarantors take any and all actions with respect to such automobiles and/or trucks necessary to create a first priority perfected lien of the Collateral Agent on any automobiles or trucks pledged pursuant to the relevant Security Agreements.

(c)           All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the provisions set forth in preceding clause (b) (and to permit the taking of the actions to the extent required pursuant to such clause rather than as otherwise provided in the Credit Documents); provided, that (x) to the extent any representation and warranty would not be true because such actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with clause (b) of this Section 11.19 and (y) all representation and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by clause (b) of this Section 11.19 have been taken (or were required to be taken).

11.20       Limitation of Liability.  NO CLAIM MAY BE MADE BY ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON PARTY HERETO AGAINST ANY AGENT, ANY LENDER OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH PARTY HERETO WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.21       Acknowledgements Regarding Security Bond Obligations.  For greater certainty, and without limiting the powers of the Collateral Agent hereunder or under any of the other Credit Documents, the Borrower hereby acknowledges that the Collateral Agent shall, for purposes of holding any security interest granted by any Credit Party in any of its property or assets pursuant to the laws of the Province of Quebec to secure obligations of such Credit Party under any debenture or bond (any such obligations, “Security Bond Obligations”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec, as amended) for each Secured Creditor and in particular for all present and future holders of any debenture or bond (the Secured Creditors and any such holders, collectively, the “Secured Creditor Grantors”).  Each Security Creditor Grantor hereby constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec, as amended) in order to hold security granted by any Credit Party in the Province of Quebec to secure Security Bond Obligations.  Each assignee of any Secured Creditor Grantor shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) upon becoming a Lender under this Credit Agreement as contemplated in Section 11.6(b)(A) and/or by receiving the benefits of the Collateral Documents.  Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), the Collateral Agent may acquire and be the holder of any debenture or bond.  The Borrower hereby acknowledges that such debenture or bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec, as amended.

11.22       PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender and the Administrative Agent, as the case may be, to identify the Credit Parties in accordance with the PATRIOT Act.

11.23       Amendment and Restatement.  (a)  This Credit Agreement is an amendment and restatement of the Existing Credit Agreement and does not constitute a novation of the Existing Credit Agreement. All “Obligations” under the Existing Credit Agreement (to the extent not paid on or prior to the Effective Date), and all security interests, Liens, and collateral assignments granted to the Administrative Agent (as defined in the Existing Credit Agreement) or the Collateral Agent (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any of the other “Credit Documents” defined therein, hereby are renewed and continued in full force and effect, and hereafter shall be governed by this Credit Agreement or, to the extent appropriate, such other Credit Document as further amended or modified from time to time.  All existing “Credit Documents” previously executed in connection with the Existing Credit Agreement shall continue in full force and effect, except to the extent such agreement is amended, restated or replaced in connection with this Credit Agreement, and any and all references therein to the Existing Credit Agreement (regardless of terminology) shall refer to and mean this Credit Agreement.  Without limiting the foregoing, the Credit Agreement Parties acknowledge and agree that any and all obligations of BofA, DBTCA and the other lenders under the Existing Credit Agreement (by virtue of the Bank Assignment Agreement or otherwise) are governed by the terms of this Credit Agreement (as an amendment and restatement in its entirety of the Existing Credit Agreement).

(b)           The Borrower and Holdings acknowledge and agree that as of the close of business on June 27, 2005, the aggregate amount of Revolving Outstandings under and as defined in the Existing Credit Agreement (excluding the undrawn amount of the Existing Letters of Credit) is $141,770,606.13, and the aggregate amount of Term Loan Outstandings under and as defined in the Existing Credit Agreement is $205,776,241.50.  As of the date hereof, none of the Credit Parties or any of their respective Affiliates has offset rights, counterclaims or defenses of any kind against any of their obligations, indebtedness or liabilities under the Existing Credit Agreement.  As of the date hereof immediately prior to the amendment and restatement of the Existing Credit Agreement contemplated herein, there exists no Default or Event of Default under and as defined in the Existing Credit Agreement.

ARTICLE 12

Holdings Secured Guaranty

12.1         The Holdings Secured Guaranty.  In order to induce the Agents, each Issuing Lender and the Lenders to enter into this Credit Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Hedge Agreements, and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Hedge Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows:  Holdings hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations of the Borrower to the Guaranteed Creditors.  If any or all of the Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, together with any and all reasonable expenses which may be incurred by the Agents and the other Guaranteed Creditors in collecting any of the Obligations.  This guaranty constitutes a guaranty of payment and not of collection, and applies to all Obligations of the Borrower arising in connection with this Credit Agreement and the other Credit Documents, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such Guaranteed Obligations are from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such Guaranteed Obligations may be or hereafter become barred by any statute of limitations, and whether or not such Guaranteed Obligations may be or hereafter become otherwise unenforceable.

12.2         Bankruptcy.  Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all Guaranteed Obligations of the Borrower to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 9.1(e), and unconditionally and irrevocably promises to pay all such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

12.3         Nature of Liability.  The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of any of the Guaranteed Obligations of the Borrower whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which such Guaranteed Creditors repay to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

12.4         Independent Obligation.  The obligations of Holdings hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions.  Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to Holdings.

12.5         Authorization.  Holdings authorizes each Guaranteed Creditor without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           subject to the prior agreement of the Borrower (to the extent required by the Credit Agreement), change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Holdings Secured Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of any of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, any of the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of Holdings or the Borrower remain unpaid; and/or

(g)           consent to or waive any breach of, or any act, omission or default under, this Credit Agreement or any of the instruments or agreements referred to herein, or, with the agreement of the Borrower, amend, modify or supplement this Credit Agreement or any of such other instruments or agreements.

12.6         Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.7         Subordination.  Any obligations of the Borrower now or hereafter owing to Holdings are hereby subordinated in right of payment to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; provided that payment may be made by the Borrower on any such obligations owing to Holdings so long as the same is not prohibited by this Credit Agreement; and provided further, that if the Administrative Agent so requests at a time when an Event of Default exists, all such obligations of the Borrower to Holdings shall be collected, enforced and received by Holdings as trustee for the Guaranteed Creditors and be paid over to the Guaranteed Creditors on account of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Secured Guaranty.  Prior to the transfer by Holdings of any note or negotiable instrument evidencing any obligations of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any claim or right of subrogation which it may at any time otherwise have as a result of this Holdings Secured Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full.

12.8         Waiver.  (a)  Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any such Guaranteed Creditor’s power whatsoever.  Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations.  Subject to the terms of the Credit Documents, any of the Guaranteed Creditors may, at its or their election, foreclose on any security held by any Agent, any Issuing Lender, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy any of the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid.  Holdings waives, to the fullest extent permitted by law, any defense arising out of any such election by any of the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

(b)           Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Secured Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that no Guaranteed Creditor shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

12.9         Limitation on Enforcement.  The Guaranteed Creditors agree that this Holdings Secured Guaranty may be enforced only by the action of the Administrative Agent, in each case acting upon the instructions of the Required Lenders, and that no other Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Holdings Secured Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Guaranteed Creditors upon the terms of this Credit Agreement.  The Guaranteed Creditors further agree that this Holdings Secured Guaranty may not be enforced against any Affiliate, director, officer, employee or stockholder of Holdings.

*              *              *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Credit Agreement as of the date first above written.

Address:
8211 Town Center Drive	WILLIAMS SCOTSMAN INTERNATIONAL,
Baltimore, Maryland 21236	INC. (f/k/a Scotsman Holdings, Inc.)
Attention: John Ross
Telephone: (410) 931-6000
Facsimile: (410) 931-6117	By:	/s/ Robert C. Singer
Title: Executive Vice President and Chief Financial Officer

Address:	WILLIAMS SCOTSMAN, INC.
8211 Town Center Drive
Baltimore, Maryland 21236
Attention: John Ross	By:	/s/ Robert C. Singer
Telephone: (410) 931-6000	Title: Executive Vice President and Chief Financial Officer
Facsimile: (410) 931-6117

BANK OF AMERICA, N.A., Individually and as Administrative Agent

	By:	/s/ Kevin W. Corcoran
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Syndication Agent

	By:	/s/ Mark E. Funk
Title: Managing Director

	By:	/s/ Frank Fazio
Title: Director

CITICORP USA, INC., Individually and as Co-Documentation Agent

By:	/s/ Sebastien Delasnerie
Title: Vice President

WELLS FARGO BANK, N.A., Individually and as Co-Documentation Agent

By:	/s/ Reginald Goldsmith
Title: Vice President

LEHMAN COMMERCIAL PAPER INC., Individually and as Co-Documentation Agent

By:	/s/ Ritnam Bhalla
Title: Authorized Signatory

WACHOVIA BANK, N.A.

By:	/s/ James O'Connell
Title: Associate

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Julianne Low
Title: Assistant Vice President

GMAC COMMERCIAL FINANCE LLC

By:	/s/ Robert McIntyre
Title: Director

MERRILL LYNCH CAPITAL, a division of
Merrill Lynch Business Financial Services Inc.

By:	/s/ Richard Holston
Title: Vice President

GE CAPITAL CORPORATION

By:	/s/ Wafa Shalabi
Title: Duly Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ Marc H. Lauri
Title: Vice President

NATIONAL CITY BUSINESS CREDIT, INC.

By:	/s/ Jason Hanes
Title: Senior Associate

HSBC BUSINESS CREDIT (USA) INC.

By:	/s/ Dan Bueno
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ James P. Sierakowski
Title: Vice President

LASALLE BUSINESS CREDIT, LLC

By:	/s/ Wayne D. Hillock
Title: Senior Vice President

TEXTRON FINANCIAL CORPORATION

By:	/s/ Ralph J. Infante
Title: Senior Vice President

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Frank Amodio
Title: Vice President—Credit

UPS CAPITAL CORPORATION

By:	/s/ Michael Tobin
Title: Senior Vice President

SUNTRUST BANK

By:	/s/ Benjamin Emmons
Title: Managing Director

WEBSTER BUSINESS CREDIT CORPORATION

By:	/s/ Gordon Massave
Title: Assistant Vice President

SANDY SPRING BANK

By:	/s/ Roy S. Lewis
Title: Vice President

CIBC, INC.

By:	/s/ Jonathan Rabinowitz
Title: Executive Director CIBC World Markets Corp. as Agent

FIRST DOMINION FUNDING I

By:	/s/ David H. Lerner
Title: Authorized Signatory

FIRST DOMINION FUNDING II

By:	/s/ David H. Lerner
Title: Authorized Signatory

FIRST DOMINION FUNDING III

By:	/s/ David H. Lerner
Title: Authorized Signatory